   As filed with the Securities and Exchange Commission on January 11, 2002

                                                     Registration No. 333-73454
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                                AMENDMENT NO. 2

                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                            HEWLETT-PACKARD COMPANY
            (Exact Name of Registrant as Specified in Its Charter)

                               -----------------

          Delaware                      3570                   94-1081436
      (State or Other       (Primary Standard Industrial    (I.R.S. Employer
      Jurisdiction of       Classification Code Number)  Identification Number)
      Incorporation or
       Organization)

                               -----------------

                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               -----------------

                              Carleton S. Fiorina
               Chairman of the Board and Chief Executive Officer
                            HEWLETT-PACKARD COMPANY
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

                                  Copies to:

  Ann O. Baskins, Esq.         Larry W. Sonsini, Esq.         Michael D. Capellas     Thomas C. Siekman, Esq.
Charles N. Charnas, Esq.       Martin W. Korman, Esq.      Chairman of the Board and   Linda S. Auwers, Esq.
 Melanie D. Vinson, Esq.      Robert D. Sanchez, Esq.       Chief Executive Officer  James P. Shaughnessy, Esq.
Matthew L. Jacobson, Esq. WILSON SONSINI GOODRICH & ROSATI      COMPAQ COMPUTER           COMPAQ COMPUTER
 HEWLETT-PACKARD COMPANY      PROFESSIONAL CORPORATION            CORPORATION               CORPORATION
   3000 Hanover Street           650 Page Mill Road              20555 SH 249               20555 SH 249
  Palo Alto, California     Palo Alto, California 94304      Houston, Texas 77070       Houston, Texas 77070
          94304                    (650) 493-9300               (281) 514-8705             (281) 514-8705
     (650) 857-1501

  Roger S. Aaron, Esq.      Kenton J. King, Esq.
 SKADDEN, ARPS, SLATE,     Celeste E. Greene, Esq.
   MEAGHER & FLOM LLP       SKADDEN, ARPS, SLATE,
   Four Times Square         MEAGHER & FLOM LLP
New York, New York 10036    525 University Avenue
     (212) 735-3000              Suite 1100
                         Palo Alto, California 94301
                               (650) 470-4500


                               -----------------

   Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------



   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this joint proxy statement/prospectus is not complete and may be changed. HP may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated January 11, 2002


[LOGO OF HEWLETT-PACKARD]
                                                                [LOGO OF COMPAQ]

                       JOINT PROXY STATEMENT/PROSPECTUS


                    MERGER PROPOSAL--YOUR VOTE IS IMPORTANT


                 PLEASE COMPLETE AND RETURN THE ENCLOSED WHITE


             PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE


   Hewlett-Packard Company and Compaq Computer Corporation have agreed to combine their businesses under the terms of an Agreement and Plan of Reorganization, which we refer to as the merger agreement, that is described in this joint proxy statement/prospectus.


   Upon completion of the merger, holders of Compaq common stock will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock they then hold. HP shareowners will continue to own their existing shares of HP common stock after the merger. The shares of HP common stock issued in exchange for shares of Compaq common stock in connection with the merger will represent approximately % of the outstanding shares of HP common stock immediately following the completion of the merger, based on the
number of shares of HP and Compaq common stock outstanding on     , 2002. HP
common stock is listed on the New York Stock Exchange and the Pacific Exchange
under the trading symbol "HWP." On      , 2002, HP common stock closed at $
per share on the New York Stock Exchange composite transactions tape.



   In order for HP and Compaq to complete the merger, HP shareowners must approve the issuance of shares of HP common stock in connection with the merger and Compaq shareowners must approve and adopt the merger agreement and approve the merger.



   Each of HP and Compaq will hold a special meeting of shareowners to obtain these approvals. The date, times and places of the special meetings are as follows:



                 For HP shareowners:      For Compaq shareowners:
                    , 2002 at        .m.       , 2002 at       .m.
                      local time                 local time



   The HP board of directors recommends that HP shareowners vote "FOR" the proposal to approve the issuance of shares of HP common stock in connection with the merger by signing and dating the enclosed WHITE proxy card or voting instruction card and returning it in the pre-addressed envelope provided.



   The HP board of directors urges HP shareowners to discard any green proxy or voting instruction cards sent to you by a dissident group which is soliciting proxies against the proposal to approve the issuance of shares of HP common stock in connection with the merger. If you have previously signed a green proxy or voting instruction card sent by the dissident group, the HP board of directors urges you to sign, date and return the enclosed WHITE proxy card or voting instruction card, which will revoke any earlier dated proxy or voting instruction cards sent by the dissident group which you may have signed.



   The Compaq board of directors recommends that Compaq shareowners vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger by executing the enclosed WHITE proxy card or voting instruction card and returning it in the pre-addressed envelope provided or, in most cases, voting by telephone or Internet.



   Whether or not you plan to attend your special meeting, we encourage you to read this joint proxy statement/prospectus, which includes important information about the merger and your special meeting. In addition, the section entitled "Risk Factors" beginning on page 20 of this joint proxy statement/prospectus contains a description of risks that you should consider.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of HP common stock to be issued in connection with the merger or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   This joint proxy statement/prospectus is dated      , 2002 and is first
being mailed to shareowners of each of HP and Compaq on or about      , 2002.

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501

                   NOTICE OF SPECIAL MEETING OF SHAREOWNERS


Time and Date                 .m., local time, on          , 2002.


Place


Item of Business              To consider and vote upon a proposal to approve
                              the issuance of shares of Hewlett-Packard Company common stock in connection with a merger of Heloise Merger Corporation with and into Compaq
                              Computer Corporation, as contemplated by the Agreement and Plan of Reorganization among HP,
                              Heloise Merger Corporation and Compaq.





Adjournments and
  Postponements               Any action on the item of business described
                              above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.



Record Date                   You are entitled to vote only if you were a
                              holder of HP common stock at the close of
                              business on        , 2002.



Meeting Admission             Two cut-out admission tickets to the special
                              meeting are included with this joint proxy
                              statement/prospectus. Please contact the
                              corporate secretary of HP at HP's principal
                              executive offices if you would like additional
                              admission tickets for joint holders. The special
                              meeting will begin promptly at      .m. A photo
                              identification will also be required for admission.



Voting Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read this joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the WHITE proxy card or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled "The Special Meeting of HP Shareowners" beginning on page 33 of this joint proxy statement/prospectus.


                                          By Order of the Board of Directors,



, 2002                                    Ann O. Baskins

Palo Alto, California                     Vice President, General Counsel and
                                            Secretary

                          Compaq Computer Corporation
                            20555 State Highway 249
                             Houston, Texas 77070
                                (281) 370-0670

                  NOTICE OF A SPECIAL MEETING OF SHAREOWNERS


Time and Date                 .m., local time, on           , 2002.


Place

Items of Business             (1) To consider and vote upon a proposal to
                                  approve and adopt the Agreement and Plan of Reorganization among Hewlett-Packard Company, Heloise Merger Corporation and Compaq Computer Corporation, and approve the merger contemplated by the Agreement and Plan of Reorganization.

                              (2) To consider such other business as may
                                  properly come before the special meeting or any adjournment or postponement of the special meeting.

Adjournments and
  Postponements               Any action on the items of business described
                              above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.


Record Date                   You are entitled to vote only if you were a
                              Compaq shareowner at the close of business on
                                   , 2002.



Voting Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read this joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the WHITE proxy card or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled "The Special Meeting of Compaq Shareowners" beginning on page 37 of this joint proxy statement/prospectus and the instructions on the WHITE proxy card or voting instruction card.


                                          By Order of the Board of Directors,



, 2002                                    Linda S. Auwers

Houston, Texas                            Vice President, Deputy General
                                            Counsel and Secretary

                               TABLE OF CONTENTS


                                                             Page
                                                             ----
              QUESTIONS AND ANSWERS ABOUT THE
                MERGER......................................   1
                 General Questions and Answers..............   1
                 Questions and Answers for HP
                   Shareowners..............................   2
                 Questions and Answers for Compaq
                   Shareowners..............................   4
              SUMMARY.......................................   6
                 The Merger and the Merger Agreement........   6
                 Parties to the Merger......................   6
                 Recommendation of the HP Board of
                   Directors................................   7
                 Opinion of HP Financial Advisor
                   Regarding the Merger.....................   7
                 Recommendation of the Compaq Board
                   of Directors.............................   8
                 Opinion of Compaq Financial Advisor
                   Regarding the Merger.....................   8
                 Some HP and Compaq Directors and
                   Executive Officers Have Interests in the
                   Merger...................................   8
                 Share Ownership of Directors and
                   Executive Officers of HP and
                   Compaq...................................   8
                 Directors and Executive Officers of HP
                   Following the Merger.....................   9
                 What is Needed to Complete the
                   Merger...................................   9
                 HP and Compaq are Prohibited from
                   Soliciting Other Offers..................   9
                 HP and Compaq May Terminate the
                   Merger Agreement Under Specified
                   Circumstances............................  10
                 HP or Compaq May Pay a Termination
                   Fee Under Specified Circumstances........  10
                 The Merger Is Intended to Qualify as a
                   Reorganization for United States
                   Federal Income Tax Purposes..............  10
                 Accounting Treatment of the Merger.........  10
                 We Have Not Yet Obtained All
                   Required Regulatory Approvals to
                   Complete the Merger......................  11
                 HP Will List Shares of HP Common
                   Stock on the New York Stock
                   Exchange and the Pacific Exchange........  11
                 No Appraisal Rights........................  11
              SUMMARY SELECTED HISTORICAL
                CONSOLIDATED FINANCIAL
                DATA OF HP..................................  12


                                                          Page
                                                          ----
                 SUMMARY SELECTED HISTORICAL
                   CONSOLIDATED FINANCIAL
                   DATA OF COMPAQ........................  14
                 SELECTED UNAUDITED
                   PRO FORMA CONDENSED
                   COMBINED CONSOLIDATED
                   FINANCIAL DATA........................  16
                 COMPARATIVE HISTORICAL AND
                   PRO FORMA PER SHARE DATA..............  17
                 COMPARATIVE PER SHARE
                   MARKET PRICE DATA.....................  18
                 CAUTIONARY STATEMENT
                   REGARDING FORWARD-
                   LOOKING INFORMATION...................  19
                 RISK FACTORS............................  20
                 THE SPECIAL MEETING OF HP
                   SHAREOWNERS...........................  33
                    Date, Time and Place.................  33
                    Recommendation of the HP Board of
                      Directors..........................  33
                    Item of Business.....................  33
                    Admission to the Special Meeting.....  33
                    Method of Voting; Record Date; Stock
                      Entitled to Vote; Quorum...........  33
                    Adjournment and Postponement.........  34
                    Required Vote........................  34
                    Share Ownership of HP Directors and
                      Executive Officers.................  35
                    Voting Procedures....................  35
                    Confidential Voting Policy...........  36
                 THE SPECIAL MEETING OF COMPAQ
                   SHAREOWNERS...........................  37
                    Date, Time and Place.................  37
                    Items of Business....................  37
                    Recommendation of the Compaq Board
                      of Directors.......................  37
                    Method of Voting; Record Date; Stock
                      Entitled to Vote; Quorum...........  37
                    Adjournment and Postponement.........  38
                    Required Vote........................  38
                    Share Ownership of Compaq Directors
                      and Executive Officers.............  38
                    Voting Procedures....................  38
                    Other Matters........................  40
                 THE MERGER..............................  41
                    Background of the Merger.............  41
                    Certain Public Events Following the
                      Announcement of the Merger.........  49

                               TABLE OF CONTENTS


                                                             Page
                                                             ----
                  Reasons for the Merger....................  50
                  Consideration of the Merger by the HP
                    Board of Directors......................  53
                  Consideration of the Merger by the Compaq
                    Board of Directors......................  62
                  Interests of HP and Compaq Directors and
                    Executive Officers in the Merger........  74
                  The Merger Agreement......................  79
                  United States Federal Income Tax
                    Consequences of the Merger..............  96
                  Accounting Treatment of the Merger........  97
                  Directors and Executive Officers of HP
                    Following the Merger....................  97
                  Effect of the Merger on Compaq Equity
                    Incentive Plans.........................  98
                  Regulatory Filings and Approvals Required
                    to Complete the Merger..................  98
                  Legal Proceedings Regarding the
                    Merger..................................  99
                  Listing of Shares of HP Common
                    Stock Issued in the Merger on the
                    New York Stock Exchange and the Pacific
                    Exchange................................  99
                  Delisting and Deregistration of Compaq
                    Common Stock After the Merger........... 100
                  Restrictions on Sales of Shares of HP
                    Common Stock Received in the Merger..... 100
                  No Appraisal Rights....................... 100


                                                             Page
                                                             ----
               BUSINESS OF THE COMBINED
                 COMPANY.................................... 101
                  Overview of Business Structure............ 101
                  Integration Office........................ 102
               UNAUDITED PRO FORMA CONDENSED
                 COMBINED CONSOLIDATED
                 FINANCIAL STATEMENTS....................... 103
               COMPARISON OF RIGHTS OF HOLDERS
                 OF HP COMMON STOCK AND
                 COMPAQ COMMON STOCK........................ 113
                  Comparison of the Certificates of
                    Incorporation and Bylaws of HP and
                    Compaq.................................. 113
                  Indemnification of Directors and Officers. 117
                  Shareowner Rights Plans................... 118
               FUTURE HP SHAREOWNER
                 PROPOSALS.................................. 123
               FUTURE COMPAQ SHAREOWNER
                 PROPOSALS.................................. 123
               LEGAL MATTERS................................ 124
               EXPERTS...................................... 124
               WHERE YOU CAN FIND MORE
                 INFORMATION................................ 125
               ANNEX A--Agreement and Plan of
                 Reorganization............................. A-1
               ANNEX B--Opinion of Goldman, Sachs & Co...... B-1
               ANNEX C--Opinion of Salomon Smith Barney,
                 Inc........................................ C-1

   This joint proxy statement/prospectus incorporates important business and financial information about HP and Compaq from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 125 of this joint proxy statement/prospectus.


   HP will provide you with copies of this information relating to HP, without charge, upon written or oral request to:

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                         Attention: Investor Relations
                       Telephone Number: (650) 857-1501

   In addition, you may obtain copies of this information by making a request through HP's investor relations website, http://www.hp.com/hpinfo/investor, or by sending an e-mail to investor_relations@hp.com.

   Compaq will provide you with copies of this information relating to Compaq, without charge, upon written or oral request to:

                          Compaq Computer Corporation
                                P.O. Box 692000
                           Houston, Texas 77269-2000
                Attention: Compaq Investor Relations, MS 110605
                       Telephone Number: (800) 433-2391

   In addition, you may obtain copies of this information by making a request through Compaq's investor relations website, http://www.shareholder.com/cpq/document-request.cfm, or by sending an e-mail to investor.relations@compaq.com.


   In order for you to receive timely delivery of the documents in advance of the HP and Compaq special meetings, HP or Compaq should receive your request no
later than      , 2002.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

General Questions and Answers

Q: Why am I receiving this joint proxy statement/prospectus?

A: HP and Compaq have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.


   In order to complete the merger, HP shareowners must approve the issuance of shares of HP common stock in connection with the merger and Compaq shareowners must approve and adopt the merger agreement and approve the merger. Each of HP and Compaq will hold a special meeting of its respective shareowners to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meeting of each of HP and Compaq, and you should read it carefully. For HP shareowners, the enclosed WHITE voting materials allow you to vote your shares of HP common stock without attending the HP special meeting. For Compaq shareowners, the enclosed WHITE voting materials allow you to vote your shares of Compaq common stock without attending the Compaq special meeting.


   Your vote is important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of HP and Compaq shareowners below.


Q: Why are HP and Compaq proposing the merger? (see page 50)





A: HP and Compaq share a conviction that advances in technology, increased competition and changing customer requirements are rapidly transforming the structure and economics of the information technology industry in ways that demand quick and decisive action to remain competitive. HP and Compaq also share a belief that failure to take quick and decisive action to comprehensively address these market trends will weaken our respective competitive positions and result in the deterioration of our respective businesses. After rigorously reviewing numerous strategic alternatives to address the opportunities and challenges facing our companies, the boards of directors of both HP and Compaq reached the same conclusion--this merger represents the single best strategic alternative for our respective companies and is the strategy most likely to deliver increased value to our respective shareowners. Specifically, we believe the merger will:



   .   enhance our competitive position in a number of important businesses;



   .   strengthen our sales force;



   .   improve our relationships with customers, partners and employees;



   . generate annual cost savings of at least $2.5 billion--which we believe creates a present value to shareowners of $5-$9 per share of the combined company (based on the assumptions described in the section entitled "Reasons for the Merger" beginning on page 50 of this joint proxy statement/prospectus); and



   .   improve the operating margins of our businesses.


Q: When do HP and Compaq expect to complete the merger?

A: HP and Compaq currently plan to complete the merger in the first half of calendar year 2002. However, we cannot predict the exact timing of the completion of the merger because the merger is subject to United States and foreign governmental and regulatory approvals and other conditions.

Q: How do the boards of directors of HP and Compaq recommend that I vote? (see pages 33 and 37)



A: The HP board of directors recommends that HP shareowners vote "FOR" the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   The Compaq board of directors recommends that Compaq shareowners vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.



Q: What should I do now?



A: Please review this joint proxy statement/prospectus carefully and sign, date and return each WHITE proxy card and voting instruction card you receive as soon as possible.



Q: What should I do if I receive more than one set of voting materials? (see pages 33 and 37)



A: Please complete, sign, date and return each WHITE proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple WHITE proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareowner of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a shareowner of both HP and Compaq, you may receive one or more WHITE proxy cards or voting instruction cards for HP and one or more WHITE proxy cards or voting instruction cards for Compaq.


Questions and Answers for HP Shareowners



Q: When and where is the HP special meeting? (see page 33)



A: The special meeting of HP shareowners will be held at    .m., local time, on
       , 2002, at     .



Q: Does the color of the proxy card matter? (see page 33)



A: The WHITE proxy cards and voting instruction cards are being solicited on behalf of the HP board of directors from HP shareowners in favor of the proposal to approve the issuance of shares of HP common stock in connection with the merger. The HP board of directors urges shareowners to sign, date and return each WHITE proxy or voting instruction card promptly.



   The green proxy cards are being sent to HP shareowners by a dissident group soliciting proxies against the proposal. The HP board of directors urges HP shareowners to discard any green proxy or voting instruction card sent by the dissident group.



Q: How can I obtain an admission ticket for the HP special meeting? (see page
   33)


A: Two cut-out admission tickets for the HP special meeting are included for HP shareowners. Limited additional tickets are available for additional HP joint owners. Please contact the HP corporate secretary at HP's principal executive offices for details. If you forget to bring an admission ticket, you will need to provide proof of ownership as described in the section entitled "Admission to the Special Meeting" beginning on page 33 of this joint proxy statement/prospectus. You will also need to provide proof of identification.



Q: What is the vote of HP shareowners required to approve the issuance of shares of HP common stock in connection with the merger? (see page 34)



A: The issuance of shares of HP common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the HP special meeting, provided that the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal.



Q: As an HP shareowner, how can I vote? (see page 33)



A: If you are a shareowner of record, you may vote in person at the HP special meeting by bringing your proxy card and proof of identification. If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you may not vote in person at the HP special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.



   You also may direct your vote without attending the HP special meeting. If you are a shareowner of record, you may vote by granting a proxy. If you hold shares in street name, you may vote by submitting voting instructions to your broker or nominee.





   Simply complete, sign and date your WHITE proxy card or voting instruction card, as applicable, and mail it in the pre-addressed envelope provided. For a more detailed explanation of the voting procedures, please see the section entitled "Voting Procedures" beginning on page 35 of this joint proxy statement/prospectus.



Q: As an HP shareowner, what happens if I do not vote? (see page 34)


A: Failure to vote or give voting instructions to your broker or nominee for the HP special meeting could make it more difficult to meet the voting requirement that the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal. Therefore, we urge you to vote.


Q: I have received a green proxy or voting instruction card. Should I sign it and mail it? (see page 33)



A: No. The HP board of directors urges HP shareowners to discard any green proxy or voting instruction cards sent to you by the dissident group which is soliciting proxies against the proposal.



Q: I have already submitted a green proxy or voting instruction card. May I change my vote? (see page 35)



A: Yes. You may revoke a previously granted green proxy or voting instruction at any time prior to the special meeting by:



   . signing and returning a later dated WHITE proxy or voting instruction card; or



   . attending the HP special meeting and voting in person, as described in the section entitled "The Special Meeting of HP Shareowners" beginning on page 33 of this joint proxy statement/prospectus.



   Only your last submitted proxy or voting instruction card will be considered. Please submit a WHITE proxy or voting instruction card as soon as possible. You do not need to contact the dissident group to revoke any previously granted proxy you may have given to the dissident group by returning a green proxy card.

Q: As an HP shareowner, who can help answer my questions?


A: If you have any questions about the merger or how to vote or revoke your proxy, you should contact:



             Georgeson Shareholder            Innisfree M&A Incorporated
               111 Commerce Road            501 Madison Avenue, 20th Floor
          Carlstadt, New Jersey 07072          New York, New York 10022
                  (   )    -                    shareowners: (   )    -
        international calls: (   )   -      international calls: (   )    -
                                             banks and brokers: (   )    -



   If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Georgeson Shareholder or
   Innisfree M&A Incorporated as described above or send e-mail
   to            @georgesonshareholder.com or info@innisfreema.com.


Questions and Answers for Compaq Shareowners


Q: When and where is the Compaq special meeting? (see page 37)



A: The special meeting of Compaq shareowners will be held at     .m, local
   time, on      , 2002, at         .



Q: What is the vote of Compaq shareowners required to approve and adopt the merger agreement and approve the merger? (see page 38)


A: Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of Compaq common stock outstanding as of the record date for the Compaq special meeting.


Q: As a Compaq shareowner, what happens if I do not vote? (see page 38)


A: Failure to vote or give voting instructions to your broker or nominee for the Compaq special meeting will have the same effect as voting "against" the proposal to approve and adopt the merger agreement and approve the merger. Therefore, we urge you to vote.


Q: As a Compaq shareowner, what will I receive upon completion of the merger?
   (see page 79)


A: Upon completion of the merger, you will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock you own at the effective time of the merger. Instead of a fractional share of HP common stock, you will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of your Compaq shares held in a single account, based on an average closing price of HP common stock as reported on the New York Stock Exchange composite transactions tape.


Q: As a Compaq shareowner, will I be able to trade the HP common stock that I receive in connection with the merger? (see page 100)


A: The shares of HP common stock issued in connection with the merger will be freely tradeable, unless you are an affiliate of Compaq, and will be listed on the New York Stock Exchange and the Pacific Exchange under the symbol "HWP." Generally, persons who are deemed to be affiliates of Compaq must comply with

   Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of HP common stock received in connection with the merger. You will be notified if you are an affiliate of Compaq.


Q: As a Compaq shareowner, how can I vote? (see page 38)



A: If you are a shareowner of record, you may submit a proxy for the Compaq special meeting (1) by completing, signing, dating and returning the WHITE proxy card in the pre-addressed envelope provided, (2) by using the telephone, or (3) by using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the Compaq special meeting, please refer to the instructions on your proxy card.



   If you hold your shares of Compaq common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the WHITE voting instruction card used by your broker or nominee to see if you may vote using the telephone or the Internet.



Q: As a Compaq shareowner, should I send in my stock certificates at this time?
   (see page 80)


A: Do not send in your stock certificates at this time. Promptly following completion of the merger, Computershare Trust Company of New York, the exchange agent for the merger, will send you written instructions for exchanging your Compaq stock certificates for book-entry ownership of HP common stock or, if you request, an HP stock certificate.


Q: What will happen to my options to acquire Compaq common stock or my Compaq stock appreciation rights (SARs)? (see page 87)


A: Options to purchase shares of Compaq common stock will be assumed by HP and become exercisable for shares of HP common stock after completion of the merger. The respective number of shares issuable upon the exercise of these options, and their respective exercise prices, will be adjusted using the exchange ratio for the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock. Compaq SARs will be assumed by HP in a similar manner as options to purchase Compaq common stock.


Q: How will the merger affect my participation in the Compaq employee stock purchase plan? (see page 88)


A: Compaq will terminate the Compaq employee stock purchase plan before the merger is completed, and any purchase period then in effect will be shortened. Compaq will make adjustments under the Compaq employee stock purchase plan to reflect the shortened purchase period.

Q: As a Compaq shareowner, who can help answer my questions?


A: If you have any questions about the merger or how to vote or revoke your proxy, you should contact:


                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072


                                  (   )    -

                        international calls: (   )    -



   If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Georgeson Shareholder as described
   above or send e-mail to             @georgesonshareholder.com.

                                    SUMMARY


   The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about HP and Compaq. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 125 of this joint proxy statement/prospectus.



The Merger and the Merger Agreement (see page 41)


   HP and Compaq have agreed to combine their businesses under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, a wholly-owned subsidiary of HP will merge with and into Compaq and Compaq will survive the merger as a wholly-owned subsidiary of HP. Upon completion of the merger, holders of Compaq common stock will be entitled to receive 0.6325 of a share of HP common stock for each share of Compaq common stock they then hold. HP shareowners will continue to own their existing shares of HP common stock after the merger. HP currently intends to merge Compaq into HP as soon as reasonably practicable following the merger.

Parties to the Merger

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501

   HP is a leading global provider of computing and imaging solutions and services for business and home, and is focused on capitalizing on the opportunities of the Internet and the emergence of next-generation appliances, e-services and infrastructure.

   HP currently organizes its operations into three major businesses. Imaging and Printing Systems provides laser and inkjet printers (both monochrome and color), mopiers, scanners, all-in-one devices, personal color copiers and faxes, digital senders, wide- and large-format printers, print servers, network-management software, networking solutions, digital photography products, imaging and printing supplies, imaging and software solutions, and related professional and consulting services. Computing Systems provides a broad range of computing systems for the enterprise, commercial and consumer markets. The products and solutions range from mission-critical systems and software to personal computers for business and home. Major product lines include UNIX(R) and PC servers, desktop and mobile personal computers, workstations, software solutions and storage solutions. Information Technology Services provides consulting, education, design and installation services, ongoing support and maintenance, proactive services like mission-critical support, outsourcing and utility-computing capabilities. Financing capabilities include leasing, automatic technology-refreshment services, solution financing and venture financing.

   HP was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, HP changed its state of incorporation from California to Delaware.

                          Compaq Computer Corporation
                            20555 State Highway 249
                             Houston, Texas 77070
                                (281) 370-0670

   Founded in 1982, Compaq, a Delaware corporation, is a leading global provider of enterprise technology and solutions. Compaq designs, develops, manufactures and markets hardware, software, solutions and services, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers.

   Compaq products and services are sold directly and through a network of authorized Compaq marketing partners. Compaq markets its products and services primarily to customers in the business, home, government and education sectors.

   Compaq aggregates its strategic business units into three reportable segments. Compaq's Enterprise Computing segment designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products. The Access segment delivers products and solutions targeting the convergence of business and home-user computing for the Internet-connected world. Compaq's Global Services segment delivers worldwide infrastructure and solution design implementation, management and support services, as well as leasing and asset management services.

                          Heloise Merger Corporation
                              3000 Hanover Street
                          Palo Alto, California 94304
                                (650) 857-1501

   Heloise Merger Corporation is a newly-formed, wholly-owned subsidiary of HP. HP formed Heloise Merger Corporation solely to effect the merger, and Heloise Merger Corporation has not conducted and will not conduct any business during any period of its existence.


Recommendation of the HP Board of Directors (see page 53)



   After careful consideration, the HP board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of HP and its shareowners, and unanimously approved the merger agreement. The HP board of directors recommends that the HP shareowners vote "FOR" the proposal to approve the issuance of shares of HP common stock in connection with the merger.



Opinion of HP Financial Advisor Regarding the Merger (see page 56)



   On September 3, 2001, Goldman, Sachs & Co. delivered its written opinion to the HP board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to HP. Goldman Sachs provided its opinion for the information and assistance of the HP board of directors in connection with the board's consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any HP shareowner should vote with respect to the proposal to approve the issuance of shares of HP common stock in connection with the merger.


   The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. Shareowners of HP are urged to read the opinion carefully and in its entirety. HP shareowners should carefully consider the discussion of Goldman Sachs' analysis in the section entitled "Opinion of HP Financial Advisor" beginning on page 56 of this joint proxy statement/prospectus.



Recommendation of the Compaq Board of Directors (see page 62)



   After careful consideration, the Compaq board of directors unanimously determined the merger is advisable, and is fair to and in the best interests of Compaq and its shareowners, and unanimously approved the merger agreement. The Compaq board of directors recommends that the Compaq shareowners vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.



Opinion of Compaq Financial Advisor Regarding the Merger (see page 64)



   On September 3, 2001, Salomon Smith Barney Inc. delivered its written opinion to the Compaq board of directors that, as of that date and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to the holders of Compaq common stock. The opinion of Salomon Smith Barney does not constitute a recommendation as to how any Compaq shareowner should vote with respect to the proposal to approve and adopt the merger agreement and approve the merger.



   The full text of the written opinion of Salomon Smith Barney, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. Compaq shareowners are urged to read the opinion carefully and in its entirety. Compaq shareowners should carefully consider the discussion of Salomon Smith Barney's analysis in the section entitled "Opinion of Compaq Financial Advisor" beginning on page 64 of this joint proxy statement/prospectus.



Some HP and Compaq Directors and Executive Officers Have Interests in the Merger (see page 74)



   Some of the directors and executive officers of HP and Compaq have personal interests in the merger that are different from the interests of other HP and Compaq shareowners. These interests include potential retention payments to ten HP executive officers (excluding Ms. Fiorina) of up to $33.1 million in the aggregate, and potential retention payments to seven Compaq officers (excluding Mr. Capellas) of up to $22.4 million in the aggregate, with full payment of retention bonuses in both cases for each eligible officer who remains employed by HP through the second anniversary of the signing of the merger agreement, assuming that the merger is completed (in the case of HP), or through the first anniversary of the completion of the merger (in the case of Compaq), and with equivalent severance payments being offset by retention payments. These interests also include employment agreements to be negotiated promptly following the completion of the merger with six HP officers and five Compaq officers in connection with the merger and the acceleration in connection with the merger of vesting of certain stock options and restricted stock held by both employees and directors under the terms of Compaq's equity-based incentive plans. In addition, Ms. Fiorina and Mr. Capellas both declined the right to participate in the retention program, but would receive severance payments should their employment be terminated for certain reasons after the merger. Ms. Fiorina's potential severance payment equals $8.0 million, pursuant to an agreement which existed prior to the execution of the merger agreement, and Mr. Capellas' potential severance payment equals $14.4 million, pursuant to an agreement which existed prior to the execution of the merger agreement. Further, upon completion of the merger, Compaq will make charitable contributions totaling $6.0 million in the names of its current outside directors, which would not otherwise have been made until each individual director's death.



Share Ownership of Directors and Executive Officers of HP and Compaq (see pages 35 and 38)


   At the close of business on the record date for the HP special meeting, directors and executive officers of HP and their affiliates beneficially owned
and were entitled to vote approximately      shares of HP
common stock, collectively representing      percent of the      shares of HP
common stock outstanding on that date.


   At the close of business on the record date for the Compaq special meeting, directors and executive officers of Compaq and their affiliates beneficially
owned and were entitled to vote approximately      shares of Compaq common
stock, collectively representing less than one percent of the       shares of
Compaq common stock outstanding on that date.


Directors and Executive Officers of HP Following the Merger (see page 97)



   Following the merger, five directors of Compaq who are reasonably acceptable to HP, including Michael D. Capellas, the Chairman of the Board and Chief Executive Officer of Compaq, are expected to join the HP board of directors. In addition, HP expects that each committee of the HP board of directors will include at least one Compaq designee, Carleton S. Fiorina, the Chairman of the Board and Chief Executive Officer of HP, will step down from the nominating and governance committee to allow for an additional outside director to join that committee, and a Compaq designee will become the chairman of at least one of the audit, compensation, finance and investment or nominating and governance committees of the HP board of directors. HP plans to negotiate promptly following the completion of the merger with certain persons who are current senior executives of HP and Compaq and who are expected to become, or continue to be, senior executives of HP following the merger.



What is Needed to Complete the Merger (see page 90)


   Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

    .  receipt of required approvals from HP shareowners and Compaq shareowners;

    . absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger which would have a material impact on HP on a combined basis with Compaq;

    . receipt of antitrust approvals from the United States, the European Commission and Canada, and receipt of all other material foreign antitrust approvals;

    . absence of any orders or proceedings (1) prohibiting or seeking to prohibit the merger which would have a material impact on HP on a combined basis with Compaq, (2) limiting, or seeking to limit, HP's ownership of Compaq or (3) seeking to compel divestiture of assets or other remedies, that, in each case, would be reasonably likely to have a material adverse effect on HP or materially adversely impact the benefits expected to be derived by HP on a combined basis with Compaq following the merger;

    . receipt of opinions by HP and Compaq from their respective tax counsel that the merger will qualify as a "reorganization" under the Internal Revenue Code;

    . accuracy of each party's respective representations and warranties in the merger agreement, except as would not have a material adverse effect;

    . material compliance by each party with its covenants in the merger agreement; and

    . absence of a material adverse effect on HP or Compaq, respectively, from September 4, 2001 to the completion of the merger.


HP and Compaq Are Prohibited from Soliciting Other Offers (see page 85)


   The merger agreement contains detailed provisions that prohibit HP and Compaq and the subsidiaries of each of them, and their officers and directors, from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including an acquisition which would result in the person or group acquiring more than a 10% interest in the party's total outstanding securities, a sale of more than 10% of the party's assets or a merger or other business combination. The merger agreement does not, however, prohibit either party or its board of directors from considering, and in the event of a tender or exchange offer made directly to shareowners potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.


HP and Compaq May Terminate the Merger Agreement under Specified Circumstances (see page 92)


   Under circumstances specified in the merger agreement, either HP or Compaq may terminate the merger agreement. These circumstances generally include if:

    . the merger is not completed by May 31, 2002 (which date will be extended to August 30, 2002 if the merger has not been completed as a result of a failure to obtain required antitrust approvals or the existence of a governmental law, regulation or order making the completion of the merger illegal or otherwise prohibited);

    . a final, non-appealable order of a court or other action or inaction of any governmental authority has the effect of permanently prohibiting completion of the merger;

    . the required approval of the shareowners of each of HP and Compaq has not been obtained at its duly held special meeting;

    . the board of directors of the other party takes any of the actions in opposition to the merger described as a triggering event in the merger agreement;

    . the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied;

    . there is a material adverse effect on the other party since September 4, 2001; or

    .  the other party consents to termination.


HP or Compaq May Pay a Termination Fee Under Specified Circumstances (see page
94)


   If the merger agreement is terminated, either HP or Compaq, in specified circumstances, may be required to pay a termination fee of $675 million to the other party.


The Merger Is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 96)



   The merger is intended to qualify as a reorganization for United States federal income tax purposes under the Internal Revenue Code. Assuming the merger so qualifies, Compaq shareowners generally will not recognize gain or loss for United States federal income tax purposes as a result of receiving HP common stock in exchange for their Compaq common stock pursuant to the merger, except with respect to cash received instead of fractional shares of HP common stock. You should carefully read the discussion in the section entitled "United States Federal Income Tax Consequences of the Merger" beginning on page 96 of this joint proxy statement/prospectus. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.



Accounting Treatment of the Merger (see page 97)


   HP will account for the merger under the purchase method of accounting for business combinations.

We Have Not Yet Obtained All Required Regulatory Approvals to Complete the Merger (see page 98)



   The merger is subject to antitrust laws. HP and Compaq have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission, the European Commission and the Canadian Competition Bureau. HP and Compaq are not permitted to complete the merger until the applicable waiting periods associated with those filings, including any extension of those waiting periods, have expired or been terminated and applicable clearances have been obtained. HP and Compaq are also required to make other applicable foreign antitrust filings and may not complete the merger until all material foreign antitrust approvals have been obtained. In addition, the reviewing agencies or governments, states or private persons, may challenge the merger at any time before or after its completion.



HP Will List Shares of HP Common Stock on the New York Stock Exchange and the Pacific Exchange (see page 99)


   HP will use all reasonable efforts to cause the shares of HP common stock to be issued in connection with the merger to be authorized for listing on the New York Stock Exchange and the Pacific Exchange before the completion of the merger, subject to official notice of issuance.


No Appraisal Rights (see page 100)


   Neither HP shareowners nor Compaq shareowners are entitled to dissenters' rights of appraisal for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

         SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HP

   The table below presents a summary of selected historical consolidated financial data with respect to HP as of the dates and for the periods indicated. The historical consolidated statements of earnings data presented below for the fiscal years ended October 31, 2000, 1999, and 1998 and the historical consolidated balance sheets data as of October 31, 2000 and 1999 have been derived from HP's historical consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statements of earnings data presented below for the fiscal years ended October 31, 1997 and 1996 and the historical consolidated balance sheets data as of October 31, 1998, 1997 and 1996 have been derived from HP's historical consolidated financial statements, which are not incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended July 31, 2001 and 2000 has been derived from HP's unaudited historical consolidated condensed financial statements which are incorporated by reference into this joint proxy statement/prospectus and reflect, in the opinion of HP's management, all adjustments, consisting of only normal recurring adjustments, which HP considers necessary for a fair presentation of the results of operations for those periods and financial position at those dates.

   It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in HP's Annual Report on Form 10-K for its fiscal year ended October 31, 2000 and HP's Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 2001, each as filed with the Securities and Exchange Commission, as well as the sections of HP's Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this joint proxy statement/prospectus.

   HP's consolidated financial statements for the fiscal year ended October 31, 2001 to be included in its 2001 Annual Report on Form 10-K, when filed, will include a cumulative effect of an accounting change as a result of adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended, as well as certain minor reclassifications. HP's Current Report on Form 8-K, dated November 14, 2001, and incorporated by reference herein, included a copy of HP's press release with respect to certain financial information for the fiscal year ended October 31, 2001 and also included certain quarterly financial information for the first three quarters of fiscal 2001 which has been restated for the effects of this accounting change and these reclassifications. The effect of this accounting change on the nine months ended July 31, 2001 and the effect of these reclassifications for all prior periods have not been reflected in the historical financial information of HP included herein.

                   HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

         Summary Selected Historical Consolidated Financial Data/(1)/
                    (In millions, except per share amounts)

                                      As of or For the
                                      Nine Months Ended
                                          July 31,      As of or For the Year Ended October 31,
                                      ----------------- ---------------------------------------
                                        2001     2000    2000    1999    1998    1997    1996
                                      -------  -------  ------- ------- ------- ------- -------
Historical Consolidated Statements
  of Earnings Data:
   Net revenue....................... $33,702  $35,519  $48,782 $42,370 $39,419 $35,465 $31,613
   Earnings from operations/(2)/.....   1,106    2,934    3,889   3,688   3,399   3,405   2,926
   Net earnings from continuing
     operations before extraordinary
     item/(3)/.......................     463    2,639    3,561   3,104   2,678   2,515   2,085
   Net earnings per share from
     continuing operations before
     extraordinary item/(3)(4)/:
       Basic......................... $  0.24  $  1.33  $  1.80 $  1.54 $  1.29 $  1.23 $  1.02
       Diluted....................... $  0.24  $  1.28  $  1.73 $  1.49 $  1.26 $  1.19 $  0.99
   Cash dividends declared per
     share/(4)/...................... $  0.32  $  0.32  $  0.32 $  0.32 $  0.30 $  0.26 $  0.22
Historical Consolidated Balance
  Sheets Data:
   Assets--Continuing operations..... $32,374  $32,457  $34,009 $31,764 $28,624 $26,681 $22,934
   Total assets/(5)/.................  32,374   32,457   34,009  35,297  31,708  29,852  25,977
   Long-term debt....................   3,511    3,390    3,402   1,764   2,063   3,158   2,579

--------
(1) HP's consolidated financial statements present the businesses of Agilent Technologies, Inc. as a discontinued operation through the spin-off date of June 2, 2000.
(2) Earnings from operations represent earnings before net interest income and other, interest expense, litigation settlement, impairment losses on investments, losses (gains) on divestitures, provision for taxes, net earnings from discontinued operations and extraordinary item.
(3) Includes a $400 million charge for litigation settlement, $365 million of impairment losses on investments, a $131 million loss on a divestiture, and $102 million charge for restructuring, all for the nine months ended July 31, 2001.
(4) All per share amounts reflect the retroactive effects of all stock splits, including the two-for-one stock split in the form of a stock dividend effective October 27, 2000.
(5) Total assets includes assets from continuing operations and the net assets of discontinued operations through the spin-off of Agilent Technologies on June 2, 2000.

       SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMPAQ

   The table below presents a summary of selected historical consolidated financial data with respect to Compaq as of the dates and for the periods indicated. The historical consolidated statements of income data presented below for the fiscal years ended December 31, 2000, 1999 and 1998 and the historical consolidated balance sheets data as of December 31, 2000 and 1999 have been derived from Compaq's historical consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statements of income data presented below for the fiscal years ended December 31, 1997 and 1996 and the historical consolidated balance sheets data as of December 31, 1998, 1997 and 1996 have been derived from Compaq's historical consolidated financial statements, which are not incorporated by reference into this joint proxy statement/prospectus. The summary selected historical consolidated financial data of Compaq as of and for the nine months ended September 30, 2001 and 2000 has been derived from Compaq's unaudited historical interim condensed consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus and reflect, in the opinion of Compaq's management, all adjustments, consisting of only normal recurring adjustments, which Compaq considers necessary for a fair presentation of the results of those periods and financial condition at those dates.

   It is important for you to read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in Compaq's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and Compaq's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, each as filed with the Securities and Exchange Commission, as well as the sections of Compaq's Annual Report on Form 10-K and Quarterly Report on Form 10-Q entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this joint proxy statement/prospectus.


   In November 2001, the Emerging Issues Task Force of the Financial Accounting Standards Board issued EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products. EITF 01-9 must be adopted by Compaq effective January 1, 2002 although earlier adoption is encouraged. Compaq is evaluating the effect that such adoption may have on its consolidated results of operation and financial position.

                          COMPAQ COMPUTER CORPORATION
            Summary Selected Historical Consolidated Financial Data
                    (In millions, except per share amounts)

                                                  As of or For the
                                                  Nine Months Ended             As of or For the
                                                    September 30,            Year Ended December 31,
                                                  ----------------  -----------------------------------------
                                                   2001     2000     2000     1999   1998/(1)/  1997    1996
                                                  -------  -------  -------  ------- --------  ------- -------
Historical Consolidated Statements of Income
  Data:
   Total revenue................................. $25,126  $30,857  $42,383  $38,525 $31,169   $24,584 $20,009
   Income (loss) before income taxes/(2)(3)(4)/..    (972)   1,863      875      934  (2,662)    2,758   1,883
   Income (loss) before cumulative effect of
     accounting change...........................    (700)   1,267      595      569  (2,743)    1,855   1,318
   Net income (loss)/(5)/........................ $  (700) $ 1,241  $   569  $   569 $(2,743)  $ 1,855 $ 1,318
   Earnings (loss) per common share:
      Basic:
          Before cumulative effect of
            accounting change.................... $ (0.41) $  0.75  $  0.35  $  0.35 $ (1.71)  $  1.23 $  0.90
          Cumulative effect of accounting
            change, net of tax...................      --    (0.02)   (0.02)      --      --        --      --
                                                  -------  -------  -------  ------- -------   ------- -------
                                                  $ (0.41) $  0.73  $  0.33  $  0.35 $ (1.71)  $  1.23 $  0.90
                                                  =======  =======  =======  ======= =======   ======= =======
      Diluted:
          Before cumulative effect of
            accounting change.................... $ (0.41) $  0.73  $  0.34  $  0.34 $ (1.71)  $  1.19 $  0.87
          Cumulative effect of accounting
            change, net of tax...................      --    (0.02)   (0.01)      --      --        --      --
                                                  -------  -------  -------  ------- -------   ------- -------
                                                  $ (0.41) $  0.71  $  0.33  $  0.34 $ (1.71)  $  1.19 $  0.87
                                                  =======  =======  =======  ======= =======   ======= =======
      Shares used in computing earnings
        (loss) per common share:
          Basic..................................   1,688    1,701    1,702    1,693   1,608     1,505   1,472
          Diluted................................   1,688    1,742    1,742    1,735   1,608     1,564   1,516
   Cash dividends declared per common share...... $ 0.075  $ 0.075  $  0.10  $ 0.085 $ 0.065   $ 0.015 $    --
Historical Consolidated Balance Sheets Data:
   Current assets................................ $14,409  $14,996  $15,111  $13,849 $15,167   $12,017 $10,089
   Total assets..................................  23,548   26,433   24,856   27,277  23,051    14,631  12,331
   Current liabilities...........................  11,045   12,175   11,549   11,838  10,733     5,202   4,741
   Long-term obligations/(6)/....................     600      575      575       --     422        --     300
   Stockholders' equity..........................  11,240   13,001   12,080   14,834  11,351     9,429   7,290

--------
(1) 1998 results reflect the acquisition of Digital Equipment Corporation in June 1998.
(2) Includes a $742 million charge for restructuring and related charges in 2001; an $86 million release of restructuring reserves in fourth quarter 2000; an $868 million charge for restructuring and related charges in 1999; a $393 million charge for restructuring and asset impairments in 1998 in connection with the Digital acquisition and the closing of certain Compaq facilities; and a $52 million charge related to restructuring actions taken by Tandem Computers Incorporated during 1996.
(3) Includes non-recurring, non-tax-deductible charges associated with purchased in-process technology of $3.2 billion in connection with the Digital acquisition in 1998, and $208 million in connection with acquisitions in 1997.
(4) Includes a $583 million charge for impairment of investments and related assets in 2001, a $1.8 billion charge for impairment of investments in 2000 (including a $1.7 billion charge in fourth quarter 2000), and a $1.2 billion gain on the sale of an 81.5 percent interest in AltaVista Co. in 1999.
(5) Includes a $26 million cumulative effect in 2000 for the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended.
(6) Includes $422 million of minority interest acquired in 1998 related to Digital preferred stock which was redeemed in April 1999.

  SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

   The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. Due to different fiscal period ends for HP and Compaq, the unaudited pro forma condensed combined consolidated statements of earnings data combines the historical consolidated statements of earnings data of HP for the nine months ended July 31, 2001 and the year ended October 31, 2000, with Compaq's historical consolidated statements of income data for the nine months ended June 30, 2001 and the twelve months ended September 30, 2000, respectively, giving effect to the merger as if it had occurred at the beginning of each period presented. The unaudited pro forma condensed combined consolidated balance sheet data combines HP's historical consolidated balance sheet data as of July 31, 2001 with Compaq's historical consolidated balance sheet data as of June 30, 2001, giving effect to the merger as if it had occurred as of July 31, 2001. All per share data amounts reflect the retroactive effects of the two-for-one stock split of HP in the form of a stock dividend effective October 27, 2000.

   The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of HP.


   This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of HP and Compaq incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 125 of this joint proxy statement/prospectus.


                                 HP AND COMPAQ
Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data/(1)/
                    (In millions except per share amounts)

                                                                  Nine Months Ended    Year Ended
                                                                    July 31, 2001   October 31, 2000
                                                                  ----------------- ----------------
Unaudited Pro Forma Condensed Combined Consolidated Statements of
 Earnings Data:
    Net revenue..................................................      $62,638          $89,866
    Earnings from operations.....................................          963            5,424
    Net earnings (loss) from continuing operations...............         (614)           4,881
    Net earnings (loss) per share from continuing operations:
       Basic.....................................................      $ (0.20)         $  1.60
       Diluted...................................................      $ (0.20)         $  1.54
    Average number of shares and share equivalents:
       Basic.....................................................        3,004            3,053
       Diluted...................................................        3,004            3,176

                                                                            As of
                                                                        July 31, 2001
                                                                        -------------
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data:
    Cash, cash equivalents and short-term investments..................    $ 7,069
    Working capital....................................................     11,645
    Total assets.......................................................     68,906
    Long-term debt.....................................................      4,386
    Total stockholders' equity.........................................     36,719

--------

(1) See the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 103 of this joint proxy statement/prospectus.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

   The following table presents comparative historical per share data regarding the net earnings (loss), book value and dividends of each of HP and Compaq and unaudited combined pro forma per share data after giving effect to the merger as a purchase of Compaq by HP assuming the merger had been completed at the beginning of the periods presented below. The following data assumes 0.6325 of a share of HP common stock will be issued in exchange for each share of Compaq common stock in connection with the merger and the assumption of options based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of HP and Compaq and accompanying notes incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of HP. All per share amounts reflect the retroactive effects of the two-for-one stock split of HP in the form of a stock dividend effective October 27, 2000.

                                                               As of or For the Nine Months Ended July 31, 2001
                                                               -----------------------------------------------
                                                                                             Pro Forma
                                                                                    --------------------------
                                                                                      HP and        Compaq
                                                                 HP     Compaq/(1)/ Compaq/(2)/ Equivalent/(3)/
                                                                -----   ----------  ----------  --------------
                                                                                 (Unaudited)
Net earnings (loss) per share from continuing operations/(4)/:
   Basic...................................................... $0.24     $(0.52)      $(0.20)       $(0.13)
   Diluted.................................................... $0.24     $(0.52)      $(0.20)       $(0.13)
Book value per share at period end/(5)/....................... $7.15     $ 6.93       $12.19        $ 7.71
Cash dividends declared per share............................. $0.32     $ 0.075      $ 0.37        $ 0.23

                                                                    As of or For the Year Ended October 31, 2000
                                                                    --------------------------------------------
                                                                                               Pro Forma
                                                                                       -------------------------
                                                                                         HP and        Compaq
                                                                      HP   Compaq/(1)/ Compaq/(2)/ Equivalent/(3)/
                                                                    -----  ----------  ----------  --------------
                                                                                    (Unaudited)
Net earnings per share from continuing operations/(4)/:
   Basic........................................................... $1.80    $0.94       $ 1.60        $1.01
   Diluted......................................................... $1.73    $0.92       $ 1.54        $0.97
Book value per share at period end/(5)/............................ $7.30    $7.63       $12.29        $7.77
Cash dividends declared per share.................................. $0.32    $0.10       $ 0.38        $0.24

--------
(1) Compaq historical per share data is as of or for the nine months ended June 30, 2001 and as of or for the twelve months ended September 30, 2000.
(2) Because of different fiscal period ends, financial information for HP as of or for the nine months ended July 31, 2001 and fiscal year ended October 31, 2000 has been combined with financial information relating to Compaq as of or for the nine months ended June 30, 2001 and twelve months ended September 30, 2000, respectively.
(3) The Compaq equivalent pro forma combined per share amounts are calculated by multiplying HP combined pro forma share amounts by the exchange ratio in the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock.
(4) Net earnings (loss) per share from continuing operations are presented before extraordinary item and cumulative effect of accounting change.
(5) Historical book value per share is computed by dividing stockholders' equity by the number of shares of HP or Compaq common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of HP common stock outstanding at the end of each period.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   HP common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol "HWP." Compaq common stock trades on the New York Stock Exchange under the symbol "CPQ."


   The following table shows the high and low sales prices per share of HP common stock and Compaq common stock, each as reported on the New York Stock Exchange composite transactions tape on (1) August 31, 2001, the last full trading day preceding public announcement that HP and Compaq had entered into
the merger agreement, and (2)      , 2002, the last full trading day for which
high and low sales prices were available as of the date of this joint proxy statement/prospectus.


   The table also includes the equivalent high and low sales prices per share of Compaq common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the HP common stock that Compaq shareowners would receive in exchange for each share of Compaq common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.6325 of a share of HP common stock for each share of Compaq common stock.


                                   HP          Compaq       Equivalent
                              Common Stock  Common Stock  Price Per Share
                              ------------- ------------- ---------------
                               High   Low    High   Low    High     Low
                              ------ ------ ------ ------ ------  ------
August 31, 2001.............. $23.50 $23.01 $12.83 $12.27 $14.86  $14.55
, 2002....................... $      $      $      $      $       $



   The above table shows only historical comparisons. These comparisons may not provide meaningful information to HP shareowners in determining whether to approve the issuance of shares of HP common stock in connection with the merger and to Compaq shareowners in determining whether to approve and adopt the merger agreement and approve the merger. HP and Compaq shareowners are urged to obtain current market quotations for HP and Compaq common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve and adopt the merger agreement and approve the merger. See the section entitled "Where You Can Find More Information" beginning on page 125 of this joint proxy statement/prospectus.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


   This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they prove incorrect or never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries, on the one hand, or Compaq and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.



   The risks, uncertainties and assumptions referred to above include the ability of the combined company to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; the challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies; the possibility that the merger or other planned acquisitions may not close or that HP, Compaq or other parties to planned acquisitions may be required to modify some aspects of the acquisition transactions in order to obtain regulatory approvals; the assumption of maintaining revenues on a combined company basis following the close of the merger or other planned acquisitions; and other risks that are described in the section entitled "Risk Factors," which follows on the next page, and in the documents that are incorporated by reference into this joint proxy statement/prospectus.


   If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of HP and Compaq could differ materially from the expectations in these statements. HP and Compaq are not under any obligation and do not intend to update their respective forward-looking statements.

                                 RISK FACTORS


   HP and Compaq will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to HP and Compaq or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and HP and Compaq as a combined company.


   Although HP and Compaq expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

   The failure of the combined company to meet the challenges involved in integrating the operations of HP and Compaq successfully or otherwise to realize any of the anticipated benefits of the merger, including anticipated cost savings described in this joint proxy statement/prospectus, could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the integration of technology, operations, and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of HP and Compaq. The challenges involved in this integration include the following:

    . demonstrating to the customers of HP and to the customers of Compaq that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

    . consolidating and rationalizing corporate IT and administrative infrastructures;

    .  consolidating manufacturing operations;

    .  combining product offerings;

    . coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

    . coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

    . preserving distribution, marketing or other important relationships of both HP and Compaq and resolving potential conflicts that may arise;


    . minimizing the diversion of management attention from ongoing business concerns and successfully returning more than 450 HP and Compaq managers to regular business responsibilities from their integration planning activities;



    . persuading employees that the business cultures of HP and Compaq are compatible, maintaining employee morale and retaining key employees;



    . coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations; and



    . managing a complex integration process shortly after or pending the completion of other independent reorganizations by each of HP and Compaq.


   The combined company may not successfully integrate the operations of HP and Compaq in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies relate to cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations or implement workforce reductions.

   Compaq shareowners will receive a fixed ratio of 0.6325 of a share of HP common stock for each share of Compaq common stock regardless of any changes in market value of Compaq common stock or HP common stock before the completion of the merger.

   Upon completion of the merger, each share of Compaq common stock will be converted into the right to receive 0.6325 of a share of HP common stock. The market values of HP common stock and Compaq common stock have varied since HP and Compaq entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of HP and Compaq, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors. The dollar value of HP common stock that Compaq shareowners will receive upon completion of the merger will depend on the market value of HP common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of HP common stock on the last full trading day preceding public announcement that HP and Compaq entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the special meetings. Moreover, completion of the merger may occur some time after shareowner approval has been obtained. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split or other recapitalization of HP common stock or Compaq common stock), and the parties do not have a right to terminate the merger agreement, based upon changes in the market price of either HP common stock or Compaq common stock.

   Some of the directors and executive officers of HP and Compaq have interests and arrangements that could have affected their decision to support or approve the merger.


   The interests of some of the directors and executive officers of HP and Compaq in the merger and their participation in arrangements that are different from, or are in addition to, those of HP and Compaq shareowners generally could have affected their decision to support or approve the merger. These interests include potential retention payments to ten HP executive officers (excluding Ms. Fiorina) of up to $33.1 million in the aggregate, and potential retention payments to seven Compaq officers (excluding Mr. Capellas) of up to $22.4 million in the aggregate, with full payment of retention bonuses in both cases for each eligible officer who remains employed by HP through the second anniversary of the signing of the merger agreement, assuming that the merger is completed (in the case of HP), or through the first anniversary of the completion of the merger (in the case of Compaq), and with equivalent severance payments being offset by retention payments. These interests also include employment agreements to be negotiated promptly following the completion of the merger with six HP officers and five Compaq officers in connection with the merger; and the acceleration in connection with the merger of vesting of certain stock options and restricted stock held by both employees and directors under the terms of Compaq's equity-based incentive plans. In addition, Ms. Fiorina and Mr. Capellas both declined the right to participate in the retention program, but would receive severance payments should their employment be terminated for certain reasons after the merger. Ms. Fiorina's potential severance payment equals $8.0 million, pursuant to an agreement which existed prior to the execution of the merger agreement, and Mr. Capellas' severance payment equals $14.4 million, pursuant to an agreement which existed prior to the execution of the merger agreement. Further, upon completion of the merger, Compaq will make charitable contributions totaling $6.0 million in the names of its current outside directors, which would not otherwise have been made until each individual director's death. As a result of these interests, these directors and officers may be more likely to recommend the proposals relating to the merger than if they did not have these interests. Please see the section entitled "Interests of HP and Compaq Directors and Executive Officers in the Merger" beginning on page 74 of this joint proxy statement/prospectus.

   HP and Compaq may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.


   The merger is subject to review by the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, by the European Commission under Council Regulation No. 4064/89 of the European Community, and by the Canadian Competition Bureau under the Competition Act (Canada). Under each of these statutes, HP and Compaq are required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting periods and clearance prior to completing the merger. By September 25, 2001, each of HP and Compaq had completed its initial Hart-Scott-Rodino filing. On October 25, 2001, each of HP and Compaq received a request for additional information and other documentary material from the Federal Trade Commission under the Hart-Scott-Rodino Act in connection with the merger. This request effectively extends the waiting period for the merger under the Hart-Scott-Rodino Act until 30 days after both parties substantially comply with the request for additional information. In practice, complying with a request for additional information or material under the Hart-Scott-Rodino Act can take a significant amount of time. HP and Compaq have been responding expeditiously to the request for additional information and cooperating with the FTC in its investigation of the transaction. In addition, HP formally notified the European Commission of the merger by Form CO on December 20, 2001 although the parties had previously been engaged in informal discussions with the European Commission regarding its review of the transaction for several months. Pursuant to European Community regulations, the European Commission has one month from the day following the date of notification, which may be extended to six weeks after such date under certain circumstances and is also extended by Commission holidays, in which to consider whether the merger creates or strengthens a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (as defined by European Community regulations) or in a substantial part of it. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties' undertakings, or opening an in-depth "second stage" investigation. A second stage investigation may last a maximum of a further four months. The merger also may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. On December 20, 2001, the Canadian Competition Bureau completed its review of the proposed merger and found no issues of competitive concern. Other than the Canadian Competition Bureau, HP and Compaq have not yet obtained any of the governmental or regulatory approvals required to complete the merger.


   The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Either HP or Compaq may refuse to complete the merger if restrictions or conditions are required by governmental authorities that would materially adversely impact the combined company's results of operations or the benefits anticipated to be derived by the combined company. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.


   HP and Compaq also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations. No additional shareowner approval is expected to be required for any decision by HP or Compaq, after the special meeting of Compaq shareowners and the special meeting of HP shareowners, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.


   In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. HP, Compaq or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

   The stock prices and businesses of HP and Compaq may be adversely affected if the merger is not completed.


   If the merger is not completed, the price of HP common stock and Compaq common stock may decline to the extent that the current market prices of HP common stock and Compaq common stock reflect a market assumption that the merger will be completed. In addition, HP's business and Compaq's operations may be harmed to the extent that customers, suppliers and others believe that the companies cannot effectively compete in the marketplace without the merger, or otherwise remain uncertain about the companies. Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and shareowner approvals. HP and Compaq will be required to pay significant costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, whether or not the merger is completed. Moreover, under specified circumstances, HP may be required to pay Compaq a termination fee of $675 million, or Compaq may be required to pay HP a termination fee of $675 million, in connection with the termination of the merger agreement.


   Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of HP's common stock following the merger.

   In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of HP following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Compaq's net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company's results of operations.


   Customer uncertainties related to the merger could adversely affect the businesses, revenues and gross margins of HP, Compaq and the combined company.



   In response to the announcement of the merger or due to ongoing uncertainty about the merger, customers of HP or Compaq may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the combined company's products due to uncertainty about the direction of the combined company's product offerings and willingness to support and service existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating hardware, software or service purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the planned merger, the revenues of HP, Compaq or the combined company would be adversely affected. Each of HP and Compaq continues to believe that, consistent with prior assumptions, there is a risk of customer loss due to uncertainties relating to the merger. However, neither HP nor Compaq is aware of any loss of customers, individually or in the aggregate, as a result of the merger process that would have a material impact on their respective results of operations. Customer assurances may be made by HP and Compaq to address their customers' uncertainty about the direction of the combined company's product and related support offerings which may result in additional obligations of HP, Compaq or the combined company. Accordingly, quarterly revenues and net earnings of HP, Compaq or the combined company could be substantially below expectations of market analysts and a decline in the companies' respective stock prices could result.


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   Changes in our credit ratings could adversely affect the costs and expenses of the combined company.



   Any downgrade in the credit ratings of HP, Compaq or the combined company associated with the merger could adversely affect the ability of the combined company to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect the combined company's internal cost of capital estimates and therefore operational decisions. Prior to the announcement of the merger, HP's senior unsecured debt ratings were Aa3 (with negative outlook) from Moody's Investors Service and AA- from Standard & Poor's, and Compaq's senior unsecured debt ratings were Baa2 from Moody's and BBB from Standard & Poor's. After the merger announcement, Moody's downgraded HP to A2 (with negative outlook), and Standard & Poor's maintained its AA-rating but placed HP on CreditWatch with negative implications pending further review, while Moody's and Standard & Poor's maintained Compaq's rating and placed it under review for a possible upgrade. Subsequently, in December 2001, Standard & Poor's placed Compaq on CreditWatch with developing implications. The ultimate impact of the merger on the combined company's credit ratings, however, cannot be predicted.


   In order to be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.


   In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, the combined company's product generation efforts depend on hiring and retaining qualified engineers. Attracting and retaining skilled solutions providers in the IT support business and qualified sales representatives is also critical to the combined company's future. Experienced management and technical, marketing and support personnel in the information technology industry are in high demand and competition for their talents is intense. This is particularly the case in Silicon Valley, where HP's headquarters and certain key research and development facilities are located. Employee retention may be a particularly challenging issue in connection with the merger. Accordingly, the compensation committee of the HP board of directors (consisting of Philip M. Condit, Sam Ginn and Walter B. Hewlett) and the human resources committee of the Compaq board of directors (then consisting of Lawrence T. Babbio, Judith L. Craven and Kenneth L. Lay), acting on the authority of the HP board of directors and the Compaq board of directors, respectively, designed and adopted retention programs to assure the continued dedication of key employees and to provide key employees with financial incentives to remain with the combined company following the completion of the merger. A number of factors, however, may counteract the benefits of these retention programs. In particular, employees of HP or Compaq may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This circumstance may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger, morale challenges posed by the separate workforce reductions being implemented by HP and Compaq and the additional workforce reductions of the combined company anticipated in connection with the merger.



   The economic downturn could adversely affect the revenues, gross margins and expenses of the combined company.



   The revenues and gross margins of the combined company will depend significantly on the overall demand for computing and imaging products and services, particularly in the product and service segments in which it will compete. Softening demand for the products and services of HP and Compaq caused by the ongoing economic downturn may result in decreased revenues, earnings levels or growth rates and issues relating to the saleability of inventory and realizability of customer receivables for the combined company in the future. The global economy has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures, including those for information technology. HP and Compaq


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


have observed effects of the global economic downturn in many areas of their businesses. The downturn has contributed to reported net revenue declines during the 2001 fiscal year for both companies. Each of HP and Compaq has also experienced gross margin declines, reflecting the effect of competitive pressures as well as, in the case of HP, inventory writedowns and charges associated with the cancellation of planned production line expansion. HP's selling, general and administrative expense also was impacted due in part to an increase in bad debt write-offs and additions to reserves in its receivables portfolio. The economic downturn has also led to restructuring actions and contributed to writedowns to reflect the impairment of certain investments in HP's and Compaq's investment portfolio. Delays or reductions in information technology spending could have a material adverse effect on demand for the combined company's products and services, and consequently, its results of operations, prospects and stock price.



   The competitive pressures the combined company will face could harm its revenues, gross margins and prospects.



   The combined company will encounter aggressive competition from numerous and varied competitors in all areas of its business, and will compete primarily on the basis of technology, performance, price, quality, reliability, distribution, customer service and support. If the combined company fails to develop new products, services and support, periodically enhance its existing products, services and support, or otherwise compete successfully, it could harm its operations and prospects. Further, the combined company may have to continue to lower the prices of many of its products, services and support to stay competitive, while at the same time trying to maintain or improve gross margins. We believe that the merger will result in improvements to gross margin on a combined company basis, principally through lower procurement costs and the elimination of redundant headcount. In businesses such as PCs and low-end servers, the ability to respond to competitive pricing pressures by effectively managing inventory costs will be particularly important. The merger will also bring to HP Compaq's low-cost sales model and distribution capabilities in PCs and low-end servers. However, if the combined company cannot proportionately decrease its cost structure in response to competitive price pressures, its gross margins and therefore the profitability of the combined company could be adversely affected.



   If the combined company cannot continue to develop, manufacture and market innovative products and services rapidly that meet customer requirements for performance and reliability, it may lose market share and its revenues may suffer.


   The process of developing new high technology products and services is complex and uncertain, and failure to accurately anticipate customers' changing needs and emerging technological trends and to develop or obtain appropriate intellectual property could significantly harm the combined company. The combined company must make long-term investments and commit significant resources before knowing whether its predictions will eventually result in products that the market will accept. After a product is developed, the combined company must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, it must accurately forecast volumes, mix of products and configurations that meet customer requirements, and it may not succeed.


   If the combined company does not effectively manage the transition from existing products to new products, its revenues may suffer.



   If the combined company does not make an effective transition from existing products to new products, its revenues may be harmed. Among the factors that make a smooth transition from current products to new products difficult are delays in product development or manufacturing, variations in product costs, delays in customer purchases of existing products in anticipation of new product introductions and customer demand for the new product. The combined company's revenues and gross margins may also suffer due to the timing of product or service introductions by its suppliers and competitors. This is especially challenging when a product has a short life cycle or a competitor introduces a new product just before the combined company's own product introduction. Furthermore, sales of the combined company's new products may replace sales of some of the current products of HP and Compaq, offsetting the benefit of even a successful product introduction. There may also be overlaps in the current products of HP and Compaq product portfolios that will be reduced or eliminated in connection with the merger. If the combined company incurs delays in new product introductions, or does not accurately estimate the market effects of new product introductions, given the competitive nature of its industry, future demand for its products and its revenues may be harmed.


   The combined company's revenues and selling, general and administrative expenses will suffer if it cannot continue to license or enforce the intellectual property rights on which its business will depend or if third parties assert that the combined company violates their intellectual property rights.


   The combined company generally will rely upon patent, copyright, trademark and trade secret laws in the United States and similar laws in other countries, and agreements with its employees, customers, partners and other parties, to establish and maintain its intellectual property rights in technology and products used in the combined company's operations. However, any of its intellectual property rights could be challenged, invalidated or circumvented, or its intellectual property rights may not provide competitive advantages, which could significantly harm its business. Also, because of the rapid pace of technological change in the information technology industry, much of the combined company's business and many of its products will rely on key technologies developed by third parties, and the combined company may not be able to continue to obtain licenses and technologies from these third parties. Third parties also may claim that the combined company is infringing upon their intellectual property rights. Even if the combined company does not believe that its products or business are infringing upon third parties' intellectual property rights, the claims can be time-consuming and costly to defend and divert management's attention and resources away from the combined company's business. Claims of intellectual property infringement might also require the combined company to enter into costly settlement or license agreements. If the combined company cannot or does not license the infringed technology or substitute similar technology from another source, its operations could suffer. In addition, it is possible that as a consequence of the merger, some intellectual property rights of the combined company may be licensed to a third party that had not been licensed prior to the creation of the combined company or that certain restrictions are imposed on the business of the combined company that had not been imposed on the business of HP or Compaq prior to the merger. Consequently, the combined company may lose a competitive advantage with respect to these intellectual property rights or the combined company may be required to enter into costly arrangements in order to terminate or limit these agreements.


   If the combined company fails to manage distribution of its products and services properly, or if its distributors' financial condition or operations weaken, the combined company's revenues and gross margins could be adversely affected.



   The combined company will use a variety of different distribution methods to sell its products and services, including third-party resellers and distributors and both retail and direct sales to both enterprise accounts and consumers. Since each distribution method has distinct risks and gross margins, the failure of the combined company to implement the most advantageous balance in the delivery model for its products and services could adversely affect the gross margins and therefore profitability of the combined company. For example:



   . As the combined company continues to increase its commitment to direct sales, it could risk alienating channel partners and adversely affecting its distribution model.



       Since direct sales made by the combined company may compete with the sales made by third-party resellers and distributors, these third-party resellers and distributors may elect to use other suppliers that do not directly sell their own products. Because not all of the combined company's customers will prefer to or seek to purchase directly, any increase by the combined company of its commitment to direct sales in order to lower its gross margins could alienate some of its channel partners. As a result, the combined company may lose some of its customers who purchase from third-party resellers or distributors. Moreover, uncertainty regarding the merger may cause some of the combined company's distributors to strengthen relationships with other vendors.


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


   . Some of the combined company's wholesale and retail distributors may be unable to withstand changes in business conditions.



       Some of the combined company's wholesale and retail distributors may have insufficient financial resources and may not be able to withstand changes in business conditions, including the recent economic downturn and changes that may result from the merger. Revenues from indirect sales by the combined company could suffer if its distributors' financial condition or operations weaken.



   . Inventory management of the combined company will be complex as the combined company will continue to sell a significant mix of products through distributors.



       The combined company must manage inventory effectively, particularly with respect to sales to distributors. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of the combined company's products and the products of its competitors that are available to the distributor and seasonal fluctuations in end-user demand. If the combined company has excess inventory, it may have to reduce its prices and write down inventory, which in turn could result in lower gross margins.



   The combined company will depend on third-party suppliers and its revenues and gross margins could be adversely affected if it fails to receive timely delivery of quality components or if it fails to manage inventory levels properly.



   The manufacturing operations of the combined company will depend on the combined company's ability to anticipate its needs for components and products and its suppliers' ability to deliver quality components and products in time to meet critical manufacturing and distribution schedules. Given the wide variety of systems, products and services that the combined company will offer and the large number of its suppliers and contract manufacturers that are dispersed across the globe, problems could arise in planning production and managing inventory levels that could seriously harm the combined company. Among the problems that could arise are component shortages, excess supply and risks related to fixed-price contracts that would require the combined company to pay more than the open market price.



   . Supply shortages. The combined company occasionally may experience a short supply of certain component parts as a result of strong demand in the industry for those parts or problems experienced by suppliers. If shortages or delays persist, the price of these components may increase, or the components may not be available at all. The combined company may not be able to secure enough components at reasonable prices and of acceptable quality to build new products in a timely manner in the quantities and configurations needed. Accordingly, the revenues and gross margins of the combined company could suffer until other sources can be developed.



   . Oversupply. In order to secure components for the production of new products, at times the combined company may make advance payments to suppliers, or it may enter into non-cancelable purchase commitments with vendors. If the combined company fails to anticipate customer demand properly, a temporary oversupply of parts could result in excess or obsolete components which could adversely affect the combined company's gross margins.



   . Long-term pricing commitments. As a result of binding price or purchase commitments with vendors, the combined company may be obligated to purchase components at prices that are higher than those available in the current market. In the event the combined company becomes committed to purchase components for prices in excess of the current market price, it may be at a disadvantage to competitors who have access to components at lower prices, and the combined company's gross margins could suffer.

   Due to the international nature of the combined company's business, political or economic changes could harm its future revenues, costs and expenses and financial condition.



   At the time of the completion of the merger, sales outside the United States will make up more than half of the combined company's revenues. The future revenues, costs and expenses of the combined company could be adversely affected by a variety of international factors, including:


   .   changes in a country's or region's political or economic conditions;

   .   longer accounts receivable cycles;

   .   trade protection measures;

   .   overlap of different corporate structures;

   .   unexpected changes in regulatory requirements;

   .   differing technology standards and/or customer requirements;


   . import or export licensing requirements, which could affect the combined company's ability to obtain favorable terms for components or lead to penalties or restrictions;


   . problems caused by the conversion of various European currencies to the Euro and macroeconomic dislocations that may result; and

   .   natural disasters.


   A portion of the combined company's product and component manufacturing, along with key suppliers, also will be located outside of the United States, and also could be disrupted by some of the international factors described above. In particular, each of HP and Compaq, along with most other PC vendors, has engaged manufacturers in Taiwan for the production of notebook computers. In 1999, Taiwan suffered a major earthquake, and in 2000 it suffered a typhoon, both of which resulted in a temporary lack of communications and supply disruptions. In addition, the combined company will procure components from Japan, which also suffers from earthquakes periodically. Moreover, HP is in the process of acquiring Indigo, N.V., which has research and development and manufacturing operations located in Israel, which may be more subject to disruptions in light of recent world events.



   The combined company will be exposed to foreign currency exchange rate and interest rate risks that could adversely affect the revenues and gross margins of the combined company.



   The combined company will be exposed to foreign currency exchange rate risk that will be inherent in its sales commitments, anticipated sales, and assets and liabilities that are denominated in currencies other than the United States dollar. The combined company also will be exposed to interest rate risk inherent in its debt and investment portfolios. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could adversely affect the combined company's revenues and gross margins.





   Impairment of investment and financing portfolios could harm the combined company's net earnings.



   The combined company will have an investment portfolio that will include minority equity and debt investments and financing. In most cases, the combined company will not attempt to reduce or eliminate its market exposure on these investments and may incur losses related to the impairment of these investments and therefore charges to net earnings. Some of the combined company's investments will be in privately held companies that are still in the start-up or development stage, which have inherent risks because the markets for the technologies or products they have under development are typically in the early stages and may never develop. Furthermore, the values of the combined company's investments in publicly-traded companies will be subject to significant market price volatility. The combined company's investments in technology companies often will be coupled with a strategic commercial relationship. The combined company's commercial agreements with these companies may not be sufficient to allow it to obtain and integrate such products or technology into its technology or product lines or otherwise benefit from the relationship, and these companies may be subsequently acquired by third parties, including competitors of the combined company. Moreover, due to the economic downturn and difficulties that may be faced by some of the companies to which HP, Compaq or the combined company has supplied financing, the combined company's investment portfolio could be further impaired.


   In order to manage their portfolios of products and technology and further their competitive objectives, HP and Compaq must successfully complete acquisitions and alliances that enhance their strategic businesses and product lines and divest non-strategic businesses and product lines.



   As part of their business strategies, HP and Compaq frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances, joint ventures and divestitures in order to manage their respective product and technology portfolios and further strategic objectives. It is expected that the combined company will engage in similar transactions. In order to pursue this strategy successfully, the combined company must identify suitable acquisition, alliance or divestiture candidates, complete these transactions, some of which may be large and complex, and integrate acquired companies. Integration and other risks of acquisitions can be more pronounced for larger and more complicated transactions, or if multiple acquisitions are pursued simultaneously. The integration of HP and Compaq may make the completion and integration of subsequent acquisitions more difficult. However, if the combined company fails to identify and complete these transactions, it may be required to expend resources to internally develop products and technology or may be at a competitive disadvantage, which may have a material effect on the revenues and selling, general and administrative expenses of the combined company taken as a whole.



   In addition to the pending Compaq transaction, HP currently has pending a proposed acquisition of Indigo N.V., a leading commercial and industrial printing systems company. In 2001, HP completed acquisitions of StorageApps, Inc., a provider of storage virtualization solutions, and Bluestone Software, Inc., which became part of HP's middleware division. Compaq acquired assets from InaCom Corp. to add custom configuration capabilities and direct fulfillment logistics in 2000. These and other acquisitions and strategic alliances may require the combined company to integrate with a different company culture, management team and business infrastructure and otherwise manage integration risks. Even if an acquisition or alliance is successfully integrated, the combined company may not receive the expected benefits of the transaction. Managing acquisitions, alliances and divestitures requires varying levels of management resources, which may divert the combined company's attention from other business operations. These transactions may also result in significant costs and expenses and charges to earnings. As a result, any completed, pending or future transactions may contribute to the combined company's financial results differing from the investment community's expectations in a given quarter.





   Terrorist acts and acts of war may seriously harm the combined company's business and revenues, costs and expenses and financial condition.



   Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to the combined company, its employees, facilities, partners, suppliers, distributors and resellers, and customers, which could significantly impact the combined company's revenues, costs and expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm the combined company's business and results of operations. The long-term effects on the combined company of the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect the business and results of operations of HP, Compaq or the combined company in ways that cannot presently be predicted. In addition, as major multi-national companies with headquarters and significant operations located in the United States, any of HP, Compaq or the combined company may be impacted by actions against the United States. The combined company will be predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.


   Business disruptions could seriously harm the future revenues and financial condition and increase the costs and expenses of the combined company.



   The combined company's worldwide operations could be subject to natural disasters and other business disruptions which could seriously harm its revenues and financial condition and increase its costs and expenses. The corporate headquarters of the combined company, a portion of its research and development activities, other critical business operations and a certain number of its suppliers will be located in California, near major earthquake faults. The ultimate impact on the combined company, its significant suppliers and its general infrastructure of being located near major earthquake faults is unknown, but the combined company's revenues, financial condition and costs and expenses could be significantly impacted in the event of a major earthquake. In addition, some areas, including California, have experienced, and may continue to experience, ongoing power shortages, which have resulted in "rolling blackouts." These blackouts could cause disruptions to the operations of the combined company and the operations of its suppliers, distributors and resellers, and customers. The combined company will be predominantly uninsured for losses and interruptions caused by earthquakes, power outages and other natural disasters.



   Unforeseen environmental costs could impact the net earnings of the combined company.



   Some of the combined company's operations will use substances regulated under various federal, state and international laws governing the environment. The combined company could be subject to liability for remediation if it does not handle these substances in compliance with applicable laws. It will be the combined company's policy to apply strict standards for environmental protection to sites inside and outside the United States, even when not subject to local government regulations. The combined company will record a liability for environmental remediation and related costs when it considers the costs to be probable and the amount of the costs can be reasonably estimated. Neither HP nor Compaq has incurred environmental costs that are presently material to it, and neither HP nor Compaq is presently subject to known environmental liabilities that it expects to be material.


   The revenues and profitability of the operations of HP and Compaq have historically varied.

   The revenues and profit margins of HP and Compaq vary among their respective products, customer groups and geographic markets. The revenue mix of the combined company will be different than the revenue mix of either HP or Compaq alone, particularly with respect to the proportion contributed by personal computers and printing and imaging devices and supplies. Overall profitability in any given period is dependent partially on the product, customer and geographic mix reflected in that period's net revenue, and therefore revenue and gross margin trends cannot be reliably predicted. Actual trends may cause the combined company to adjust its operations, which could cause period-to-period fluctuations in the combined company's results of operations.


   Failure to successfully execute planned cost reductions could result in total costs and expenses for the combined company that are greater than expected.



   Historically, each of HP and Compaq has separately undertaken restructuring plans to bring operational expenses to appropriate levels for each of its businesses, while simultaneously implementing extensive new company-wide expense-control programs. In addition to the previously announced workforce reductions of the separate companies, the combined company may have additional workforce reductions. The planned workforce reductions are expected to involve approximately 15,000 employees of the combined company worldwide, representing approximately 10% of the combined company's workforce. Significant risks associated with these actions that may impair the ability of the combined company to achieve anticipated cost reductions or that may otherwise harm its integration efforts or business include delays in implementation of anticipated reductions in force in highly regulated locations outside of the United States, particularly in Europe and Asia, redundancies among restructuring programs, and the failure to meet operational targets due to the loss of employees or decreases in employee morale.


   HP's stock price has historically fluctuated and may continue to fluctuate.

   HP's stock price, like that of other technology companies, can be volatile. Some of the factors that can affect its stock price are:

    . the announcement of new products, services or technological innovations by HP or its competitors;

    .  quarterly increases or decreases in HP's revenue or earnings;

    . changes in quarterly revenue or earnings estimates by the investment community; and

    . speculation in the press or investment community about HP's strategic position, financial condition, results of operations, business or significant transactions.

   General market conditions and domestic or international macroeconomic and geopolitical factors unrelated to HP's performance may also affect HP's stock price. For these reasons, investors should not rely on recent trends to predict future stock prices or financial results. In addition, following periods of volatility in a company's securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources. HP anticipates that it will continue to face similar risks associated with stock price volatility following the merger.

   The effective tax rate of the combined company is uncertain.


   The impact of the merger on the overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate, it is impossible to predict the effective tax rate of the combined company accurately. The combination of the operations of HP and Compaq may result in an overall effective tax rate for the combined company that is higher than HP's currently reported tax rate, and it is possible that the combined effective tax rate of HP and Compaq as a combined company may exceed the weighted average of the pre-merger tax rates of HP and Compaq.


   Some anti-takeover provisions contained in HP's certificate of incorporation, bylaws and shareowner rights plan, as well as provisions of Delaware law, could impair a takeover attempt.

   HP has provisions in its certificate of incorporation and bylaws, each of which could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the HP board of directors. These include provisions:

    . authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to its common stock;

    . limiting the liability of, and providing indemnification to, directors and officers;

    .  limiting the ability of HP shareowners to call special meetings;

    . requiring advance notice of shareowner proposals for business to be conducted at annual meetings of HP shareowners and for nominations of candidates for election to the HP board of directors;

    . controlling the procedures for conduct of board and shareowner meetings and election and removal of directors; and

    . specifying that shareowners may take action only at a duly called annual or special meeting of shareowners.

These provisions, alone or together, could deter or delay hostile takeovers, proxy contests and changes in control or management of HP.

   In addition, HP has adopted a shareowner rights plan. The rights are not intended to prevent a takeover of HP. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of HP deemed undesirable by the HP board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire HP on terms or in a manner not approved by the HP board of directors, except pursuant to an offer conditioned upon redemption of the rights.

   As a Delaware corporation, HP is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some shareowners from engaging in certain business combinations without approval of the holders of substantially all of HP's outstanding common stock.

   Any provision of HP's certificate of incorporation or bylaws, HP's shareowner rights plan or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for HP shareowners (including former Compaq shareowners who become HP shareowners upon completion of the merger) to receive a premium for their shares of HP common stock, and could also affect the price that some investors are willing to pay for HP common stock.

                     THE SPECIAL MEETING OF HP SHAREOWNERS

Date, Time and Place


   The HP special meeting will be held at    .m., local time, on        , 2002
at        .



Item of Business



   At the HP special meeting, HP shareowners will be asked to consider and vote upon a proposal to approve the issuance of shares of HP common stock in connection with the merger as more fully described in this joint proxy statement/prospectus. HP currently does not contemplate that any other matters will be presented at the HP special meeting.



Recommendation of the HP Board of Directors



   After careful consideration, the HP board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of HP and its shareowners, and unanimously approved the merger agreement. The HP board of directors recommends that the HP shareowners vote "FOR" the proposal to approve the issuance of shares of HP common stock in connection with the merger.


Admission to the Special Meeting


   Two cut-out admission tickets for the HP special meeting are included for HP shareowners. Limited additional tickets are available for additional HP joint owners. Please contact the HP corporate secretary at HP's principal executive offices for details. Shareowners of record of HP common stock who forget to bring an admission ticket will be admitted to the meeting only if they are listed as HP shareowners of record as of the close of business on the record date and bring forms of identification. HP shareowners who hold shares of HP common stock through brokers or nominees and fail to bring an admission ticket will need to provide proof of identification and proof of ownership by bringing either a copy of the voting instruction cards provided by their brokers or nominees or copies of their brokerage statements showing their HP share ownership as of the record date.


Method of Voting; Record Date; Stock Entitled to Vote; Quorum

   HP shareowners are being asked to vote both shares held directly in their name as shareowners of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

   The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.


   The WHITE proxy cards and voting instruction cards are being solicited on behalf of the HP board of directors from HP shareowners in favor of the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   Shareowners may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareowners who hold shares in more than one brokerage account may receive a separate WHITE voting instruction card for each brokerage account in which shares are held. Shareowners of record whose shares are registered in more than one name will receive more than one WHITE proxy card. The HP board of directors urges HP shareowners to complete, sign, date and return each WHITE proxy card and voting instruction card they receive.

   You may also receive a green proxy or voting instruction card which is being solicited by a dissident group against the HP proposal to issue shares of HP common stock in connection with the merger. The HP board of directors urges HP shareowners to discard any green proxy or voting instruction cards sent to you by the dissident group. If you have previously signed a green proxy or voting instruction card sent by the dissident group, the HP board of directors urges you to sign, date and promptly mail the enclosed WHITE proxy card or voting instruction card, which will revoke any earlier dated proxy or voting instruction cards solicited by the dissident group which you may have signed. It is not necessary to contact the dissident group for your revocation to be effective.



   Only shareowners of HP at the close of business on      , 2002, the record
date for the HP special meeting, are entitled to receive notice of, and vote
at, the HP special meeting. On the record date, approximately      shares of HP
common stock were issued and outstanding. Shareowners of HP common stock on the record date are each entitled to one vote per share of HP common stock on the proposal to approve the issuance of shares of HP common stock in connection with the merger.


   A quorum of shareowners is necessary to have a valid meeting of HP shareowners. Under Delaware law and HP's bylaws, a majority of the shares of HP common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the HP special meeting in order for a quorum to be established.

   Abstentions and broker "non-votes" count as present for establishing the quorum described above. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by HP in its treasury do not count toward the quorum.

Adjournment and Postponement


   HP's bylaws provide that any adjournment or postponement of the HP special meeting may be made at any time by the chairman of the meeting or a vote of shareowners holding a majority of shares of HP common stock represented at the HP special meeting, either in person or by proxy, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. HP's bylaws also provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting. Any adjournment or postponement could be for the purpose of allowing additional time for soliciting votes from HP shareowners to approve the issuance of shares of HP common stock in connection with the merger or to satisfy other conditions to completion of the merger that HP and Compaq elect to satisfy prior to seeking a vote of the HP shareowners in connection with the merger.


Required Vote

   Under the applicable rules of the New York Stock Exchange, the issuance of shares of HP common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the HP special meeting, provided that the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal.

   Under the applicable rules of the New York Stock Exchange, brokers and other nominees are prohibited from giving a proxy to vote their customers' shares with respect to the proposal to be voted on at the HP special meeting in the absence of instructions from their customers. Accordingly, if no instructions are given, the shares will be considered broker "non-votes." For purposes of determining whether HP has received the affirmative vote of a majority of the votes cast at the HP special meeting, broker "non-votes" and abstentions will not be considered votes cast and will therefore have no effect on the outcome of the proposal.

   For purposes of determining whether the total vote cast represents over 50% of all shares of HP common stock entitled to vote on the proposal, broker "non-votes" and abstentions will be considered entitled to vote and will therefore make it more difficult to meet this requirement. If the total vote cast on the proposal represents over 50% of all shares of HP common stock entitled to vote on the proposal, these broker "non-votes" and abstentions would have no effect on the outcome of the proposal.



Share Ownership of HP Directors and Executive Officers


   At the close of business on the record date for the HP special meeting, directors and executive officers of HP and their affiliates beneficially owned
and were entitled to vote approximately      shares of HP common stock,
collectively representing   % of the      shares of HP common stock outstanding
on that date.


Voting Procedures

  Submitting Proxies or Voting Instructions


   Shareowners of record of HP common stock may vote in person at the HP special meeting by bringing their proxy cards and proof of identification.



   If shares of HP common stock are held by HP shareowners in street name, those HP shareowners may not vote their shares in person at the HP special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and proof of identification.



   Whether HP shareowners hold shares of HP common stock directly as shareowners of record or in street name, HP shareowners may direct the voting of their shares without attending the HP special meeting. HP shareowners may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.





   Record holders of shares of HP common stock may submit proxies by completing, signing and dating their WHITE proxy cards and mailing them in the accompanying pre-addressed envelopes. HP shareowners who hold shares in street name may vote by mail by completing, signing and dating the WHITE voting instruction cards provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes.



   If HP shareowners of record do not include instructions on how to vote their properly signed WHITE proxy cards, their shares will be voted "for" the proposal to approve the issuance of shares of HP common stock in connection with the merger.


   If HP shareowners holding shares of HP common stock in street name do not provide voting instructions, their shares will not be voted and will therefore be considered broker "non-votes." However, any shares held in HP's Tax Saving Capital Accumulation Plan (TAXCAP) as to which voting instructions are not provided will be voted in proportion to the way the other TAXCAP participants vote their shares.

   Revoking Proxies or Voting Instructions

   HP shareowners may change their votes at any time prior to the vote at the HP special meeting. HP shareowners of record may change their votes by granting new proxies bearing a later date (which automatically revoke the earlier proxies) or by attending the HP special meeting and voting in person. Attendance at the HP special meeting will not cause previously granted proxies to be revoked, unless HP shareowners specifically so request. For shares held in street name, HP shareowners may change their votes by submitting new voting instructions to their brokers or nominees or by attending the HP special meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.

   Proxy Solicitation

   HP is soliciting proxies for the HP special meeting from HP shareowners and Compaq is soliciting proxies for the Compaq special meeting from its shareowners. Each company will share equally the cost of printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by HP with the Securities and Exchange Commission.


   Other than the costs shared with Compaq, the cost of soliciting proxies from HP shareowners will be paid by HP.


   In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or by electronic communication by HP's directors, officers and employees, who will not receive any additional compensation for such solicitation activities.


   In addition, HP has retained Georgeson Shareholder and Innisfree M&A Incorporated to assist it in the solicitation of proxies. HP has agreed to pay Georgeson Shareholder and Innisfree initial fees of $135,000 in the aggregate and additional fees which generally become payable following the mailing of HP's definitive proxy materials of up to an additional $1,150,000 in the aggregate, plus monthly consulting fees of $25,000. HP has also agreed to reimburse such firms for out-of-pocket expenses for these services, and to indemnify each of Georgeson Shareholder and Innisfree against certain liabilities arising out of or in connection with its engagement. Upon request, HP also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to HP shareowners.


   Contact for Questions and Assistance in Voting

   Any HP shareowner who has a question about the merger, the issuance of shares in connection with the merger, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:


              Georgeson Shareholder            Innisfree M&A Incorporated
                111 Commerce Road            501 Madison Avenue, 20th Floor
           Carlstadt, New Jersey 07072          New York, New York 10022
                    (   )  -                    shareowners: (   )     -
        international calls: (   )  -  .     international calls: (   )   -
                                             banks and brokers: (   )    -



   If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Georgeson Shareholder or
Innisfree M&A Incorporated as described above or send e-mail
to      @georgesonshareholder.com or info@innisfreema.com.


Confidential Voting Policy

   It is HP's policy that proxy instructions, ballots and voting tabulations that identify individual HP shareowners are handled in a manner that protects voting privacy. HP shareowner votes will not be disclosed within HP or to Compaq or third parties, except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation. Occasionally, HP shareowners provide written comments on their proxy cards, which are then forwarded to HP management.

                   THE SPECIAL MEETING OF COMPAQ SHAREOWNERS

Date, Time and Place


   The Compaq special meeting will be held at    .m., local time, on      ,
2002 at    .


Items of Business

   At the Compaq special meeting, Compaq shareowners will be asked to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger. Compaq shareowners also will consider any other business that may properly come before the Compaq special meeting or any adjournment or postponement of the Compaq special meeting. Compaq currently does not contemplate that any other matters will be considered at the Compaq special meeting.


Recommendation of the Compaq Board of Directors



   After careful consideration, the Compaq board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of Compaq and its shareowners and unanimously approved the merger agreement. The Compaq board of directors recommends that Compaq shareowners vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.


Method of Voting; Record Date; Stock Entitled to Vote; Quorum

   Compaq shareowners are being asked to vote both shares held directly in their name as shareowners of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

   The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.


   WHITE proxy cards and voting instruction cards are being solicited on behalf of the Compaq board of directors from Compaq shareowners in favor of the proposal to approve and adopt the merger agreement and approve the merger.



   Shareowners may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareowners who hold shares in more than one brokerage account will receive a separate WHITE voting instruction card for each brokerage account in which shares are held. Shareowners of record whose shares are registered in more than one name will receive more than one WHITE proxy card. Compaq shareowners should complete, sign, date and return each WHITE proxy card and voting instruction card they receive.



   Only shareowners of record of Compaq at the close of business on      ,
2002, the record date for the Compaq special meeting, are entitled to receive notice of, and have the right to vote at, the Compaq special meeting. On the
record date, approximately      shares of Compaq common stock were issued and
outstanding. Shareowners of record of Compaq on the record date are entitled to one vote per share of Compaq common stock on the proposal to approve and adopt the merger agreement and approve the merger.


   A quorum of shareowners is necessary to have a valid meeting of Compaq shareowners. A majority of the shares of Compaq common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Compaq special meeting in order for a quorum to be established.

   Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. Shares held by Compaq in its treasury do not count toward establishing a quorum.

Adjournment and Postponement


   Compaq shareowners may be asked to vote upon a proposal to adjourn or postpone the Compaq special meeting. Any adjournment or postponement could be used for the purposes of allowing additional time for soliciting votes from Compaq shareowners to approve and adopt the merger agreement and approve the merger or to satisfy other conditions to completion of the merger that Compaq and HP elect to satisfy prior to seeking a vote of the Compaq shareowners in connection with the merger. However, proxies to be voted against the proposal to approve and adopt the merger agreement and approve the merger may not be used to vote in favor of an adjournment of the special meeting of Compaq shareowners for purposes of soliciting additional votes in favor of that proposal or allowing additional time for the satisfaction of conditions of the merger.


Required Vote

   Approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of the holders of a majority of the shares of Compaq common stock outstanding on the record date. Under applicable Delaware law, for the purpose of determining whether the proposal to approve and adopt the merger agreement and approve the merger has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote "against" the proposal. In addition, failing to vote will have the same effect as a vote "against" the proposal. Under the applicable rules of the New York Stock Exchange, a broker or nominee who holds shares for customers, who are the beneficial owners of those shares, are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to be voted on at the Compaq special meeting without instructions from the customer. Shares held by a broker or nominee which are not voted because the customer has not provided instructions to the broker or nominee will have the same effect as a vote "against" the proposal.



Share Ownership of Compaq Directors and Executive Officers

   At the close of business on the record date for the Compaq special meeting, directors and executive officers of Compaq and their affiliates beneficially
owned and were entitled to vote approximately       shares of Compaq common
stock, collectively representing less than one percent of the       shares of
Compaq common stock outstanding on that date.

Voting Procedures

   Submitting Proxies or Voting Instructions


   Compaq shareowners of record may vote their shares by attending the Compaq special meeting and voting their shares in person at the special meeting, or by completing their WHITE proxy cards and signing, dating and mailing them in the enclosed self-addressed envelopes. If a WHITE proxy card is signed by a shareowner of record of Compaq and returned without voting instructions, the shares represented by the proxy will be voted "FOR" the proposal to approve and adopt the merger agreement and approve the merger, and in the discretion of Ben
K. Wells and Thomas C. Siekman, as the proxy holders, on any other business that may properly come before the Compaq special meeting or any adjournment or postponement of the Compaq special meeting.


   Because Delaware, the state in which Compaq is incorporated, permits electronic submission of proxies, Compaq shareowners who are shareowners of record have the option to submit their proxies by using the telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow Compaq shareowners to appoint a proxy to vote their shares of Compaq common stock and to confirm that their instructions have been properly recorded. Instructions for voting by using the telephone or the Internet are printed on the proxy card for Compaq shareowners of record.


   Compaq shareowners whose shares are held in the name of a broker or nominee must either direct the record holder of their shares as to how to vote their shares of Compaq common stock or obtain a proxy from the record holder to vote at the Compaq special meeting. Beneficial holders of Compaq common stock should check the WHITE voting instruction cards used by their brokers or nominees to see if they may vote by using the telephone or the Internet.


   Revoking Proxies or Voting Instructions


   Compaq shareowners of record may revoke their proxies at any time prior to the time their proxies are voted at the Compaq special meeting. Proxies may be revoked by written notice to the corporate secretary of Compaq, by a later-dated proxy signed and returned by mail, or by attending the Compaq special meeting and voting in person. Compaq shareowners of record may also revoke proxies by a later-dated proxy using the telephone or Internet voting procedures described on their WHITE proxy cards.



   Compaq shareowners whose shares are held in the name of a broker or nominee may change their votes by submitting new WHITE voting instructions to their brokers or nominees. Those Compaq shareowners may not vote their shares in person at the Compaq special meeting unless they obtain a signed proxy from the record holder giving them the right to vote their shares.


   Proxy Solicitation

   Compaq is soliciting proxies for the Compaq special meeting from Compaq shareowners and HP is soliciting proxies for the HP special meeting from its shareowners. Each company will share equally the cost of printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by HP with the Securities and Exchange Commission.

   Other than the costs shared with HP, the cost of soliciting proxies from Compaq shareowners will be paid by Compaq. In addition to solicitation by mail, directors, officers and employees of Compaq may also solicit proxies from shareowners by telephone, telecopy, telegram or in person. Compaq will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, Compaq will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

   Compaq has retained Georgeson Shareholder to assist it with the solicitation of proxies and to verify certain records related to the solicitations. Compaq will pay Georgeson Shareholder a fee of $45,000, plus their reasonable expenses, for these services. Compaq has agreed to indemnify Georgeson Shareholder against certain liabilities arising out of or in connection with its engagement.

   Please do not send in any Compaq stock certificates with your proxy cards or voting instruction cards. Computershare Trust Company of New York, the exchange agent for the merger, will send transmittal forms with instructions for the surrender of certificates representing shares of Compaq common stock to former Compaq shareowners shortly after the merger is completed.

   Contact for Questions and Assistance in Voting


   Any Compaq shareowner who has a question about the merger or how to vote or revoke a proxy should contact:


                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                                  (   )    -

                        international calls: (   )   -



   Any Compaq shareowner who needs additional copies of this joint proxy statement/prospectus or voting materials should contact Georgeson Shareholder
as described above or send e-mail to      @georgesonshareholder.com.


Other Matters


   Compaq is not aware of any other business to be acted upon at the Compaq special meeting. If, however, other matters are properly brought before the Compaq special meeting or any adjournment or postponement of the Compaq special meeting, the persons named as proxy holders, Ben K. Wells and Thomas C. Siekman, will have discretion to act on those matters, or to adjourn or postpone the Compaq special meeting. Proxies to be voted against the proposal to approve and adopt the merger agreement and approve the merger may not be used to vote in favor of an adjournment of the special meeting of Compaq shareowners for the purpose of soliciting additional votes in favor of that proposal or allowing additional time for the satisfaction of conditions of the merger.

                                  THE MERGER

   The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

   Both HP and Compaq continually evaluate strategic opportunities and business scenarios as a part of its ongoing evaluation of changes in the marketplace and opportunities to strengthen its business. In 1999, due to an increasingly competitive market environment, the HP board of directors and members of HP management became particularly focused on developing strategies to secure HP's future by strengthening HP's product and service offerings. In particular, the HP board of directors sought strategic alternatives that would improve HP's enterprise computing and services businesses, strengthen HP's sales force and improve HP's relationships with independent software vendors. As part of this process, HP evaluated a range of strategic alternatives and potential acquisition candidates, including (with support in particular from HP directors Richard A. Hackborn and George A. Keyworth II) Compaq. In early 2001, HP retained McKinsey & Co. to assist in its evaluation process.

   Also in early 2001, in an effort to maximize opportunities for its UNIX business, HP began approaching other companies to determine whether they would be interested in licensing HP's UNIX operating system, HP-UX. As part of these initiatives and following a series of previous discussions between business unit representatives of both companies, Ms. Fiorina contacted Mr. Capellas in June 2001 to discuss Compaq's interest in licensing HP-UX. After several days of deliberation, Mr. Capellas contacted Ms. Fiorina to suggest that the synergies between the two companies were broader than HP-UX and that HP consider whether a broader strategic relationship might be a viable option.

   Based on the initial conversations between Ms. Fiorina and Mr. Capellas, on June 22, 2001 Mr. Capellas and Shane V. Robison, Compaq's Senior Vice President, Technology and Chief Technology Officer, met with Ms. Fiorina and Duane E. Zitzner, HP's President, Computing Systems, to discuss the possibility of Compaq licensing HP-UX. Although discussions regarding a licensing arrangement between HP and Compaq continued beyond this meeting and are ongoing, at this meeting, Ms. Fiorina and Messrs. Capellas, Zitzner and Robison also discussed the potential for a broader relationship between HP and Compaq, including a possible business combination.


   Following the June 22, 2001 meeting, HP initiated a general analysis of a possible business combination with Compaq using publicly available information to build upon the strategic evaluation it had performed with the assistance of McKinsey & Co.



   On June 24, 2001, the HP board of directors convened a telephonic meeting. All HP directors attended this meeting, other than Philip M. Condit, George A. Keyworth II and Robert E. Knowling, Jr. In addition, Ann M. Livermore, HP's President, HP Services, and Ann O. Baskins, HP's Vice President, General Counsel and Secretary, and a representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to HP, also attended this meeting. During the meeting, after Ms. Livermore and Ms. Baskins had departed, Ms. Fiorina apprised the HP board of directors of her discussions with Messrs. Capellas and Robison and the preliminary analysis that HP had performed regarding a possible business combination with Compaq. After discussion, the HP board of directors authorized Ms. Fiorina to explore the business combination further.



   On June 27, 2001, the Compaq board of directors convened a regular meeting. All Compaq directors attended this meeting. Several members of Compaq management (including Jeff Clarke, Compaq's Senior Vice President, Finance and Administration and Chief Financial Officer, and Thomas C. Siekman, Compaq's Senior

Vice President and General Counsel) also attended this meeting. During this meeting, Mr. Capellas informed the Compaq board of directors of his conversations with Ms. Fiorina. Mr. Capellas and Mr. Robison presented the preliminary analysis that Compaq had performed regarding Compaq business strategies and the strategic rationale of a business combination with HP, and the Compaq board of directors discussed the strategic rationale for the business combination. The Compaq board of directors also discussed alternatives to a business combination with HP and authorized management to continue to explore a number of alternatives, including a business combination with HP.


   On June 27, 2001, Ms. Fiorina and Mr. Capellas had a telephonic meeting to discuss further the business combination between HP and Compaq. During this meeting, Ms. Fiorina and Mr. Capellas discussed their common beliefs in the strategic rationale and benefits of a business combination and their respective interests in further exploring a business combination between the two companies. Ms. Fiorina confirmed that the HP board of directors was willing to consider a business combination with Compaq and had authorized her to continue discussions with Mr. Capellas regarding the terms of such a transaction. Mr. Capellas also confirmed that the Compaq board of directors was interested in exploring a business combination with HP and had authorized him to proceed with discussions regarding a possible transaction with HP.


   On June 29, 2001, Ms. Fiorina, Robert P. Wayman, HP's Executive Vice President, Finance and Administration, and Chief Financial Officer, Mr. Zitzner and a representative from Wilson Sonsini Goodrich & Rosati, met with Mr. Capellas, Mr. Clarke, Mr. Siekman and Mr. Robison to discuss various strategic, operational, legal and other regulatory issues associated with a possible business combination between HP and Compaq.



   Following the June 29, 2001 meeting, HP and Compaq executed a confidentiality agreement to facilitate further discussions and the related exchange and use of confidential information. Compaq retained Accenture to assist Compaq management in performing certain business due diligence of HP and related analysis in connection with the business combination. Shortly thereafter, HP, with the assistance of McKinsey & Co., and Compaq, with the assistance of Accenture, each initiated an extensive business due diligence investigation of the business and operations of the other and a potential business combination. This due diligence investigation included a review of the potential strategic synergies of the business combination.


   On July 7, 2001, Ms. Fiorina and Messrs. Wayman and Zitzner of HP, together with representatives from McKinsey & Co. and a representative from Wilson Sonsini Goodrich & Rosati, met with Messrs. Capellas, Clarke, Siekman and Robison of Compaq, together with representatives from Accenture, to further discuss various strategic, operational, financial, legal and regulatory aspects of the business combination. The parties also reviewed the results of their respective preliminary analyses of the business combination, including the potential strategic synergies of the business combination and business integration of the combined company.

   Ms. Fiorina and Mr. Capellas had a later meeting on July 7, 2001 to continue their discussions regarding the business combination. During this meeting, Ms. Fiorina and Mr. Capellas discussed at a general level valuation concepts and issues associated with the business combination, the governance and management of the combined company and strategic synergies of the business combination.


   On July 10, 2001, the HP board of directors convened a meeting to consider further the business combination with Compaq. All HP directors attended this meeting, other than Walter B. Hewlett. In addition, Ms. Baskins, a representative from McKinsey & Co. and a representative from Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, Ms. Fiorina and other members of HP's management team updated the HP board of directors regarding the status of discussions with Compaq regarding the business combination, and presented their analysis of the strategic, operational, legal and other regulatory issues associated with the business combination. After a discussion on these matters, the HP board of directors authorized Ms. Fiorina and other members of HP's management to continue their discussions with Compaq regarding the business combination.


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

   From July 10 through July 17, 2001, Ms. Fiorina and Mr. Capellas had numerous telephonic meetings to discuss further valuation concepts and issues associated with the business combination, the governance and management of the combined company and strategic synergies of the business combination. These discussions also remained general in nature.


   On July 17, 2001, the Compaq board of directors convened a meeting to consider further a potential business combination with HP. All Compaq directors attended this meeting other than Kenneth L. Lay and Thomas J. Perkins. Mr. Siekman also was present. During the meeting, Mr. Capellas reviewed the analysis performed by Accenture and Compaq's management concerning the potential business combination. Mr. Capellas updated the Compaq board of directors on the discussions with HP and each company's positions on various terms of the business combination. The Compaq board of directors authorized continued discussions with HP.



   On July 19, 2001, the HP board of directors convened a meeting to consider further the business combination with Compaq. All HP directors attended this meeting, other than Mr. Hewlett. In addition, Ms. Baskins, Ms. Livermore and Mr. Zitzner of HP, representatives from McKinsey & Co. and a representative from Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, representatives of McKinsey & Co. facilitated an intensive review of the state of HP's businesses within their respective industries and of the potential benefits and risks associated with a business combination with Compaq, from both a strategic and an operational standpoint. After extensive discussion and review, this meeting was adjourned.



   On July 20, 2001, the HP board of directors reconvened the meeting adjourned the prior evening. All HP directors attended this meeting. Following some additional discussion of the previous day's deliberations and after receiving input from representatives of the management of HP's businesses (including Ms. Livermore, Mr. Zitzner) and Ms. Baskins, a representative from Wilson Sonsini Goodrich & Rosati outlined the fiduciary duties of the HP board of directors in connection with its consideration of the business combination and various legal and regulatory issues that would arise in connection with the business combination. Following these presentations, the HP board of directors authorized HP's management to retain an investment banking firm to advise the board of directors regarding the financial aspects of the business combination and further authorized Ms. Fiorina and other members of HP's management to continue their discussions with Compaq regarding the business combination.



   Also on July 20, 2001, HP first contacted Goldman, Sachs & Co. to discuss HP's engagement of Goldman Sachs as its financial advisor in connection with the business combination.



   On July 20, 2001, Mr. Capellas spoke with Salomon Smith Barney regarding its acting as Compaq's financial advisor in connection with the business combination, and by letter dated as of July 19, 2001, Compaq engaged Salomon Smith Barney to so act.


   From July 20 through July 25, 2001, Ms. Fiorina and Mr. Capellas had a number of telephonic meetings to discuss further the valuation concepts and issues associated with the business combination, governance and management of the combined company, strategic synergies of the business combination and integration issues associated with the business combination. These discussions continued to be general in nature.


   As of July 25, 2001, HP engaged Goldman Sachs to act as its financial advisor in connection with the business combination. Also on July 25, 2001, HP delivered a draft merger agreement to Compaq.



   On July 22 and 24, 2001, the Compaq board of directors convened meetings to consider further a business combination with HP. All Compaq directors attended these meetings, other than Mr. Babbio, who did not attend the July 22 meeting, and Mr. Lay and Sanford M. Litvack, who did not attend both meetings. Members of Compaq's management (including Mr. Clarke) also attended these meetings. During these meetings, Mr. Capellas reported to the Compaq board of directors on the status of discussions with HP regarding the business combination and management's preliminary views with respect to the strategic, operational, legal and other regulatory issues associated with the business combination and the process of working with investment bankers on the transaction. After a discussion of these matters, the Compaq board of directors authorized Mr. Capellas to continue his discussions with HP regarding the business combination.


   On July 26, 2001, the Compaq board of directors convened a regularly scheduled meeting at which it considered a potential business combination with HP. All Compaq directors attended this meeting. Members of Compaq's management (including Mr. Clarke and Mr. Siekman) and representatives from Accenture, Salomon Smith Barney and Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Compaq, also attended this meeting. During this meeting, Mr. Capellas reported on the discussions to date with HP and its advisors regarding a business combination, representatives of Accenture presented the Compaq board of directors with an analysis of the strategic benefits and risks of the business combination from a business and operational standpoint, representatives of Salomon Smith Barney presented a financial analysis of the business combination, and representatives of Skadden, Arps, Slate, Meagher & Flom LLP outlined the fiduciary duties of the Compaq board of directors in connection with its consideration of a business combination and various legal and regulatory issues that would arise in connection with the business combination. Following these presentations and deliberation among members of the Compaq board of directors regarding these issues and various strategic alternatives, the Compaq board of directors authorized Compaq's management to continue its discussions with HP regarding the business combination.



   From July 26 through July 30, 2001, Ms. Fiorina and Mr. Capellas had a number of telephonic meetings to further discuss economic contribution and valuation issues relating to the business combination and the governance and management of the combined company. Although Ms. Fiorina and Mr. Capellas did not reach agreement on these issues, they each agreed to meet again to further discuss them and to authorize their respective advisors to continue discussions regarding other aspects of the business combination. During this period, representatives from Goldman Sachs, McKinsey & Co. and Wilson Sonsini Goodrich & Rosati also had numerous meetings with representatives from Salomon Smith Barney, Accenture and Skadden, Arps, Slate, Meagher & Flom LLP to discuss various financial and legal aspects of the business combination. During these meetings, the parties discussed legal structure, implementation and regulatory issues relating to the business combination, as well as the continuing valuation, governance and management issues previously discussed between Ms. Fiorina and Mr. Capellas.



   On July 30, 2001, the HP board of directors convened another meeting to consider further the business combination with Compaq. All HP directors attended this meeting, other than Mr. Hewlett. In addition, Ms. Baskins, Charles N. Charnas, HP's Assistant Secretary and Senior Managing Counsel, and representatives from McKinsey & Co., Goldman Sachs and Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, members of HP's management summarized their discussions with Compaq and its advisors regarding the business combination. Representatives from Goldman Sachs then presented a preliminary analysis of various financial considerations relating to the business combination, and a representative from Wilson Sonsini Goodrich & Rosati further reviewed the fiduciary duties of the HP board of directors in connection with its consideration of the business combination, as well as various legal and regulatory issues associated with the business combination. Following these presentations and a discussion of alternatives to a business combination with Compaq, the HP board of directors authorized Ms. Fiorina and other members of HP's management to continue their discussions with Compaq regarding the business combination.



   On July 31, 2001, the Compaq board of directors convened another meeting to consider further the business combination with HP. All Compaq directors attended this meeting, other than Mr. Lay and Mr. Litvack. Mr. Siekman also attended this meeting. Mr. Capellas reported that the financial advisors for each of HP and Compaq were engaged in discussions regarding valuation processes and concepts and working with teams from both companies and that business due diligence had begun. The Compaq board of directors also discussed strategic alternatives to the business combination. Also on July 31, 2001, Compaq delivered comments to the draft merger agreement that HP had previously delivered on July 25, 2001. In addition to the economic contribution and valuation issues relating to the business combination and the governance and management of the combined company then being discussed by the parties, Compaq's principal disagreements with the proposed terms of the merger agreement were the scope of certain representations and warranties, the scope of the restrictions on Compaq's conduct of business between the execution of the merger agreement and the completion of the transaction, the rights and obligations of the parties following receipt of alternative acquisition proposals from third parties, the extent of efforts required to complete the transaction, post-closing employee benefits for Compaq employees, the size and conditions for payment of the termination fee, and the form in which the termination fee would be payable.



   HP and Compaq convened a series of meetings from July 30 through August 6, 2001 among the management teams of HP and Compaq, as well as each of their respective business, financial and legal advisors. During these meetings, each of HP and Compaq made a series of management presentations to the other to facilitate their ongoing due diligence efforts in connection with the business combination. During this period, the parties also negotiated the proposed terms of the merger agreement.


   During the foregoing period, Ms. Fiorina and Mr. Capellas continued to speak on a regular basis regarding the management presentations, as well as various proposed terms of the business combination, including valuation concepts and issues, the governance and management of the combined company and strategic synergies of the combined company. Ms. Fiorina and Mr. Capellas did not reach agreement on these issues during this period.


   On August 5, 2001, the Compaq board of directors convened a meeting to consider further the business combination with HP. All Compaq directors attended this meeting other than Lucille S. Salhany. Members of Compaq's management (including Mr. Clarke and Mr. Siekman) and a representative from Skadden, Arps, Slate, Meagher & Flom LLP also attended this meeting and representatives from Salomon Smith Barney participated during the portion of the meeting devoted to valuation and premium discussions. Mr. Capellas reported on the status of the negotiations, including proposed management and board appointments, valuation and premium, and reviewed potential execution risks. The Compaq board of directors determined not to proceed with further discussions with HP based on the proposed terms that were then being discussed.



   On August 6, 2001, the HP board of directors convened a meeting to consider further the business combination with Compaq. All HP directors attended this meeting. In addition, Ms. Baskins, Mr. Charnas and representatives from Goldman Sachs, McKinsey & Co. and Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, members of HP's management and its advisors reported on their due diligence investigation of Compaq and their respective discussions with Compaq and its advisors regarding the terms and conditions of the business combination. Ms. Fiorina reported that valuation concepts and issues related to the business combination, the governance and management of the combined company and other terms of the transaction remained unresolved. The HP board of directors discussed strategic alternatives to the business combination with Compaq, and determined that a business combination with Compaq continued to offer the best strategic alternative and benefits for HP. The HP board of directors concluded the meeting by authorizing Ms. Fiorina and other members of HP's management to continue their discussions with Compaq regarding the business combination as management deemed advisable, but directed HP's management to discontinue further due diligence meetings with Compaq until progress was made regarding some of the unresolved issues relating to the business combination.


   From August 6 through August 10, 2001, HP and Compaq independently reviewed the unresolved issues relating to the business combination. On August 10, 2001, Mr. Clarke contacted Mr. Wayman to discuss the business combination. During this meeting, Messrs. Clarke and Wayman discussed a number of the unresolved issues relating to the business combination. Although Messrs. Wayman and Clarke did not reach specific agreement on these issues, they agreed that HP and Compaq should renew in earnest their discussions and due diligence regarding the business combination.

   From August 10 through August 23, 2001, Ms. Fiorina and Mr. Capellas had a number of meetings to discuss some of the unresolved issues relating to the business combination. During these meetings, Ms. Fiorina and Mr. Capellas reached an understanding regarding the governance and general management structure of the combined company. Ms. Fiorina and Mr. Capellas also agreed upon an approach to resolving valuation issues relating to the business combination, subject to approval of each company's board of directors and final negotiation of a definitive agreement for the business combination. As a result of these agreements, Ms. Fiorina and Mr. Capellas agreed that HP and Compaq should reinitiate discussions in connection with, and preparations for, the business combination.


   During this period, Mr. Capellas communicated the status of discussions with HP and consideration of other strategic alternatives to members of the Compaq board of directors individually in numerous telephone conversations. On August 23, 2001, the Compaq board of directors convened to discuss the status of discussions. All Compaq directors attended this meeting other than Judith L. Craven. Members of Compaq management (including Mr. Clarke and Mr. Siekman) were also present. Mr. Capellas discussed the current status of discussions with HP, focusing on valuation, the scale of potential synergies, the importance of synergies in deriving shareowner value and the management of the combined company. Mr. Siekman then discussed the regulatory review process associated with the business combination. Following a discussion, the Compaq board of directors agreed to meet on August 30, 2001 to consider further the proposed terms of the business combination, as well as a detailed report on regulatory issues, due diligence and valuation issues associated with the business combination.



   On August 24, 2001, HP, Compaq and their respective financial and legal advisors recommenced their preparations for the business combination. From August 25 through August 31, 2001, HP, Compaq and their respective financial and legal advisors intensified their due diligence investigations of the other party, engaged in negotiations regarding the terms of the merger agreement, and planned for the announcement of the business combination.



   On August 25, 2001, the HP board of directors convened a meeting to consider, among other things, the business combination with Compaq. All HP directors attended this meeting. In addition, Ms. Baskins, Mr. Charnas and representatives from Goldman Sachs, McKinsey & Co. and Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, Ms. Fiorina reviewed the status of discussions with Compaq and its advisors regarding the business combination generally, and her discussions with Mr. Capellas regarding the governance and general management structure of the combined company and their agreed upon approach to resolving valuation issues relating to the business combination. Representatives from Goldman Sachs then summarized a financial analysis of the business combination based on different exchange ratios, and a representative from Wilson Sonsini Goodrich & Rosati reviewed the status of HP's due diligence investigation of Compaq, various terms of the merger agreement and regulatory issues relating to the business combination. Following a discussion of these matters, the HP board of directors authorized HP's management to continue their negotiations with Compaq regarding the terms and conditions of the business combination.



   On August 30, 2001, the human resources committee of the Compaq board of directors met to discuss implications of the proposed merger for Compaq's workforce. Representatives from Skadden, Arps, Slate, Meagher & Flom LLP joined the committee, which then consisted of outside directors Ms. Craven and Messrs. Babbio and Lay. In particular, the discussions focused on the protections for Compaq employees under the proposed merger agreement, including the provisions regarding ongoing benefits and severance programs, and on the change in control protections in Compaq's existing compensation and benefit programs. The committee discussed that the potential effect of uncertainties created by the proposed merger could lead key employees, including executive officers, to leave Compaq for other employment opportunities. To address this issue, the committee approved certain revisions to existing executive severance agreements and reviewed proposals for a retention program that would provide incentives to key employees who remain with Compaq through the completion of the merger and a critical transition period thereafter. Discussion of these matters continued with the full Compaq board of directors when it convened later that morning and throughout the negotiation process.

   On August 30, 2001, the Compaq board of directors convened a meeting to consider the business combination with HP. All Compaq directors attended this meeting. Members of Compaq's management (including Mr. Clarke and Mr. Siekman) and representatives from Salomon Smith Barney and Skadden, Arps, Slate, Meagher & Flom LLP also attended this meeting. During this meeting, Mr. Capellas and other members of Compaq's management reviewed the strategic rationale and the reasons for the business combination, reported on the status and current terms and conditions of the business combination, and presented a summary of Compaq's due diligence investigation of HP. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP outlined the fiduciary duties of the Compaq board of directors in connection with its consideration of the business combination and reviewed the current terms of the merger agreement and the legal and regulatory issues raised by the business combination. At the invitation of the Compaq board of directors, Ms. Fiorina attended a portion of the meeting and made a presentation to the Compaq board of directors regarding the expected benefits of the proposed business combination and discussed those benefits with members of the Compaq board of directors. Representatives from Salomon Smith Barney reviewed Compaq management's assessment of the strategic rationale for the business combination and presented a review of the financial condition and results of operations of HP and Compaq, as well as a financial analysis with respect to the business combination based upon a possible range of exchange ratios that had been discussed. The Compaq board of directors discussed a number of issues that remained unresolved in connection with the negotiation of the business combination, including the final exchange ratio and management retention issues. The Compaq board of directors also discussed regulatory matters and strategic alternatives to the business combination with HP. The Compaq board of directors then authorized Compaq's management to continue its negotiations with HP regarding the terms and conditions of the business combination.



   Also on August 30, 2001, HP circulated a revised draft of the proposed merger agreement responding to certain of the disagreements that Compaq had previously raised in its July 31, 2001 comments regarding the terms of the merger agreement.



   On August 31, 2001, the HP board of directors convened a meeting to consider further the business combination with Compaq. All HP directors attended this meeting. In addition, Ms. Baskins, Susan D. Bowick, HP's Vice President and Director, Corporate Human Resources, Mr. Charnas, Ms. Livermore and representatives from Goldman Sachs, McKinsey & Co. and Wilson Sonsini Goodrich & Rosati attended this meeting. During this meeting, Ms. Fiorina and other members of HP's management reviewed the strategic rationale and the reasons for the business combination, reported on the status and current terms and conditions of the business combination, and presented a summary of HP's due diligence investigation of Compaq. Following this presentation, a representative from Wilson Sonsini Goodrich & Rosati outlined the fiduciary duties of the HP board of directors in connection with its consideration of the business combination and reviewed the current terms and conditions of the merger agreement. Representatives from Goldman Sachs and McKinsey & Co. then summarized HP's assessment of the strategic rationale for the business combination and Goldman Sachs presented an analysis of the financial condition and results of operations of HP and Compaq, as well as a financial analysis of the business combination based upon a range of exchange ratios. Following these presentations, the HP board of directors discussed a number of issues that remained unresolved in connection with the negotiation of the business combination, including the final exchange ratio and certain management retention issues, as well as the scope of the restrictions on Compaq's conduct of business between the execution of the merger agreement and the completion of the transaction, the rights and obligations of the parties upon receipt of alternative acquisition proposals from third parties, the extent of efforts required to complete the transaction and post-closing employee benefits for Compaq employees. As a result of this discussion, the HP board of directors directed members of the compensation committee of the board to further discuss the unresolved management retention issues. The HP board of directors also authorized HP's management to continue their negotiations with Compaq regarding the terms and conditions of the business combination.


   Beginning at a meeting on August 31, 2001 and continuing until the execution of the merger agreement on September 3, 2001, Messrs. Condit, Ginn and Hewlett, the members of the compensation committee of the HP board of directors, considered various management retention issues associated with the merger. Messrs. Condit,

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

Ginn and Hewlett discussed the fact that the success of the combined company following the merger would be determined in part by how effectively the combined company will be able to create a unified workforce drawn from the existing talent of both HP and Compaq, and the risk that uncertainty associated with the merger could lead some of HP's employees, including executives, to accept other employment opportunities. To address these issues, Messrs. Condit, Ginn and Hewlett, as the members of the compensation committee acting on the authority of the full board, adopted a retention program to assure the continued dedication of key employees and to provide key employees with financial incentives to remain with the combined company following the completion of the merger.

   On September 2 and September 3, 2001, members of the management of HP and Compaq and their respective financial and legal advisors met at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York City to negotiate the final terms and conditions of the merger agreement and to prepare for the announcement of the transaction. During these meetings, Mr. Wayman and Mr. Clarke, and the companies' respective financial advisors, had several conversations regarding the appropriate exchange ratio for the business combination in light of the agreed upon approach to determine the exchange ratio that had been previously agreed upon by Ms. Fiorina and Mr. Capellas, as well as various management retention issues. Mr. Wayman and Mr. Clarke ultimately agreed upon the exchange ratio of 0.6325 of a share of HP common stock for each share of Compaq common stock, subject to approval of the boards of directors of HP and Compaq and final agreement on the terms and conditions of the merger agreement. Ms. Fiorina and Mr. Capellas agreed on this exchange ratio as well, subject to the board approvals.


   On September 3, 2001, the HP board of directors convened a meeting to consider the business combination and the terms and conditions of the merger agreement that had been negotiated by the management teams of HP and Compaq. All HP directors attended this meeting. In addition, Ms. Baskins, Mr. Charnas and representatives from Goldman Sachs, McKinsey & Co. and Wilson Sonsini Goodrich & Rosati attended this meeting. At this meeting, Ms. Fiorina described her meetings with Mr. Capellas and the agreements she had reached with him regarding the exchange ratio for the business combination, management retention, regulatory and various other issues associated with the business combination. Following Ms. Fiorina's presentation, representatives from Goldman Sachs again reviewed HP's assessment of the strategic rationale for the business combination and presented a financial analysis with respect to the business combination based upon the exchange ratio in the merger agreement that had been negotiated by Ms. Fiorina and Mr. Capellas. Based upon the foregoing, Goldman Sachs then delivered its opinion that, as of the date of the merger agreement and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to HP. After deliberating on the foregoing, the HP board of directors unanimously determined that the merger is advisable, and is fair to and in the best interests of HP and its shareowners, approved the merger agreement, directed that the issuance of shares of HP common stock in connection with the merger be submitted for consideration by HP shareowners at a special meeting of HP shareowners, and resolved to recommend that HP shareowners vote "for" the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   Also on September 3, 2001, the Compaq board of directors convened a meeting to consider the business combination and the terms and conditions of the merger agreement that had been negotiated by the management teams of HP and Compaq. All Compaq directors attended this meeting. Members of management (including Mr. Clarke and Mr. Siekman) and representatives from Salomon Smith Barney and Skadden, Arps, Slate, Meagher & Flom LLP also attended this meeting. At this meeting, Mr. Capellas reported on the series of negotiations and meetings with HP and its management and advisors over the last few days and the agreements that had been reached regarding the exchange ratio, management retention, and regulatory and various other issues. Representatives from Salomon Smith Barney again presented a financial analysis with respect to the business combination and delivered its opinion that, as of the date of its opinion and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to the holders of Compaq common stock. After deliberation, the Compaq board of directors unanimously determined that the merger is fair to, and in the best interests of, Compaq and its shareowners and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the shareowners of Compaq approve and adopt the merger agreement and approve the merger, and directed that such matter be submitted to Compaq's shareowners at a meeting of Compaq shareowners.

   Following the meetings of the board of directors of each of HP and Compaq, HP and Compaq executed the merger agreement as of September 4, 2001.

   During the late evening of September 3, 2001, HP and Compaq issued a joint press release announcing the execution of the merger agreement and the merger.


Certain Public Events Following the Announcement of the Merger



   The following describes certain public events that have occurred following the announcement of the merger through the date of this joint proxy statement/prospectus.



   On November 6, 2001, Mr. Hewlett, on behalf of himself and as a trustee of The William R. Hewlett Revocable Trust, Eleanor Hewlett Gimon, Mary Hewlett Jaffe and The William R. Hewlett Revocable Trust announced that they intended to vote their shares of HP common stock against the proposal to approve the issuance of shares of HP common stock in connection with the merger. At that time, Mr. Hewlett also announced that he had been informed by an independent committee of The William and Flora Hewlett Foundation that it had reached a preliminary conclusion to vote the shares of HP common stock held by that foundation against the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   On November 14, 2001, Mr. Hewlett, Ms. Gimon, Ms. Jaffe and Edwin E. van Bronkhorst, a trustee with co-trustee Mr. Hewlett, of The William R. Hewlett Revocable Trust and a member of the board of directors of the David and Lucile Packard Foundation, filed a Schedule 13D with the Securities and Exchange Commission, which stated that (1) as a result of their November 6, 2001 announcement and other public statements regarding the merger, they may be deemed to hold shares of HP common stock with a purpose or effect of changing or influencing control of HP, and (2) they oppose the merger.



   On November 16, 2001, Mr. Hewlett filed solicitation material with the Securities and Exchange Commission, which stated that he planned to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from HP shareowners in connection with the HP special meeting at which various matters relating to the merger will be considered and voted upon by HP shareowners. This filing was amended on November 29, 2001. Also on November 16, 2001, Mr. Hewlett filed a written report to the trustees of The William R. Hewlett Revocable Trust, which contained an analysis of the merger prepared by financial advisors Friedman, Fleischer & Lowe, LLC and the Parthenon Group. This filing was amended on November 29, 2001, December 13, 2001 and on January 7, 2002.



   On November 29, 2001, Mr. Hewlett, Ms. Gimon, Ms. Jaffe and Mr. van Bronkhorst filed an amended Schedule 13D with the Securities and Exchange Commission, which stated that Mr. Hewlett intended to file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies from HP shareowners in connection with the HP special meeting at which various matters relating to the merger will be considered and voted upon by HP shareowners.



   On December 5, 2001, Mr. Hewlett filed solicitation material with the Securities and Exchange Commission, which contained further financial analysis of the merger.



   On December 7, 2001, the David and Lucile Packard Foundation announced its preliminary determination to vote its shares of HP common stock against the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   On December 12, 2001, Mr. Hewlett sent a letter to the board of directors of each of HP and Compaq urging the directors of both companies to reconsider their support for the merger and unwind the merger.


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


   On December 13, 2001, Mr. Hackborn announced that he had resigned from the board of directors of The William and Flora Hewlett Foundation due to his belief that a conflict of interest had arisen as a result of the opposition to the merger by Mr. Hewlett and The William and Flora Hewlett Foundation (of which Mr. Hewlett is chairman of the board).



   On December 19, 2001, HP filed solicitation material with the Securities and Exchange Commission setting forth HP's position on the merger.



   On December 27, 2001, Mr. Hewlett, Mr. van Bronkhorst and The William R. Hewlett Revocable Trust filed a preliminary proxy statement with the Securities and Exchange Commission in connection with their intended solicitation of proxies from HP shareowners against the proposal to approve the issuance of shares of HP common stock in connection with the merger.



   On January 7, 2002, the members of the HP board of directors other than Mr. Hewlett sent a letter to Mr. Hewlett, which was filed on the same day with the Securities and Exchange Commission stating their disagreement with Mr. Hewlett's public presentation of his actions as a director in connection with the merger.


Reasons for the Merger




   Overview



   HP and Compaq share the conviction that advances in technology, increased competition and changing customer requirements are rapidly transforming the structure and economics of the information technology industry in ways that demand quick and decisive action to remain competitive. We believe that the merger is the single best way to position both HP and Compaq for these accelerating changes in an increasingly demanding information technology marketplace.



   In the area of enterprise computing and information technology (IT) services--areas we consider to be the primary engines for new value creation--customers increasingly are looking to purchase integrated solutions, not individual products and technologies, from a smaller number of global end-to-end solutions providers. These customers also are seeking to take advantage of the economics and flexibility of standards-based platforms and architectures.



   In the personal computer (PC) segment of the industry, which is maturing and consolidating, customers are looking for low cost products with greater features and functionality, as well as purchasing flexibility. As a result of these customer demands and intense competition among PC manufacturers, success in the PC industry requires increasingly lower cost structures, flexible distribution capabilities and continuous product innovation.



   The boards of directors and management teams of both HP and Compaq rigorously analyzed numerous alternative strategies to position their companies to take advantage of the opportunities and address the challenges presented by these trends. After reviewing these strategic alternatives and the opportunities presented by the merger, the boards of directors and management teams of both HP and Compaq reached the same conclusion--the merger represents the single best strategic alternative for our respective companies and is the strategy most likely to deliver increased value to our respective shareowners. In addition, we believe that failure to take quick and decisive action to address these market trends comprehensively will weaken our respective competitive positions and result in the deterioration of our respective businesses. Similarly, we are convinced that maintaining the status quo or moving too slowly to address these trends will ultimately erode the value of both companies to our respective shareowners.



   In addition to these strategic benefits, we believe that the merger is a unique opportunity to create a combined company with a stronger, more efficient operating model than either company could achieve on its own. For example, the merger will enable us to improve our combined earnings by generating significant cost synergies for the combined company. In fact, we expect to generate annual cost savings of at least $2.5 billion by the middle of the combined company's 2004 fiscal year, which in and of itself, as noted below, translates into a present value of cost savings of approximately $5-$9 per share of the combined company (based on the assumptions described above). In addition, even in an environment in which prices will remain under pressure, we believe that the combined company will be able to generate operating margins of 8%-10% by the combined company's 2003 fiscal year after realizing anticipated cost savings.



   Strategic Benefits of the Merger



   We believe that the merger presents a unique opportunity to enhance our combined competitive position in key industries, while strengthening our sales force and our relationships with important constituencies.



   Servers: Complementary Leadership in Key Markets



   Combining Compaq's strengths in fault tolerant business-critical solutions and industry standard servers with HP's significant Linux and UNIX presence in the data center will give the combined company industry leading product offerings spanning the entire server category--a pivotal, high-growth enterprise computing business category. Further, by combining the best of each company's intellectual property, the combined company will be able to enhance existing product lines--for example, by adding Compaq's advanced clustering technology to the HP-UX operating system and leveraging the companies' respective investments in Linux.



   Storage: Complementary Fit Creates Leadership Across Categories, Including Highest Growth Areas



   Compaq's leading position overall in storage, combined with HP's strengths in high-end storage, will make the combined company the industry leader in the enterprise storage segment as well as in the fastest growing segment--storage area networks. Compaq's StorageWorks products will enable our customers to manage complex storage environments more efficiently. HP's virtualization software, which it recently acquired through the acquisition of StorageApps, will enable the combined company to market its broad array of storage products to customers whose current storage networks are not interoperable with either HP or Compaq technology.



   IT Services: Strengthened Business Provides Critical Mass in Key Growth
   Market



   The merger also will significantly strengthen our combined services business:



   . The combined company will have available 65,000 IT architects operating in more than 160 countries around the world, who we believe will provide the critical mass and scale to accelerate our growth in this key growth market. Customers demand global presence from their IT service providers, and the merger will significantly improve our combined ability to offer IT services around the world.



   . The merger will expand our combined support business, which is an important driver of customer loyalty and provides a larger customer base to whom the combined company can sell additional products and services. We also believe that our combined support business also will deliver a larger stream of predictable, regular revenues with double-digit net profits.



   . With our combined strengths in IT outsourcing and utility-based computing, we will have an opportunity to lead in managed services, the fastest growing segment of the services market.



   . By combining our strengthened offering in the server market with our increased services capabilities, the combined company will be well positioned as a leading provider of mission-critical services.



   . The combined company's expertise in UNIX environments, NT environments, Linux, storage, the desktop, printing and wireless devices, along with expertise in multi-vendor technologies, will make the combined company a leader in multi-vendor support.



   Personal Systems: Improves Economics and Drives Innovation



   We each recognize the need to improve the overall economics of our respective PC businesses to create a sustainable and viable competitor. The combined company will have greater economies of scale that we believe will lower the cost structure of our combined PC business and have a positive impact on margins. In fact, we believe that the merger will enable us to achieve positive operating margins of 3% in our combined PC business by the middle of the combined company's 2003 fiscal year. In addition, Compaq has made significant progress developing its direct distribution capabilities in its PC business, which the combined company will be able to leverage to create a more flexible distribution model. Further, the merger will combine HP's strength in the consumer PC business and Compaq's strength in the commercial PC business to create a more balanced industry leader.



   We also intend to create sustainable value in our PC and other personal systems businesses by innovating across emerging categories and delivering a new generation of connected access and embedded devices. In doing so, we will draw upon our respective innovations, including such leading devices as the Compaq iPaq and the HP Jornada Pocket PC, as well as HP's new print services. In fact, we believe that the integration of innovative personal systems and digital imaging will create significant new opportunities for growth.



   Imaging and Printing: Enhances Market Leader, Expanding R&D and New
   Initiatives



   The merger also will provide important benefits to HP's imaging and printing systems (IPS) business. By improving profitability in our other business segments, the merger will enable us to increase our investment in core IPS research and development and new IPS initiatives such as digital imaging and digital publishing. HP believes that this investment will be crucial to maintaining its leading position in the IPS business, HP's primary cash generator. Further, we believe that the future of our IPS business will extend beyond pure printing to providing solutions that store, manage and deliver rich content. We believe that, as markets such as digital imaging and digital publishing develop, our IPS business will benefit from the combined company's expertise in creating comprehensive enterprise solutions that are capable of storing, managing and delivering rich content. In addition, the merger will enable HP to extend the reach of its IPS business into new enterprise accounts that Compaq brings to the combined company, and take advantage of Compaq's direct distribution capability to enhance the distribution flexibility of the combined company's IPS business.



   Sales Force: Expands Coverage



   HP and Compaq recognize the importance of improving our overall account coverage to compete effectively for important customer engagements around the world. The combined company will have a sales force of 15,000 by combining HP's current sales force of 7,000 with Compaq's current sales force of 8,000, thereby greatly enhancing our ability to reach our customers in all industries in which the combined company will operate.



   Important Constituencies: Improves Positioning



   We also believe that the merger will enable the combined company to deliver greater value to its shareowners by better serving our respective customers, as well as our respective partners and employees.



   . Customers. The combined company will have a broader, deeper portfolio of compelling products, services and technologies than either HP or Compaq alone, together with the enhanced capability to integrate those products and services into solutions tailored to meet the needs of our diverse customer base.



   . Partners. The combined company will be a more compelling partner because its commitment to open standards, together with the combined company's large customer base, will attract developers who are choosing their initial development platforms.



   . Employees. The combined company will be well positioned to attract and retain the best employees because of its stronger, healthier businesses and increased depth of leadership - attributes that create greater long-term opportunity for growth and career advancement.

   Financial Benefits of the Merger



   In addition to the strategic benefits of the merger discussed above, the merger will enable the combined company to generate substantial cost savings and improve the profitability of our combined enterprise, access and services businesses.



   We believe that the merger will enable the combined company to generate annual cost savings of $2.5 billion by the middle of the combined company's 2004 fiscal year. We anticipate that these cost savings will be realized by the combined company in the following categories:



                                                                Anticipated
    Category                                                    Cost Savings
    --------                                                    ------------
    Administrative/IT costs.................................... $625 million
    Cost of goods sold benefits................................ $600 million
    Sales management benefits.................................. $475 million
    Research and development efficiencies...................... $425 million
    Indirect purchasing benefits............................... $250 million
    Marketing efficiencies..................................... $125 million





   These cost savings have a net present value of approximately $5-$9 per share of the combined company--even after accounting for potential revenue loss resulting from the merger--based upon a range of price/earnings multiples from 15x-25x, a discount rate of 15% and an assumed effective tax rate of 26%. This calculation is based upon modeled overall revenue loss for the combined company of up to 4.9%, which is based upon the following potential revenue loss in businesses that we believe may experience revenue loss as a result of the merger: 18% in home PCs; 8% in business PCs; 7% in appliances; 11% in UNIX servers; 6% in NT servers and 5% in storage. Based upon this revenue loss model and a weighted average contribution margin of 12%, the actual loss of revenue resulting from the merger would have to exceed our modeled rate by more than fivefold to exceed the anticipated cost savings of the merger.



   In addition, even in an environment in which prices will remain under pressure, we believe that the combined company will be able to generate an overall earnings before interest and taxes (EBIT) margin of 9% in the combined company's 2003 fiscal year (compared to HP's overall EBIT margin of 5% in fiscal year 2001), and operating margins of 8%-10% in the combined company's 2003 fiscal year, after realizing anticipated cost savings. Specifically, we believe that the combined company will have the following business segment operating margins in the combined company's 2003 fiscal year:



   . enterprise systems business operating margins of 9.2% (compared to an operating margin for HP's comparable businesses of - 3.2% in fiscal year
       2001).



   . access business operating margins of 3.0% (compared to an operating margin for HP's comparable businesses of - 4.2% in fiscal year 2001).



   . services business operating margin of 13.7% (compared to an operating margin for HP's comparable businesses of 4.5% in fiscal year 2001).


Consideration of the Merger by the HP Board of Directors

   Recommendation of the HP Board of Directors

   At a meeting held on September 3, 2001, the HP board of directors unanimously:

    . determined that the merger is advisable, and is fair to and in the best interests of HP and its shareowners;

    .  approved the merger agreement;

    . directed that the issuance of shares of HP common stock in connection with the merger be submitted for consideration by HP shareowners at an HP special meeting; and

    . resolved to recommend that the HP shareowners vote "for" the proposal to approve the issuance of shares of HP common stock in connection with the merger.

   In reaching its decision to approve the merger agreement, the HP board of directors consulted with HP's management, HP's legal counsel regarding the legal terms of the merger, HP's business consultants regarding the strategic aspects of the merger and alternatives to the merger, and HP's financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to HP. The factors that the HP board of directors considered in reaching its determination include, but were not limited to, the following:


    . the strategic reasons for the merger described in the section entitled "Reasons for the Merger" beginning on page 50 of this joint proxy statement/prospectus;


    . historical information concerning HP's and Compaq's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

    . management's view of the financial condition, results of operations and businesses of HP and Compaq before and after giving effect to the merger;

    . current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of HP and the common stock of Compaq;

    . the relationship between the market value of the common stock of Compaq and the consideration to be paid to shareowners of Compaq in connection with the merger and a comparison of comparable merger transactions;

    . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

    . other strategic alternatives for HP, including organic growth as an independent company, the potential to enter into strategic relationships with third parties or acquire or combine with third parties;


    . the oral presentations by, and discussions with, Goldman Sachs and the written opinion of Goldman Sachs to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in its opinion, its work described in the section entitled "Opinion of HP Financial Advisor" beginning on page 56 of this joint proxy statement/prospectus, its experience as investment bankers and other factors it deemed relevant, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to HP. A copy of Goldman Sachs' written opinion is attached to this joint proxy statement/prospectus as Annex B;


    . the impact of the merger and its announcement on HP's customers, suppliers and employees;

    . the fact that HP shareowners will have the opportunity to vote upon the proposal to approve the issuance of shares of HP common stock in connection with the merger;


    . the interests that certain executive officers and directors of HP may have with respect to the merger in addition to their interests as shareowners of HP generally, as described in more detail in the section entitled "Interests of HP Directors and Executive Officers in the Merger" beginning on page 74 of this joint proxy statement/prospectus; and


    . reports from management, legal and financial advisors as to the results of the due diligence investigation of Compaq.

   In addition, the HP board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:


    . the risk that the potential benefits sought in the merger might not be fully or immediately realized, including:



       - the belief of HP management that it will not begin to realize the benefits of the anticipated synergies until mid-2002 and will not fully realize these synergies until HP's fiscal year 2004;



       - possible difficulties in integrating two organizations of the size and complexity of HP and Compaq, which could delay or negate some of the expected benefits of the merger;



       - the risk that, notwithstanding the long-term benefits of the merger, HP's financial results and stock price might decline in the short term;


    . the possibility that the merger might not be completed, or that completion might be unduly delayed, and the effect of public announcement of the merger on HP's sales and operating results, and HP's ability to attract and retain key management, marketing and technical personnel;

    . the substantial charges to be incurred in connection with the merger, including costs of integrating HP and Compaq and transaction expenses arising from the merger;

    . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

    . the terms of the merger agreement regarding HP's right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees; and

    . various other risks associated with the merger and the businesses of HP and the combined company described in the section entitled "Risk Factors" beginning on page 20 of this joint proxy statement/prospectus.


   The HP board of directors concluded, however, that these negative factors could be managed or mitigated by HP or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. For example, the HP board of directors believed that:



    .  the merger could be completed on the proposed terms;



    . HP could implement appropriate retention programs for its personnel and minimize negative effects on its customer relationships;



    . costs relating to the merger would not exceed the proposed benefits of the merger; and



    . the long-term strategic benefits would outweigh any short-term negative impact on the company's financial results and stock price.


   The above discussion of the material factors considered by the HP board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the HP board of directors. The HP board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the HP board of directors felt were appropriate. In view of the wide variety of factors considered by the HP board of directors in connection with its evaluation of the merger and the complexity of these matters, the HP board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the HP board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

  Opinion of HP Financial Advisor

   On September 3, 2001, Goldman Sachs delivered its written opinion to the HP board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio in the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock is fair, from a financial point of view, to HP. The full text of the opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in connection with rendering the opinion, is attached to this joint proxy statement/prospectus as Annex B.

   Goldman Sachs provided the opinion described above for the information and assistance of the HP board of directors in connection with its consideration of the merger. The terms of the merger agreement and the exchange ratio in the merger, however, were determined through negotiations between HP and Compaq, and were approved by the HP board of directors.

   HP shareowners are urged to read the opinion provided by Goldman Sachs to the HP board of directors carefully and in its entirety. In addition, HP shareowners should carefully consider the following description of the analysis performed by Goldman Sachs in connection with rendering its opinion when HP shareowners determine whether to approve the issuance of shares of HP common stock in connection with the merger. The opinion of Goldman Sachs described above is not a recommendation as to how any HP shareowner should vote with respect to the proposal to approve the issuance of shares of HP common stock in connection with the merger.

   In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

    .  the merger agreement;

    . the Annual Reports to Shareowners and Annual Reports on Form 10-K of HP for the five fiscal years ended October 31, 2000;

    . the Annual Reports to Shareholders and Annual Reports on Form 10-K of Compaq for the five years ended December 31, 2000;

    . interim reports to shareowners and Quarterly Reports on Form 10-Q of HP and Compaq;

    .  other communications from HP and Compaq to their respective shareowners;
       and

    . internal financial analyses and forecasts for HP and Compaq prepared by their respective managements, including certain cost savings and operating synergies projected by the management of HP to result from the merger.

   Goldman Sachs also held discussions with members of the senior managements of HP and Compaq regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity of shares of HP common stock and Compaq common stock, compared certain financial and stock market information for HP and Compaq with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the computer hardware industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, with the consent of the HP board of directors, Goldman Sachs assumed that the internal financial forecasts prepared by the managements of HP and Compaq, including certain cost savings and operating synergies projected by the management of HP to result from the merger, were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of HP and Compaq, and will be realized in the amounts and time periods provided to Goldman Sachs. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of HP or Compaq or any of their respective subsidiaries, and no evaluations or appraisals of the assets or liabilities of HP or Compaq or any of their respective subsidiaries were provided to Goldman Sachs. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals that are necessary for the completion of the merger will be obtained without any meaningful adverse effect on HP or Compaq or on the contemplated benefits of the merger.

  Financial Analyses

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. To the extent that the following quantitative information is based on market data or internal financial forecasts prepared by the managements of HP and Compaq, such quantitative information is based on such market data and financial forecasts as they existed at or about August 31, 2001 and is not necessarily indicative of current conditions. Some of the summaries of the financial analyses below include information presented in tabular format. The tables alone are not a complete description of Goldman Sachs' financial analyses and should be read together with the full text of each summary.

   Contribution Analysis. Goldman Sachs performed a contribution analysis in which Goldman Sachs analyzed and compared:

    . the relative contributions to be made by each of HP and Compaq on a percentage basis to the revenue, operating income, profit before taxes and net income of the combined company on a pro forma basis assuming the completion of the merger; and

    . the relative ownership of the combined company implied from their relative contributions, on a percentage basis, by the shareowners of HP and the shareowners of Compaq on a pro forma basis assuming the completion of the merger.

   Goldman Sachs determined the relative contributions to be made by each of HP and Compaq to the combined company based upon publicly available information regarding HP and Compaq, as well as certain analysts' reports and estimates and information provided by the management of HP and Compaq with respect to the financial performance of each company. The contribution analyses that Goldman Sachs performed, however, did not take into account any revenue gains or losses or expense synergies expected by HP management to be achieved by the combined company following the completion of the merger. The results of Goldman Sachs' contribution analysis of the relative percentage contributions to be made by each of HP and Compaq to the combined company are presented in the table below under the caption "Percentage Contribution to the Combined Company."

   In connection with its contribution analysis, Goldman Sachs also used the relative percentage contributions of HP and Compaq to the revenue, operating income, profit before taxes and net income of the combined company to derive a range of implied exchange ratios for the merger of between 0.524 and 1.000 in comparison to the actual exchange ratio for the merger of 0.6325. The results of this analysis are also presented in the table below under the caption "Implied Exchange Ratio."

   For comparative purposes, Goldman Sachs then calculated the relative implied ownership of the combined company using the exchange ratio in the merger of
0.6325 of a share of HP common stock for each share of Compaq common stock. The results of Goldman Sachs' contribution analysis of the relative implied ownership of the combined company are presented in the table below under the caption "Percentage Ownership in the Combined Company."

                                         Percentage Contribution
                                         to the Combined Company
                                         ----------------------     Implied
                                             HP         Compaq   Exchange Ratio
                                            ----       ------    --------------
   Revenue
      CY2001............................ 55.7%          44.3%         0.994
      CY2002............................ 55.5%          44.5%         1.000
   Operating Income
      CY2001............................ 58.3%          41.7%         0.895
      CY2002............................ 59.9%          40.1%         0.840
   Profit Before Tax
      CY2001............................ 65.0%          35.0%         0.619
      CY2002............................ 63.6%          36.4%         0.658
   Net Income
      CY2001............................ 67.8%          32.3%         0.547
      CY2002............................ 66.5%          33.5%         0.582
      FY2002............................ 68.8%          31.2%         0.524
      FY2003............................ 68.2%          31.8%         0.537

                                          Percentage Ownership
                                         in the Combined Company
                                         ----------------------      Actual
                                             HP         Compaq   Exchange Ratio
                                            ----       ------    --------------
                                         64.4%          35.6%        0.6325

   Historical Exchange Ratio Analysis. Goldman Sachs also performed a historical exchange ratio analysis in which Goldman Sachs compared:

    . a series of implied exchange ratios for the merger derived from historical trading prices of HP common stock and Compaq common stock over certain specified periods of time beginning August 31, 2000 and ending August 31, 2001, the last trading day prior to the public announcement of the merger; and

    . the exchange ratio in the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock.

   Goldman Sachs calculated the implied exchange ratios by dividing the closing prices per share of Compaq common stock for the relevant period of time, by the closing prices per share of HP common stock for the same period. The results of Goldman Sachs' implied exchange ratio analysis are presented in the table below under the caption "Implied Exchange Ratio."

   In connection with its historical exchange ratio analysis, Goldman Sachs also calculated the extent to which the exchange ratio in the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock exceeded, on a percentage basis, each of the implied exchange ratios derived from historical trading prices. The results of this analysis are presented in the table below under the caption "Premium to Implied Exchange Ratio."

                                              Implied     Premium to Implied
   Historical Period                       Exchange Ratio   Exchange Ratio
   --------------------------------------- -------------- ------------------
   As of August 31, 2001..................     0.532             18.9%
   20 day average.........................     0.568             11.3%
   60 day average.........................     0.558             13.4%
   120 day average........................     0.578              9.5%
   360 trading day average................     0.571             10.8%
   1 year average.........................     0.597              6.0%
   3 month high...........................     0.627              0.9%
   3 month low............................     0.494             28.1%


   Selected Companies Analysis. Goldman Sachs also reviewed and compared the revenue and price /earnings multiples of HP, Compaq and other selected public companies in the computer hardware, services and storage industries for calendar years 2001 and 2002, as well as the five-year compounded annual Institutional Broker Estimate System growth rates and calendar year 2002 price / earnings / growth rate of HP, Compaq and the other selected public companies. The other selected companies consisted of the following:

    .  Computer Hardware Industry: Apple, Dell, Gateway, IBM, Sun Microsystems

    .  Services Industry: Accenture, Computer Sciences, EDS, KPMG Consulting

    .  Storage Industry: EMC, Network Appliance

   The financial information and the revenue and price / earnings multiples were derived from the closing prices of the common stock of each of the companies as of August 31, 2001, and published analysts' reports and other publicly available information. The results of Goldman Sachs' analysis are presented in the table below:


                                                                            5-Year
                                                         Price / Earnings Compounded
                                        Revenue Multiple     Multiple     Annual IBES       CY2002
                                        ---------------- ----------------  Earnings   Price / Earnings /
HP vs. Compaq vs. Selected Companies*   CY2001    CY2002  CY2001   CY2002 Growth Rate    Growth Rate
---------------------------------------  ------   ------  ------   ------ ----------- ------------------
HP.....................................  1.1x      1.0x  36.3x     20.4x     13.0%           1.6x
Compaq.................................  0.6x      0.5x  35.3x     19.0x     15.0%           1.3x
Selected Company Mean..................  1.8x      1.6x  43.3x     25.0x     18.1%           1.3x
Selected Company Median................  1.5x      1.3x  26.9x     21.3x     17.0%           1.5x

--------
* Estimates for selected companies were obtained from the Institutional Broker Estimate System and estimates for HP and Compaq were obtained from First Call.

   Goldman Sachs also calculated and compared the historical average forward twelve month price / earnings ratio for HP and Compaq based on Wall Street estimates provided by Institutional Brokers Estimate System. The following table presents the results of this analysis.

                                                                      6 Months 1 Year 3 Years
                                                                      -------- ------ -------
Compaq...............................................................  23.8x   20.8x   22.2x
HP...................................................................  22.0x   20.6x   20.8x
Compaq Price / Earnings Ratio as a % of HP Price / Earnings Ratio....   108%    101%    107%

   Goldman Sachs also analyzed the historical and estimated financial information and multiples, which Goldman Sachs obtained from published analysts' reports and estimates and other publicly available information, presented in the table below. For purposes of the following comparison, Goldman Sachs used Dell, Gateway, IBM and Sun as other selected companies.


                                                                              Range for
Financial Metric                                              HP   Compaq Selected Companies
------------------------------------------------------------ ----- ------ ------------------
Calendar Year 2002 Price / Earnings Multiple*............... 20.4x 19.0x     19.0x-27.4x
5-Year Estimated Earnings-Per-Share Growth Rate.............  13%   15%        13%-20%
Calendar Year 2002 Price / Earnings / Growth Rate........... 1.6x  1.3x       1.1x-1.6x

Revenue Performance
Historical 5-Year (Calendar Year 1996 -- Calendar Year 2000)
  Compounded Annual Revenue Growth Rate.....................  11%   8%         4%-42%
Last Quarter Year-Over-Year Revenue Growth Rate**........... (14)% (17)%      (32)%-0%

Earnings Performance
Historical 5-Year (Calendar Year 1996 -- Calendar Year 2000)
  Compounded Annual Earnings Growth Rate....................  11%   6%         10%-44%
Last Quarter Year-Over-Year Earnings Growth Rate**.......... (78)% (85)%      (100)%-2%

--------
 * Estimates for selected companies were obtained from the Institutional Broker Estimate System and estimates for HP and Compaq were obtained from First Call.
** Quarter-over-quarter comparison was based on the quarter ended July 31 for HP and June 30 for Compaq.


   Synergies Analysis. Goldman Sachs also reviewed the synergies estimates that were presented to Goldman Sachs by the management of HP, which were prepared after HP management had held discussions and exchanged information with the management of Compaq (the "Synergies"). The Synergies reflect the incremental benefits that the management of HP then expected to achieve as a result of the merger, including cost savings and operating synergies. The Synergies are based upon the assumption of HP management that HP and Compaq as a combined company will begin to realize the benefits of these synergies in the fourth quarter of HP's fiscal year 2002, but will not fully realize these synergies until HP's fiscal year 2004. The analysis is based on the assumption that synergies would be recognized in various business areas, including administration, sales, cost of goods sold, research and development, marketing, indirect purchasing and cost of services beginning in the fourth quarter of fiscal year 2002. This analysis assumes potential revenue decreases related to the merger would occur in the UNIX servers, NT servers, business PCs and home PCs businesses and that such revenue decreases would begin in the first quarter of fiscal year 2002 (beginning November 1, 2001).


   Goldman Sachs analyzed the Synergies by calculating the present value of the future streams of after-tax cash flows to be generated by the Synergies and applying discount rates reflecting, solely for purposes of this analysis, a weighted average cost of capital ranging from 10% to 14%, to such after-tax cash flows through HP's fiscal year 2006, and adding a terminal value determined by projecting a range of nominal perpetual growth rates ranging from 0% to 4%. This analysis resulted in an estimated net present value for the Synergies of approximately $11.3 billion to $24.5 billion, assuming that 100% of the Synergies are actually realized. Based upon the exchange ratio in the merger of 0.6325 of a share of HP common stock for each share of Compaq common stock, the present value of the Synergies is between $3.66 and $7.92 per share based on pro forma outstanding shares of common stock of the combined company. The estimates of achievable cost synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary from the synergy estimates and the variations may be material.

   Pro Forma Merger Analysis. Goldman Sachs also prepared pro forma analyses of the financial impact of the merger using earnings projections based on Wall Street estimates and earnings estimates and other information for HP and Compaq prepared by their respective managements. Goldman Sachs performed these pro forma analyses assuming the following scenarios:

   (1) the combined company would derive no synergies and lose no revenue as a result of the merger during fiscal years 2002 and 2003;

   (2) the combined company would derive the Synergies from the merger and lose no revenue as a result of the merger during fiscal years 2002 and 2003; and

   (3) the combined company would derive the Synergies from the merger and lose revenue as a result of the merger during fiscal years 2002 and 2003.


   For each of the years 2002 and 2003, Goldman Sachs compared the estimated earnings per share of HP common stock, on a standalone basis, to the earnings per share of the common stock of HP and Compaq as a combined company on a pro forma basis. The pro forma analysis was calculated based on pro forma cash earnings per share, which excludes the impact of non-cash charges associated with goodwill and intangible asset amortization. Goldman Sachs performed these pro forma analyses assuming that the merger will be completed by May 1, 2002. These analyses assume that synergy realization would start in the fourth quarter of fiscal year 2002 and that potential revenue decreases related to the merger would begin in the first quarter of fiscal year 2002 (beginning November 1, 2001). The results of these pro forma analyses are presented below:


      . Under scenario (1), the merger would be dilutive to HP shareowners on an earnings per share basis in year 2002 and significantly dilutive to HP shareowners on an earnings per share basis in year 2003.

      . Under scenario (2), the merger would be significantly accretive to HP shareowners on an earnings per share basis in years 2002 and 2003.

      . Under scenario (3), the merger would be dilutive to HP shareowners on an earnings per share basis in year 2002, and significantly accretive to HP shareowners on an earnings per share basis in year 2003.

   Other Considerations

   In connection with their consideration of the opinion rendered by Goldman Sachs to the HP board of directors in connection with the merger, and the summary of the analyses performed by Goldman Sachs described above, HP shareowners should also consider the following matters.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion rendered by Goldman Sachs to the HP board of directors in connection with the merger. In arriving at its opinion as to the fairness of the exchange ratio in the merger to HP, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis that it considered. Rather, Goldman Sachs made its determination on the basis of its experience and professional judgment after considering the results of all of the analyses it considered. No company or transaction used in the analyses performed by Goldman Sachs as a comparison is directly comparable to HP or Compaq or the transaction contemplated by the merger agreement. In addition, Goldman Sachs prepared its analyses solely for purposes of rendering an opinion to the HP board of directors as to the fairness from a financial point of view to HP of the exchange ratio of 0.6325 of a share of HP common stock to be exchanged for each share of Compaq common stock in connection with the merger. The analyses that Goldman Sachs performed in connection with rendering its opinion were not appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. In addition, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because the analyses performed by Goldman Sachs in connection with rendering its opinion are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of HP, Compaq or their respective advisors, none of HP, Compaq, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast or are not achieved in the time periods contemplated.

   The HP board of directors selected Goldman Sachs as its financial advisor in connection with the merger because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions that are similar to the merger. As part of its investment banking business, Goldman Sachs is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with HP, having provided certain investment banking services to HP from time to time that included having acted as co-manager on the initial public offering of shares of common stock of Agilent Technologies, Inc., an affiliate of HP at the time of the offering, in November 1999, and as a manager of public offerings of debt securities of HP in June 2000 (aggregate principal amount of $1.5 billion), July 2001 (aggregate principal amount of (Euro)750 million) and August 2001 (aggregate principal amount of $50 million), and having acted as HP's financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to Compaq from time to time.


   Goldman Sachs provides a full range of financial advisory and securities services. From time to time in the course of its normal trading activities Goldman Sachs may effect transactions and hold positions in the securities, including derivative securities, of HP or Compaq for its own account and for the accounts of customers. As of August 31, 2001, Goldman Sachs had accumulated a net long position 451,315 shares of HP common stock, a net long position of 160,896 shares of Compaq common stock and a net long position of convertible bonds of Compaq with an aggregate principal amount of $42.4 million.



   HP engaged Goldman Sachs to act as its financial advisor in connection with the merger. The terms of HP's engagement agreement with Goldman Sachs provide that HP will pay Goldman Sachs a transaction fee of $33 million, of which $5 million was payable upon execution of the merger agreement. The balance of the fee will be payable upon completion of the merger. Under the terms of this engagement agreement, HP also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.


Consideration of the Merger by the Compaq Board of Directors

   Recommendation of the Compaq Board of Directors

   At a meeting held on September 3, 2001, the Compaq board of directors unanimously:

    . determined that the merger is advisable, and fair to and in the best interests of Compaq and its shareowners;

    .  approved the merger agreement;

    . directed that the proposed transaction be submitted for consideration by the Compaq shareowners at the Compaq special meeting; and

    . resolved to recommend that the Compaq shareowners vote "for" the proposal to approve and adopt of the merger agreement and approve the merger.

   In reaching its decision, the Compaq board of directors consulted with Compaq's management, as well as its legal counsel and its financial advisor, and considered the following material factors:


   (1) the strategic reasons for the merger described in the section entitled "Reasons for the Merger" beginning on page 50 of this joint proxy statement/prospectus;


   (2) the merger will present, based on the then-current market price for HP common stock, the opportunity for the holders of Compaq common stock to receive a premium over the trading value of Compaq common stock on August 31, 2001, the last day of trading before public announcement of the proposed merger, while at the same time allowing Compaq shareowners to participate in a combined company positioned to benefit from new growth opportunities;

   (3) the Compaq board of directors' knowledge of Compaq and the industries in which the Compaq businesses compete and its belief that the greater resources which Compaq will realize as a result of the merger are important to the long-term future of Compaq;


   (4) the oral presentations by, and discussions with, Salomon Smith Barney and the written opinion of Salomon Smith Barney to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in its opinion, its work described in the section entitled "Opinion of Compaq Financial Advisor" beginning on page 64 of this joint proxy statement/prospectus, its experience as investment bankers and other factors it deemed relevant, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to the holders of Compaq common stock. A copy of Salomon Smith Barney's written opinion is attached to this joint proxy statement/prospectus as Annex C;


   (5) the fact that the merger provides for a fixed exchange ratio and, as a result, the value of HP common stock to be received by Compaq shareowners upon completion of the merger may be higher or lower than the value of such stock at the time the merger agreement was signed;

   (6) historical information concerning HP's and Compaq's respective businesses, prospects, financial performance and condition, operations technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company as filed with the Securities and Exchange Commission;

   (7) the strength of the management team of the combined company, including the addition of Michael Capellas as president of the combined company;

   (8) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Compaq shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of HP's common stock;

   (9) the Compaq board of directors' belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to the completion of the merger, including the receipt of the necessary regulatory approvals in accordance with the terms of the merger agreement, while recognizing the possibility that regulators might impose conditions on the grant of their approval;

  (10) the prospects of Compaq as an independent company;

  (11) the terms of the merger agreement regarding third party proposals, including (a) that the Compaq board of directors may, under certain circumstances, furnish information to a party making, and enter into discussions regarding, a proposal that the Compaq board of directors concludes in good faith could result in a superior proposal, (b) that the Compaq board of directors may not withdraw or change its recommendation of the merger after receiving a superior proposal, (c) the potential payment to HP of a termination fee, and (d) the potential effect of such provisions on possible efforts by other parties to acquire or otherwise combine with Compaq;

  (12) the fact that Compaq shareowners will have an opportunity to vote on the proposed merger; and


  (13) the interests that certain executive officers and directors of Compaq may have with respect to the merger in addition to their interests as shareowners of Compaq generally. See the section entitled "Interests of Compaq Directors and Executive Officers in the Merger" beginning on page 75 of this joint proxy statement/prospectus.


   In reaching its determination, the Compaq board of directors considered the factors described above generally figured positively, as advantages or opportunities, with the exception of the factor described in clause (11) above, which figured both positively and negatively, and the factors described in clauses (5) and (13) above, which the Compaq board of directors considered to be neutral. The Compaq board of directors also identified and considered the following potentially negative material factors in its deliberations concerning the merger:

   (1) the risk that the potential benefits sought in the merger might not be fully realized;

   (2) the challenges of integrating the management teams, strategies, cultures and organizations of the companies while both companies are currently restructuring their respective businesses;

   (3) the risk that despite the efforts of the combined company, key management and other personnel might not remain employed by the combined company;

   (4) risks associated with fluctuations in HP's stock price and Compaq's stock price prior to completion of the merger;

   (5) the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

   (6) the possibility that the merger might not be completed, even if approved by each company's shareowners, including the possible effect of the termination fee;

   (7) the effect of the public announcement of the merger, and the possibility that the merger might not be completed, on demand for Compaq's products and services, Compaq's relationships with strategic partners, Compaq's operating results, Compaq's stock price and Compaq's ability to attract and retain key management and marketing, sales, technical and other personnel;

   (8) the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

   (9) other applicable risks described in the section entitled "Risk Factors" beginning on page 20 of this joint proxy statement/prospectus.

   The Compaq board of directors believed that these risks were outweighed by the potential benefits of the merger.

   The Compaq board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Compaq board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. The Compaq board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.


   In considering the recommendation of the Compaq board of directors to approve and adopt the merger agreement and approve the merger, Compaq shareowners should be aware that certain officers and directors of Compaq have certain interests in the proposed merger that are different from and in addition to the interests of Compaq shareowners generally. The Compaq board of directors was aware of these interests and considered them in approving the merger agreement and the merger. See the section entitled "Interests of Compaq Directors and Executive Officers in the Merger" beginning on page 75 of this joint proxy statement/prospectus.


   Opinion of Compaq Financial Advisor


   Salomon Smith Barney was retained to act as financial advisor to Compaq in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter with Compaq, Salomon Smith Barney rendered a written opinion to the Compaq board of directors on September 3, 2001, to the effect that, based upon and subject to the assumptions, considerations and limitations set forth in its opinion, its work described below, its experience as investment bankers and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to holders of Compaq common stock.


   The Salomon Smith Barney opinion and the presentation of Salomon Smith Barney to the Compaq board of directors, in connection with which Salomon Smith Barney was requested to evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of Compaq common stock, was one of many factors taken into consideration by the Compaq board of directors in making its decision to approve the merger agreement. The terms of the merger were determined through negotiations between Compaq and HP, and were approved by the Compaq board of directors. Although Salomon Smith Barney provided advice to Compaq during the course of negotiations, the decision to enter into the merger agreement and to agree to the exchange ratio was solely that of the Compaq board of directors.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon Smith Barney, is attached to this joint proxy statement/prospectus as Annex C. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareowners are urged to read Salomon Smith Barney's opinion carefully and in its entirety.

   Salomon Smith Barney has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, Salomon Smith Barney does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

   In connection with rendering its opinion, Salomon Smith Barney, among other things:

    .  reviewed a draft of the merger agreement dated September 3, 2001;

    . held discussions with certain senior officers and other representatives and advisors of Compaq and HP concerning the businesses, operations and prospects of Compaq and HP;

    . examined publicly available business and financial information relating to Compaq and HP and the industries in which they operate;

    . reviewed financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the merger and other information and data regarding Compaq and HP that were provided to or otherwise discussed with it by management of Compaq and HP;

    . reviewed the financial terms of the merger as set forth in the draft merger agreement provided to it in relation to, among other things, current and historical market prices and trading volumes of Compaq common stock and HP common stock, the historical and projected earnings and other operating data of Compaq and HP, and the historical and projected capitalization and financial condition of Compaq and HP;

    . considered, to the extent publicly available, the financial terms of other similar transactions recently effected or proposed which Salomon Smith Barney considered relevant in evaluating the merger; and analyzed certain financial, stock market, economic and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Compaq and HP; and

    . conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or furnished to, discussed with or otherwise reviewed by or for it. With respect to financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the merger provided to or otherwise reviewed by or discussed with Salomon Smith Barney regarding Compaq and HP, Salomon Smith Barney was advised by the management of Compaq and HP that such forecasts and other information had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of Compaq and HP management, as the case may be. Salomon Smith Barney assumed that such operational benefits would be realized in the amounts and during the time periods contemplated by management. Salomon Smith Barney expressed no view with respect to such forecasts and other information or the assumptions on which they were based. Salomon Smith Barney assumed that the merger will be treated as a tax-free reorganization for United States federal income purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Compaq or HP, nor did it make any physical inspection of the properties or assets of Compaq or HP.

   Salomon Smith Barney assumed that the representations and warranties of each party contained in the merger agreement were true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement. Compaq advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft provided to it. Salomon Smith Barney further assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Salomon Smith Barney also assumed that all material governmental, regulatory and other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory and other consents and approvals, or any amendments, modifications or waivers to any documents to which either Compaq or HP is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on its analysis.

   Salomon Smith Barney's opinion relates to the relative values of Compaq and HP. It does not imply any conclusion as to the likely trading range for Compaq common stock or HP common stock following the announcement or consummation of the merger, which range may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Compaq or the effect of any other transaction in which Compaq might engage. Salomon Smith Barney's opinion necessarily was based on information available to it and financial, stock market, economic and other conditions and circumstances disclosed to it as they existed and could be evaluated as of the date of its opinion. Salomon Smith Barney assumed no responsibility to update or revise its opinion based on circumstances or events occurring after September 3, 2001.

   Salomon Smith Barney's advisory services and opinion were provided for the information of Compaq's board of directors in its evaluation of the proposed merger and do not constitute a recommendation of the merger to Compaq or its shareowners, nor do they constitute a recommendation to any shareowner as to how such shareowner should vote on any matter relating to the merger.

   In connection with rendering its opinion, Salomon Smith Barney made presentations to the Compaq board of directors on August 30, 2001 and on September 3, 2001, with respect to the material financial and comparative analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of those presentations. This summary does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to September 3, 2001, and is not necessarily indicative of current or future market conditions. All calculations, forecasts and estimates set forth with respect to a specific year are based on such calendar year and not the fiscal year unless otherwise indicated.

   Relative Historical Stock Price Performance

   Salomon Smith Barney reviewed the relationship between movements of the Compaq common stock, the HP common stock and the Nasdaq Composite Index for the period from and including July 3, 2000 through

August 7, 2001, the average closing prices for the Compaq common stock and the HP common stock over various periods during the 12-month period ended August 31, 2001 and the trading volume and price history of the Compaq common stock and the HP common stock for the period ended August 31, 2001.

   Historical Exchange Ratio Analysis

   Salomon Smith Barney reviewed the historical exchange ratio between the Compaq common stock and the HP common stock. The exchange ratios used in the analysis were determined by dividing the closing price per share of Compaq common stock by the closing price per share of HP common stock on each day over the 12-month period ended August 31, 2001, the last trading day prior to the public announcement of the merger. Salomon Smith Barney then examined certain averages of the historical exchange ratios over various periods during such 12-month period. Salomon Smith Barney also determined an implied premium that the proposed exchange ratio of 0.6325 of a share of HP common stock for each share of Compaq common stock represented over the historical exchange ratio for each period. This review indicated the following historical exchange ratios and implied premiums:

                                                            Average
                                                            Exchange Implied
Period ending August 31, 2001                                Ratio   Premium
----------------------------------------------------------- -------- -------
August 31, 2001............................................  0.532    18.9%
10-Day Average.............................................  0.544    16.3%
20-Day Average.............................................  0.568    11.3%
30-Day Average.............................................  0.573    10.3%
3-Month Average............................................  0.557    13.7%
6-Month Average............................................  0.584     8.2%
9-Month Average............................................  0.591     7.1%
12-Month Average...........................................  0.596     6.1%

   Comparable Public Market Valuation Analysis


   Using stock prices as of August 31, 2001 and publicly available information regarding Compaq and HP as well as Wall Street consensus forecasts and estimates regarding the two companies discussed with management, Salomon Smith Barney compared Compaq and HP to a selected group of companies using various measures of financial performance. The eight companies that Salomon Smith Barney used in its analysis are:



   .   Dell Computer Corp.;



   .   Gateway, Inc.;



   .   Sun Microsystems, Inc.;



   .   Apple Computer, Inc.;



   .   International Business Machines Corp.;



   .   Lexmark International, Inc.;



   .   NCR Corp.; and



   .   Unisys Corp.


   Firm value calculations were made based on the closing price per share of each company's common stock on August 31, 2001.

   Salomon Smith Barney noted that Compaq's and HP's firm values as multiples of revenues for the 12-month period ended June 30, 2001 (LTM) were 0.5x and 1.0x, respectively. Firm values as multiples of LTM revenues for the selected companies ranged from 0.2x to 2.1x. Salomon Smith Barney further noted that

Compaq's and HP's firm values as multiples of LTM earnings before interest expense, taxes, depreciation and amortization (EBITDA) were 5.7x and 12.4x, respectively. Firm values as multiples of LTM EBITDA for the selected companies ranged from 5.3x to 18.2x. Salomon Smith Barney also noted that Compaq's and HP's firm values as multiples of LTM earnings before interest expenses and taxes (EBIT) were 9.8x and 19.8x, respectively. Firm values as multiples of LTM EBIT for the selected companies ranged from 8.9x to 19.9x.

                                               Firm Values as a Multiple of:
                                             LTM Revenue LTM EBITDA  LTM EBIT
                                             ----------- ---------- ----------
Compaq......................................    0.5x        5.7x       9.8x
HP..........................................    1.0x       12.4x      19.8x
Selected Group..............................  0.2x-2.1x  5.3x-18.2x 8.9x-19.9x

   Salomon Smith Barney also noted that Compaq's and HP's multiples of stock price to estimated 2001 earnings per share ("EPS") were 34.3x and 35.7x, respectively, using the closing price for each company's common stock on August 31, 2001. Multiples of stock prices to estimated 2001 EPS for the eight selected companies ranged from 18.5x to 57.3x, using the closing price for each company's stock on August 31, 2001. Salomon Smith Barney further noted that Compaq's and HP's multiples of stock prices to estimated 2002 EPS were 18.4x and 19.2x, respectively. Multiples of stock prices to estimated 2002 EPS for the eight selected companies ranged from 10.7x to 27.1x. Salomon Smith Barney also noted that Compaq's and HP's multiples of stock prices to estimated 2003 EPS were 14.0x and 12.5x, respectively. Multiples of stock prices to estimated 2003 EPS for the eight selected companies ranged from 9.3x to 19.5x.

                                   Closing Stock Price on August 31, 2001
                                             as a Multiple of:
                                     2001 EPS      2002 EPS    2003 EPS
                                   -----------   -----------  ----------
Compaq............................    34.3x         18.4x       14.0x
HP................................    35.7x         19.2x       12.5x
Selected Group.................... 18.5x-57.3x   10.7x-27.1x  9.3x-19.5x

   Based on its analysis, Salomon Smith Barney determined a range of implied exchange ratios of 0.493x to 0.637x.

   Similar Transactions Premium Analysis

   Salomon Smith Barney reviewed publicly available information regarding selected announced or completed stock-for-stock transactions with an announced value in excess of $10 billion and for which the acquired company's:

   . board members would have significant representation on the board of directors of the combined entity;

   . executive management would have meaningful management roles in the combined entity; and

   . shareowners would retain a significant pro forma ownership in the combined entity.


   The transactions that Salomon Smith Barney used in its analysis included the following combinations:



   . Halifax Group's combination with the Royal Bank of Scotland (announced May 2001);



   .   Chevron Corporation's combination with Texaco, Inc. (announced October
       2000);



   . The Chase Manhattan Corporation's combination with JP Morgan & Co., Inc. (announced September 2000);



   . El Paso Energy Corporation's combination with The Coastal Corporation (announced January 2000);



   .   CGU plc's combination with Norwich Union (announced January 2000);



   . MCI WorldCom Inc.'s proposed combination with Sprint Corporation (announced October 1999);

   . Clear Channel Communications, Inc.'s combination with AMFM Inc. (announced October 1999);



   . Exxon Corporation's combination with Mobil Corporation (announced December 1998);



   . The British Petroleum Company p.l.c.'s combination with Amoco Corporation (announced August 1998);



   . SBC Communications Inc.'s combination with Ameritech Corporation (announced May 1998);



   . NationsBank Corporation's combination with BankAmerica Corporation (announced April 1998);



   . Banc One Corporation's combination with First Chicago NBD Corporation (announced April 1998); and



   . Bell Atlantic Corporation's combination with NYNEX Corporation (announced April 1996).


   Using publicly available information for each selected transaction, Salomon Smith Barney calculated the premium provided by the transaction over the implied exchange ratio based on the two companies' average closing prices per common share for the 10 trading days prior to the announcement of the transaction and for the 20 trading days prior to announcement. Salomon Smith Barney's analysis resulted in a range of premiums of (8)% to 46% over exchange ratios implied by average prices for the 10 trading days prior to announcement, with a median premium of 23%. Salomon Smith Barney's analysis further resulted in a range of premiums of (7)% to 58% over exchange ratios implied by average prices for the 20 trading days prior to announcement, with a median premium of 23%. Using publicly available information for each selected transaction, Salomon Smith Barney also calculated the premium provided by the transaction based on the acquiring company's closing price one day prior to the announcement of the transaction. Salomon Smith Barney's analysis resulted in a range of premiums of (12)% to 29%, with a median premium of 15%.

   Based on its analysis, Salomon Smith Barney determined a range of implied exchange ratios of 0.585x to 0.680x by applying the range of premiums for other transactions to the closing prices of Compaq and HP on August 31, 2001 and the average historical exchange ratio for Compaq and HP for the 10-day period ending on August 31, 2001, as appropriate.

   Synergies


   Salomon Smith Barney reviewed the synergy estimates provided by the management of Compaq. The synergy estimates were prepared by Compaq management and its consultants to reflect the incremental benefits anticipated to result from the merger, including cost savings and operating synergies. The synergies were prepared based on the assumptions that synergies would arise through the development of new retail programs in the consumer PC product area and through savings in sales and marketing, in manufacturing, logistics and procurement, in research and development, and in support functions. This analysis did not include potential revenue loss resulting from the merger. This analysis used forecasts of estimated cash flow effects of assumed synergies (net of restructuring charges) of $1.3 billion in the first full year of combined operations after the merger, $2.5 billion in the second full year of combined operations after the merger, $2.9 billion in the third full year of combined operations after the merger and $3.1 billion annually thereafter.



   Salomon Smith Barney estimated the present value of the anticipated cash flow effect of the estimated synergies as of the transaction closing date, by applying discount rates reflecting a weighted average cost of capital ranging from 12.5% to 13.5% per annum to cash flow effects for a five-year period after the date of completion of the transaction and by adding a terminal value determined by applying an EBIT multiple of 13.5x to 14.5x. This analysis resulted in a range of present values for Compaq common shareowners' proportionate share of the synergies of $28.3 billion to $31.2 billion, representing a range of synergy value per share of Compaq common stock from approximately $5.96 to $6.56. The estimates of achievable synergies and timing of the realization of such synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary from the synergy estimates and the variations in amounts and timing may be material.

   Contribution Analysis

   Salomon Smith Barney performed an analysis comparing the relative contributions of Compaq and HP to the combined pro forma company. Using stock prices as of August 31, 2001 and publicly available information regarding Compaq and HP as well as Wall Street consensus forecasts and estimates regarding the two companies discussed with management, Salomon Smith Barney reviewed each company's relative contribution to the combined company's actual LTM and estimated 2001, 2002 and 2003 revenues, EBIT and net income, as well as the combined company's fully-diluted equity value as of August 31, 2001 and derived a range of implied exchange ratios from such contributions. The following table sets forth the results of Salomon Smith Barney's review.


                                                         Percentage Contribution
                                                         -----------------------
                          Period                         Compaq       HP
                          ------                         ------         -----
 Revenues................ LTM                            46.0%        54.0%
                          2001 Estimated                 44.0%        56.0%
                          2002 Estimated                 44.0%        56.0%
                          2003 Estimated                 44.0%        56.0%
 EBIT.................... LTM                            45.7%        54.3%
                          2001 Estimated                 38.1%        61.9%
                          2002 Estimated                 36.9%        63.1%
                          2003 Estimated                 32.7%        67.3%
 Net Income.............. 2001 Estimated                 32.3%        67.7%
                          Next Four Fiscal Quarters/(1)/ 31.6%        68.4%
                          2002 Estimated                 32.7%        67.3%
                          2003 Estimated                 29.2%        70.8%
 At Market............... Equity Value                   31.7%        68.3%

       -

      (1) Represents four fiscal quarters ending June 30, 2002 for Compaq and four fiscal quarters ending July 31, 2002 for HP.



   Based on its analysis, Salomon Smith Barney determined a range of Compaq's percentage contributions to (1) EBIT of 35% to 40%, which corresponds to a range of implied exchange ratios of 0.617x to 0.764x and (2) net income of 30% to 33%, which corresponds to a range of implied exchange ratios of 0.491x to 0.565x. In presenting this information to the Compaq board of directors, Salomon Smith Barney noted that the proposed exchange ratio of 0.6325 was within the ranges of implied exchange ratios derived from its EBIT contribution analysis and higher than the range derived from its net income contribution analysis. Salomon Smith Barney informed the board that it considered the range of implied exchange ratios derived from revenues contribution to be less relevant than the ranges derived from EBIT and net income because HP and Compaq's different business sectors have significantly varying profit margins, thus making a revenue comparison less accurate in reflecting the contribution of each company to the combined entity's value.


   Precedent Industry Transaction Valuation Analysis


   Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to the following six selected transactions involving companies in the computer systems, services, hardware and/or server sectors:



   . International Business Machine Corp.'s acquisition of Sequent Computer Systems, Inc. (announced July 1999);



   . Ascend Communications, Inc.'s acquisition of Stratus Computer Inc. (announced August 1998);



   .   Compaq's acquisition of Digital Equipment Corporation (announced January
       1998);



   .   Compaq's acquisition of Tandem Computers Incorporated (announced June
       1997);

   . Gateway, Inc.'s acquisition of Advanced Logic Research, Inc. (announced June 1997); and



   . Samsung Electronics Co., Ltd.'s acquisition of AST Research, Inc. (announced January 1997).


   Salomon Smith Barney reviewed the multiples of firm value to revenues and EBITDA for the twelve months preceding the announcement of each of the selected transactions. Multiples of firm value to such revenues ranged from 0.24x to 1.55x, with an average of 0.80x. Multiples of firm value to such EBITDA ranged from 4.1x to 11.5x, with an average of 8.7x.


   Based on its analysis, Salomon Smith Barney determined a range of implied exchange ratios of 0.637x to 0.863x, using HP's 10-day average closing share price for the period ending August 31, 2001. Salomon Smith Barney indicated to the Compaq board of directors that the precedent transactions utilized in this analysis were acquisitions and generally did not include provisions granting the acquired company's board of directors and executive management meaningful and significant roles in the combined entity. In addition, the target was substantially smaller than the acquiror in many of the precedent industry transactions and, except for the Ascend/Stratus and Compaq/Tandem transactions, none of the precedent industry transactions was an entirely stock-for-stock transaction. Therefore, although such transactions featured companies in similar lines of business as Compaq, they were not directly comparable to the merger. Although Salomon Smith Barney indicated to the Compaq board that it took the results of this analysis into account in evaluating the fairness of the exchange ratio, it informed the board that it considered the results of this analysis to be less significant and relevant in its fairness evaluation.


   Pro Forma Earnings Per Share Impact to Compaq

   Using stock prices as of August 31, 2001 and publicly available information regarding Compaq and HP as well as Wall Street consensus forecasts and estimates regarding the two companies discussed with management, Salomon Smith Barney performed an analysis of the estimated impact of the merger on estimated Compaq EPS for 2002 and 2003, in each case on a pro forma basis, for a combination as if effected on January 1, 2002. For illustrative purposes, Salomon Smith Barney also assumed that the estimated first full year of pre-tax synergies of $2.1 billion (excluding restructuring charges) would be realized in the 2002 calendar year and the second full year of pre-tax synergies of $2.9 billion (excluding restructuring charges) would be realized in the 2003 calendar year. The estimates of achievable cost synergies and the timing of the realization of such cost synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary from the synergy estimates and the variations in amounts and timing may be material. Based on this analysis, the following table shows the accretion/dilution to the estimated 2002 and 2003 EPS of Compaq anticipated to result from the merger:


                                                                    EPS   EPS
Accretion/Dilution                                                  2002  2003
------------------------------------------------------------------- ----- -----
Compaq stand-alone................................................. $0.67 $0.88
HP stand-alone..................................................... $1.21 $1.86
Combined entity pro-forma, excluding projected synergies/(1)/...... $0.74 $1.09
Combined entity pro-forma, including projected synergies/(1)/...... $1.05 $1.51
Accretion/(Dilution) to Compaq, excluding projected synergies......   11%   24%
Accretion/(Dilution) to Compaq, including projected synergies......   57%   71%

--------
(1) Combined entity pro forma figures are on a Compaq share equivalent basis, assuming an exchange ratio of one Compaq share for 0.6325 of an HP share.

   Salomon Smith Barney also performed a synergy sensitivity analysis on the results of its earnings impact analysis by varying the amount of pre-tax synergies for the first and second calendar years after the completion of the merger from zero to $3.0 billion per year. Based on this analysis, the following table shows the accretion/dilution to the estimated 2002 and 2003 EPS of Compaq anticipated to result from the merger for varying ranges of assumed synergies:


                                                                      EPS   Accretion/
Earnings Per Share Impact Sensitivities                               2002  (Dilution)
--------------------------------------------------------------------- ----- ----------
2002 Compaq stand-alone.............................................. $0.67     N/A
2002 Combined entity pro-forma, including projected synergies/(1)/
   Assuming no synergies realized in calendar year................... $0.74   10.9%
   Assuming $1.0 billion in synergies realized in calendar year...... $0.89   32.7%
   Assuming $2.0 billion in synergies realized in calendar year...... $1.04   54.6%
   Assuming $3.0 billion in synergies realized in calendar year...... $1.18   76.4%
2003 Compaq stand-alone.............................................. $0.88     N/A
2003 Combined entity pro-forma, including projected synergies/(1)/
   Assuming no synergies realized in calendar year................... $1.09   24.1%
   Assuming $1.0 billion in synergies realized in calendar year...... $1.24   40.7%
   Assuming $2.0 billion in synergies realized in calendar year...... $1.38   57.3%
   Assuming $3.0 billion in synergies realized in calendar year...... $1.53   73.9%

--------
(1) Combined entity pro forma figures are on a Compaq share equivalent basis, assuming an exchange ratio of one Compaq share for 0.6325 of an HP share.


   Other Considerations



   The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Compaq board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Compaq board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and similar and precedent transaction analyses summarized above, Salomon Smith Barney selected comparable companies and similar and precedent transactions on the basis of various factors, including size, similarity of line of business and terms of transactions; however, no company utilized in these analyses is identical to Compaq or HP and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Compaq and HP are being compared. In addition, although the precedent industry transactions analysis featured companies in similar lines of business as Compaq, they were not directly comparable to the merger and, accordingly, Salomon Smith Barney considered the results of its precedent industry transaction valuation analysis to be less significant and relevant in its fairness evaluation. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Compaq, HP, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Compaq and HP. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Compaq, HP, the Compaq board of directors, the HP board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates or are not achieved during the time periods contemplated. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the Compaq board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Compaq board of directors in making its determination to approve the merger agreement and the merger. Please see the section entitled "Recommendation of the Compaq Board of Directors" beginning on page 62 of this joint proxy statement/prospectus.



   Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Compaq selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Compaq. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Compaq unrelated to the merger, for which Salomon Smith Barney has received and will receive compensation. Since August 2000, Salomon Smith Barney has advised Compaq with respect to Compaq's purchase of certain configuration and distribution assets from InaCom Inc. and has acted as an underwriter or a manager of public offerings of debt securities of Compaq in August 2000 (aggregate principal amount of $575 million), and May 2001 (aggregate principal amount of $300 million). Since June 2000, Salomon Smith Barney also acted as manager in offerings of debt securities of HP in June 2000 (aggregate principal amount of $1.5 billion), July 2001 (aggregate principal amount of up to
(Euro)750 million) and December 2001 (aggregate principal amount of $1 billion).



   In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Compaq and HP for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Compaq and HP and their respective affiliates. As of September 30, 2001, Citigroup Inc. and its affiliates held for their own accounts approximately 10.5 million shares of common stock of Compaq and 23.4 million shares of common stock of HP.



   Pursuant to the terms of an engagement letter, Compaq agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger:



   .   $500,000 payable upon the signing of the engagement letter;



   .   $9,500,000 payable upon the execution of the merger agreement; and



   . an amount equal to 0.25% of the aggregate consideration received by the holders of Compaq common stock in the proposed merger (less the $10,000,000 described in the previous clauses).


   Compaq also has agreed to reimburse Salomon Smith Barney for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Interests of HP and Compaq Directors and Executive Officers in the Merger

    Interests of HP Directors and Executive Officers in the Merger

   Certain members of the management of HP and some of the HP board of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareowners of HP generally. These interests are summarized below.

   Retention and Severance Arrangements


   The success of the combined company following the merger will be determined in part by how effectively the combined company will be able to successfully create a unified workforce--including a management team--drawn from the existing talent of both HP and Compaq. Many of the decisions regarding business integration, organizational structure and the leadership team of the combined company may not be made or announced until shortly before or after the completion of the merger. The resulting uncertainty could lead some of HP's key employees, including executives, to accept other employment opportunities. To address this concern, the compensation committee of the HP board of directors (consisting of Messrs. Condit, Ginn and Hewlett), acting on the authority of the full board, adopted a retention program. The retention program is designed to assure the continued dedication of key employees, including some senior managers, during this uncertain period. The program provides incentives to a group of employees considered critical to the completion of the merger, to the integration of the companies, or to ongoing business operations. In addition, the program is designed to enable the participating employees to focus on ensuring the success of the merger, to minimize workforce disruption and to maximize the value of the combined company in the future.



   The compensation committee adopted a retention program that includes the payment of retention bonuses to specified employees of HP that are contingent upon the completion of the merger. Ms. Fiorina would have been entitled to receive retention bonuses under this program totaling two times the sum of her current salary and target annual bonus (a total of $8.0 million), but she has declined to accept the right to participate in this program. Other executive officers of HP may receive the following retention payments under this program as follows: (1) three times current salary plus target bonus for Ms. Livermore, Mr. Wayman, Mr. Zitzner, Susan D. Bowick, HP's Vice President and Director, Corporate Human Resources, Vyomesh Joshi, HP's President, Imaging and Printing Systems, Pradeep Jotwani, HP's President, Consumer Business Organization, Webb McKinney, HP's President, Business Customer Organization, and Iain M. Morris, HP's President, Embedded and Personal Systems, in each case payable in two equal installments, with the first installment payable on September 4, 2002 and the second installment payable on September 4, 2003, and (2) two times current salary plus target bonus for Debra L. Dunn, HP's Vice President, Strategy and Corporate Operations, and Jon E. Flaxman, HP's Corporate Controller, in each case payable in two equal installments, with the first installment payable upon completion of the merger and the second installment payable on the first anniversary of the completion. The aggregate amount of the retention payments for the participating executive officers, should they all remain employed until payment of the second installment of their retention bonuses, will total approximately $33.1 million.





   The compensation committee of HP's board of directors (consisting of Messrs. Condit, Ginn and Hewlett) determined that it was important in order to ensure a smooth transition that the retention program be selective but broad-based and extend beyond HP's executive officers to a number of key employees throughout the company. The retention payments to these key employees, the majority of which are individual contributors and mid-level managers, are approximately 0.5 times their current salary plus target bonus, on average. The payments are generally payable in two equal installments, the first payable upon the completion of the merger and the second payable on the first anniversary of the completion of the merger, assuming the recipient is still employed by HP at that time. It is expected that approximately 6,000 HP employees will participate in the program and that total payments for the non-executive officers, if paid in full, will be approximately $168.5 million in each of the fiscal years in which the payments may come due. If the merger does not close, no payments will be made under the program.

   As a part of its retention program, HP also agreed to provide its ten executive officers who are receiving retention bonuses as described above certain payments and benefits in the event of a "qualifying termination" within two years after the completion date of the merger. A qualifying termination is defined as any termination by HP other than for cause, resignation of the executive for good cause (including a reduction in the executive's total salary plus target bonus, a reduction of the executive's base salary or a material reduction in the kind or level of the executive's employee benefits) or termination of the executive for disability. In the event of a qualifying termination within two years after the completion of the merger, the executive will become entitled to the following payments and benefits, offset by any retention payments described above previously paid to the executive:


   . a cash payment equal to 1.5 times the executive's then-current base salary plus target bonus;

   . the executive's stock options will become fully exercisable and will remain exercisable until the earlier of:

       -  the third anniversary of the executive's termination date; and

       -  the expiration of the term of the stock option;

   . any unvested restricted stock granted to the executive under HP's stock plans will vest and a portion of other restricted stock held by the executive will vest; and

   .   continuation of certain health benefits.

   Under the terms of her existing employment agreement, in the event that Ms. Fiorina's employment is terminated involuntarily other than for cause, death or disability, or if Ms. Fiorina terminates her employment for good reason (generally a reduction in Ms. Fiorina's title, responsibilities or compensation, breach by HP of its obligations under the employment agreement, or failure to appoint Ms. Fiorina to the HP board of directors), then Ms. Fiorina will receive her accrued benefits, prorated bonus, a severance amount of two times her base salary and target variable pay payable over a 24-month period, a two-year continuation of all welfare plans, full vesting of restricted stock and restricted stock units, 50% vesting of all unvested stock options and outplacement services over a 12-month period. It is contemplated that Ms. Fiorina will enter into a new employment agreement.

   Employment Agreements


   HP plans to negotiate promptly following the completion of the merger new employment agreements with Ms. Fiorina, Mr. Joshi, Mr. McKinney, Ms. Livermore, Mr. Wayman and Mr. Zitzner. These employment agreements will be conditioned upon the completion of the merger and are expected to have an initial term of two years.


   While the terms of these agreements have not been determined, HP currently expects the employment agreements to include increases to the executives' current salaries to reflect their expanded responsibilities within the combined company, as well as the potential for a bonus that may be equal to or greater than the executives' base salaries. HP also currently expects the employment agreements to provide for the grant of stock options. It is contemplated that the options will vest based upon continued service with HP and, in significant part, upon the attainment of certain performance goals. Such goals may include operational milestones and increases in HP stock prices following the merger. In addition, HP currently expects that the employment agreements will contain severance terms that will provide the officers with payments of severance if, during the term of the agreement, the executive is terminated without cause, resigns for certain reasons or terminates employment due to death or disability. These severance payments may include cash payments, continued employee benefits, additional payments in connection with any golden parachute excise taxes and the acceleration of vesting of stock options and other equity awards, but are expected to be offset by any payments under the retention/severance plan described above.

   Interests of Compaq Directors and Executive Officers in the Merger

   Certain members of the management of Compaq and the Compaq board of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareowners of Compaq generally. These interests are summarized below.

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   Retention Agreements


   The talent and drive of Compaq's employees is one of the company's most important assets, and the success of the combined company will be determined in part by how effectively this resource can be utilized in the new organization. The period of uncertainty associated with completing the merger and integrating the companies could, in the absence of a concerted effort to address those concerns, lead some of Compaq's key employees, including executives, to accept other employment opportunities. To address this issue, Compaq has developed a retention program that provides incentives to encourage selected employees to remain with the company through the completion of the merger and for a reasonable transition period after the merger. This retention program helps stabilize workforce turnover in positions critical to completing the merger and the integration efforts that will begin upon closing. With regard to the participating executive officers, the human resources committee of the Compaq board of directors believes that these retention arrangements will eliminate any financial incentive for these individuals to resign and claim the severance payments for which they would be eligible under their existing arrangements (described below), thereby encouraging these executives to remain with the combined company following the merger.



   Compaq's retention program, which is being implemented in phases, provides cash incentives to employees throughout the company who are critical to ongoing business efforts, completion of the merger, and post-merger integration. Retention payments will be made at closing and at the conclusion of a reasonable retention period of six months to one year thereafter, depending on the individual's role and anticipated business needs, provided that the individual remains employed by HP. Payments under the program are contingent upon completion of the merger, and for many participants, including the seven participating executive officers, payments under the retention program will be offset against any severance payments for which the employee becomes eligible during the year following the completion of the merger. If paid in full and not taking into account any offset against severance, it is expected that payments under the program to non-executive officers will total $153.5 million in the fiscal year in which the merger occurs and $88.5 million in the following fiscal year. The seven participating executive officers (Messrs. Blackmore, Winkler, Clarke, Robison, Siekman, and Napier and Ms. Jackson) are eligible for retention payments totaling three times the sum of their base salary and target annual bonus (both as in effect upon completion of the merger), payable 50% at completion of the merger and 50% one year later, provided they remain employed by HP. The aggregate amount of the retention payments for these seven executive officers will total approximately $22.4 million, if paid in full and not taking into account any offset against severance. Mr. Capellas was also eligible to receive retention bonuses totaling three times the sum of his current base salary and target annual bonus (a total of $14.4 million) under this program, but he has declined to accept the right to participate in this program.


   Severance Arrangements

   In 2000, the human resources committee of the Compaq board of directors approved a new employment agreement for Mr. Capellas and new severance agreements for the other executive officers of Compaq. These new agreements, which were developed based on information provided by outside compensation consultants, were intended to bring key aspects of Compaq's executive compensation programs into line with competitive market practices. Among other things, the agreements provide for special severance benefits in the event of a ''qualifying termination'' (which would include, for example, involuntary termination by the company without cause or resignation by the executive for certain enumerated ''good reasons,'' such as material diminution in duties, certain reductions in compensation that are not part of across-the-board cuts, or ceasing to be an executive officer) following a change in control.

   In light of the potential merger, in August of 2001 the human resources committee revisited these agreements. It was clear that the proposed merger with HP would constitute a change in control for purposes of the agreements and there was a concern that many of Compaq's executive officers would qualify for severance benefits as a result of changes associated with the merger. In order to aid in retaining these executives, the committee approved the following amendments to their agreements:

    . a change in control of Compaq, for purposes of the agreements and for purposes of accelerated vesting of any restricted stock previously granted to the executives, will occur upon completion of the

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        transaction constituting a change in control rather than upon shareowner approval, aiding the company in retaining the executives through closing;

    . the period during which the executive may claim severance under his or her agreement following a change in control was extended to one year, allowing the company and the executive an adequate period of time to evaluate a potential ongoing employment relationship in the new company; and

    . for the participating executives, the retention payments described above, which will offset any severance payments to be made under the agreements, will be made in two installments, the first installment to be paid upon completion of the merger and the second installment to be made if the executive remains with the company through the one-year retention period following completion of the merger.

   Under these agreements, the executive will be entitled to the following payments and benefits in the event of a qualifying termination within one year following completion of the merger:


   . a lump sum severance payment generally equal to three times the sum of base salary and target annual bonus, less any retention payments previously made to the executive in connection with the merger; in the event that these severance payments are made, the executive will be ineligible for any retention payments not yet made (since Mr. Capellas has declined to accept the right to participate in the retention program, his lump sum severance payment will not be subject to offset for retention payments);


   . a pro-rata target annual bonus for the period in which termination occurs;

   .   continued health insurance coverage for two years following termination;

   .   certain financial counseling and outplacement services;

   .   reimbursement of legal fees; and

   . an additional payment to make the executive whole with respect to any golden parachute taxes imposed under the Internal Revenue Code.

   Upon a qualifying termination, the balance of a loan previously made to Mr. Capellas in 1999 to purchase Compaq stock (remaining principal of approximately $3.3 million, which would otherwise be forgiven in consideration of continued service during 2002 and 2003) will be forgiven and Mr. Capellas will be entitled to a cash payment of $100,000 for the purposes of assisting him with tax preparation, accounting or legal fees, outplacement services, or other similar purposes.


   If all of Compaq's executive officers (other than Mr. Capellas) were to incur a qualifying termination within one year following completion of the merger, they would receive cash severance payments, in the aggregate, equal to approximately $11.2 million. This total amount reflects the offset for the initial installment of the retention program paid to these executives at the time of the merger and, as noted above, the executives would not be eligible to receive the second installment under the retention program. If Mr. Capellas were to incur a qualifying termination of employment within one year following completion of the merger, he would receive cash severance payments equal to approximately $14.4 million.


   New Employment Agreements between HP and Certain Compaq Executives


   HP plans to negotiate promptly following the completion of the merger employment agreements with certain executive officers of Compaq, including Mr. Capellas and the following other executive officers: Peter Blackmore, Executive Vice President, Worldwide Sales and Services, Jeff Clarke, Senior Vice President, Finance and Administration, and Chief Financial Officer, Michael Winkler, Executive Vice President, Global Business Units, and Shane Robison, Senior Vice President, Technology and Chief Technology Officer. As with the HP officers with whom HP is currently negotiating, the terms of these agreements have not been determined. The structures of the agreements are expected to be substantially similar to the employment agreements being negotiated with HP officers.


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   Equity-Based Incentive Plans


   As of January 1, 2002, Compaq's directors and executive officers held unvested stock options to acquire an aggregate of 5,496,000 shares, with an average weighted exercise price of $23.40 per share. These options will be converted upon completion of the merger into options to acquire an aggregate of approximately 3.5 million HP common shares with a weighted average exercise price of approximately $37.00 per share. In accordance with the terms of various equity plans under which they were granted, which are generally applicable to all holders, options granted prior to September 1, 2001 will become fully exercisable upon shareowner approval of the merger and, in the event of a qualifying termination (as defined in the various equity plans under which they were granted) within one year following the completion of the merger, the post-termination period of exercisability of outstanding options generally will be three years from the date of such qualifying termination. The remainder of these options generally will become fully vested in the event of a qualifying termination (as defined in the various equity plans under which they were granted) within one year following the completion of the merger. In addition, upon completion of the merger, restrictions with respect to an aggregate of approximately 1.1 million shares of restricted stock currently held by Compaq's executive officers, as a group, will lapse.


   Under Compaq's Non-Qualified Stock Option Plan for Non-Employee Directors, all options granted prior to September 1, 2001 will become fully vested upon shareowner approval of the merger and all options granted on or after September 1, 2001 will become fully vested upon any termination of the director's service (other than due to death, disability or retirement) within one year following the completion of the merger.

   Directors Charitable Award Program

   Under Compaq's Directors Charitable Award Program, the rights of two non-employee directors of Compaq which are not currently vested will become vested upon completion of the merger. At such time, in complete satisfaction of Compaq's obligations under the Charitable Award Program, Compaq will make payments aggregating approximately $12 million on behalf of all participating directors (and former directors) to the charities previously designated by such directors.

   Appointment of Directors

   In accordance with the terms of the merger agreement, at and after the time the merger is completed, HP's board of directors will include five Compaq directors who are reasonably acceptable to HP, one of whom is expected to be Mr. Capellas. HP has stated its intent that, at and after the completion of the merger, each committee of the HP board of directors will include at least one Compaq director designee and a Compaq director designee will be chairman of at least one of the audit, compensation, finance and investment or nominating and governance committees of the HP board of directors.

   Indemnification; Directors' and Officers' Insurance


   HP will, and has agreed to cause the company surviving the merger to, honor all of the indemnification obligations of Compaq to its directors and officers that exist immediately prior to completion of the merger, whether pursuant to Compaq's certificate of incorporation, Compaq's bylaws or an indemnification agreement. For six years after the completion of the merger, the certificate of incorporation and bylaws of the company surviving the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers who were indemnified by Compaq immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the restated certificate of incorporation and bylaws of Compaq in effect at the time the merger agreement was executed. The certificate of incorporation and bylaws of each of HP and Compaq generally provide the directors and officers of the respective company indemnification to the fullest extent permitted by applicable law. However, unlike the officers and directors of Compaq, the officers and directors of HP who initiate proceedings must obtain


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authorization from the HP board of directors prior to obtaining indemnification or advance payments. For six years after the completion of the merger, HP also will cause the company surviving the merger to use all reasonable efforts to maintain the directors' and officers' liability insurance maintained by Compaq covering those directors and officers of Compaq who had been covered by such insurance at the time the merger agreement was executed. The directors' and officers' liability insurance policy maintaining the coverage of those directors and officers of Compaq will have terms comparable to those applicable to Compaq's directors and officers on the date the merger agreement was executed. The company surviving the merger will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 150% of the current annual premium paid by Compaq for its existing insurance coverage prior to the merger. However, if the annual premiums of such insurance coverage exceed that amount, the company surviving the merger will use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 150% of such annual premium.


The Merger Agreement


   The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.


   Structure of the Merger

   The merger agreement provides for the merger of Heloise Merger Corporation, a newly formed, wholly-owned subsidiary of HP, with and into Compaq. Compaq will survive the merger as a wholly-owned subsidiary of HP. HP currently intends to merge Compaq into HP as soon as reasonably practicable following the merger.

   Completion and Effectiveness of the Merger


   We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled "Conditions to Completion of the Merger" beginning on page 90 of this joint proxy statement/prospectus are satisfied or waived, including approval of the issuance of shares of HP common stock in connection with the merger by the shareowners of HP and approval and adoption of the merger agreement and approval of the merger by the shareowners of Compaq. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.


   We are working to complete the merger as quickly as possible. We currently plan to complete the merger by June 30, 2002. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

   Conversion of Compaq Common Stock in the Merger


   Upon completion of the merger, each share of Compaq common stock (including, with respect to each share of Compaq common stock, the associated right described in the section entitled "Compaq Shareowner Rights Plan" beginning on page 120 of this joint proxy statement/prospectus) outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 0.6325 of a share of HP common stock (including, with respect to each whole share of HP common stock issued, the associated right described in the section entitled "HP Shareowner Rights Plan" beginning on page 118 of this joint proxy statement/prospectus) upon surrender of the certificate representing such share of Compaq common stock in the manner provided in the merger agreement. Upon completion of the merger, HP also will assume outstanding options to purchase Compaq common stock and Compaq SARs as described in the section


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entitled "Treatment of Compaq Stock Options and SARs" beginning on page 87 of this joint proxy statement/prospectus.


   The exchange ratio in the merger (i.e., 0.6325 of a share of HP common stock for each share of Compaq common stock) also will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP common stock or Compaq common stock), reorganization, recapitalization, reclassification or other like change with respect to HP common stock or Compaq common stock having a record date on or after the date of the merger agreement and prior to completion of the merger.

   Each share of Compaq common stock held by Compaq or owned by HP or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Compaq, HP or any of their direct or indirect subsidiaries will receive any securities of HP or other consideration in exchange for those shares.


   Based on the exchange ratio and the number of shares of Compaq common stock
and options to purchase Compaq common stock outstanding as of      , 2002, a
total of approximately      shares of HP common stock will be issued in
connection with the merger to holders of Compaq common stock and a total of
approximately      shares of HP common stock will be reserved for issuance upon the exercise of options to purchase Compaq common stock assumed by HP in connection with the merger.


   Fractional Shares

   HP will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Compaq common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of HP will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing price of one share of HP common stock for the ten most recent trading days that HP common stock has traded ending on the trading day one day prior to the date the merger is completed, as reported on the New York Stock Exchange composite transactions tape.

   Exchange of Compaq Stock Certificates for HP Stock Certificates

   Promptly following completion of the merger, Computershare Trust Company of New York, the exchange agent for the merger, will mail to each record holder of Compaq common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for a statement indicating book-entry ownership of HP common stock or, if requested, a certificate representing HP common stock. Only those holders of Compaq common stock who properly surrender their Compaq stock certificates in accordance with the exchange agent's instructions will receive (1) a statement indicating book-entry ownership of HP common stock or, if requested, a certificate representing HP common stock, (2) cash in lieu of any fractional share of HP common stock, and (3) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Compaq common stock will be canceled. After the effective time of the merger, each certificate representing shares of Compaq common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, Compaq will not register any transfers of Compaq common stock on its stock transfer books.

   Holders of Compaq common stock should not send in their Compaq stock certificates until they receive a letter of transmittal from Computershare Trust Company of New York, the exchange agent for the merger, with instructions for the surrender of Compaq stock certificates.

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   Distributions with Respect to Unexchanged Shares

   Holders of Compaq common stock are not entitled to receive any dividends or other distributions on HP common stock until the merger is completed. After the merger is completed, holders of Compaq common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of HP common stock which they are entitled to receive upon exchange of their Compaq stock certificates, but they will not be paid any dividends or other distributions on the HP common stock until they surrender their Compaq stock certificates to the exchange agent in accordance with the exchange agent instructions.

   Transfers of Ownership and Lost Stock Certificates

   HP will issue only (1) a statement indicating book-entry ownership of HP common stock or, if requested, an HP stock certificate, (2) cash in lieu of a fractional share and (3) any dividends or distributions that may be applicable in a name other than the name in which a surrendered Compaq stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Compaq stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving any statement indicating book-entry ownership of HP common stock or HP stock certificate.

   Representations and Warranties

   The merger agreement contains generally reciprocal representations and warranties made by each of HP and Heloise Merger Corporation, on the one hand, and Compaq, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

    . corporate organization, qualifications to do business, corporate standing and corporate power;

    . absence of any breach of the certificate of incorporation and bylaws and the certificates of incorporation, bylaws and similar organizational documents of subsidiaries;

    . ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of any significant subsidiary;

    .  capitalization;

    . corporate authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

    .  the vote of shareowners required to complete the merger;

    .  governmental and regulatory approvals required to complete the merger;

    . absence of any conflict or violation of any applicable legal requirements, corporate charter and bylaws, and the charter, bylaws and similar organizational documents of subsidiaries as a result of entering into and carrying out the obligations of the merger agreement;

    . the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

    .  filings and reports with the Securities and Exchange Commission;

    .  financial statements;

    .  the absence of undisclosed liabilities;

    . absence of any material adverse change in business between the date of its last audited balance sheet and September 4, 2001;

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    .  taxes;

    .  intellectual property;

    .  compliance with applicable laws;

    . possession of and compliance with all permits required for the operation of business;

    .  litigation;

    . payment, if any, required to be made to brokers and agents on account of the merger;

    .  employee benefit plans and labor relations;

    .  environmental matters;

    .  absence of breaches of material contracts;

    . accuracy of information supplied in this joint proxy statement/prospectus and the related registration statement filed by HP with the Securities and Exchange Commission;

    .  approvals by the board of directors;

    .  the fairness opinion received; and

    .  adoption of a shareowner rights plan.

   In addition, Compaq made additional representations and warranties regarding:

    . transactions between Compaq and its affiliates required to be reported to the Securities and Exchange Commission; and

    . the inapplicability of state takeover statutes to HP during the pendency of the merger agreement.

   The representations and warranties of HP, Heloise Merger Corporation and Compaq contained in the merger agreement expire upon completion of the merger.

   Conduct of Business Before Completion of the Merger

   Under the merger agreement, each of HP and Compaq has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use all reasonable efforts consistent with past practices and policies to:

    .  preserve intact its present business organization;

    . keep available the services of its present executive officers and key employees; and

    . preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

   Under the merger agreement, each of HP and Compaq also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will conduct its business in compliance with some specific restrictions relating to the following:

    .  entering into any material new line of business;


    . declaring or paying dividends, other than regular quarterly cash dividends, or making any other distributions;


    .  effecting any stock splits, recapitalizations and similar transactions;

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    .  purchasing, redeeming or acquiring its capital stock or the capital stock of its subsidiaries other than (1) repurchases at cost under arrangements existing as of September 4, 2001 in connection with the termination of employees and (2) repurchases by HP under HP's publicly announced repurchase programs;

    . issuing, delivering, selling, authorizing or encumbering its capital stock, or securities convertible into its capital stock, or entering into any agreement or obligation to do the same other than:

       - issuances of common stock upon the exercise or conversion of employee stock options or other stock based awards existing prior to the date of the merger agreement or permitted under the merger agreement;

       -  issuances of common stock pursuant to employee stock purchase plans;

       - issuances of common stock upon the exercise of any other options, warrants or other rights in existence as of September 4, 2001;

       - grants of stock options or other stock based awards under stock option plans in existence prior to September 4, 2001 in the ordinary course of business, consistent with past practice, in connection with annual compensation reviews, ordinary course promotions or to new hires, with some limitations on the terms and conditions of the options; and

       - in connection with certain acquisitions of third parties permitted to be completed without the consent of the other party under the terms of the merger agreement;

   . modifying or amending its certificate of incorporation and bylaws or the certificate of incorporation, bylaws or similar organizational documents of its subsidiaries;

   . acquiring other entities or assets that, individually or in the aggregate, are material to its business, or investing in the equity of other entities, other than (1) some internal reorganizations and (2) acquisitions in which the aggregate consideration, including assumed indebtedness, is less than $1.5 billion, in the case of HP, and $1.0 billion, in the case of Compaq, which acquisitions are in existing lines of business, do not require shareowner approval and do not present a material risk of delaying the merger or making it more difficult to obtain governmental or regulatory approval;

   . entering into any joint venture, strategic partnerships or alliances which are material to any of its divisions or business units, would present a material risk of delaying the merger or making it more difficult to obtain governmental or regulatory approval or would require the consent of the other to joint venture, strategic partnership or alliance;

   . selling, leasing, licensing, mortgaging or otherwise encumbering or disposing of assets material to its business except in the ordinary course of business, consistent with past practice;

   . making any loans, advances, capital contributions or investments other than (1) to finance acquisitions permitted to be completed without the consent of the other party under the terms of the merger agreement, (2) loan and investment transactions with subsidiaries, (3) employee loans and advances in the ordinary course of business, consistent with past practice, and (4) loans, advances, capital contributions or investments in the ordinary course of business, consistent with past practice, which are not material to it and its subsidiaries taken as a whole and which do not present a material risk of delaying the merger or making it more difficult to obtain governmental or regulatory approval;

   . changing accounting policies and procedures except as required by United States generally accepted accounting principles (GAAP) or the Securities and Exchange Commission;

   . settling any material claim, action or proceeding involving money damages except (1) in the ordinary course of business, consistent with past practice, or (2) to the extent subject to preexisting reserves in accordance with GAAP;

   . except as required by applicable law or existing contracts, increasing the compensation of, or making severance or termination payments to, any director or officer or other key employee of Compaq or any

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       material subsidiary, division or business unit of Compaq, or materially increasing the compensation of, or making severance or termination payments to, the employees of Compaq and its subsidiaries generally, other than (1) grants of stock options or other stock based awards under stock option plans in existence prior to September 4, 2001 in the ordinary course of business, consistent with past practice, in connection with annual compensation reviews, ordinary course promotions or to new hires, with some limitations on the terms and conditions of the options, (2) increases in compensation and fringe benefits and payment of bonuses in the ordinary course of business, consistent with past practice, in connection with annual compensation reviews or ordinary course promotions, and (3) grants of reasonable severance or termination pay to employees other than officers and directors in connection with terminations of employment in order to avoid a material risk of litigation;

   .   waiving of stock repurchase rights with respect to Compaq stock;

   . accelerating the vesting of Compaq stock options or lapsing restrictions on restricted stock or amending the period of exercisability of Compaq stock options;

   .   granting stock appreciation rights to Compaq employees;

   .   adopting, modifying or amending Compaq employee benefit plans;

   . entering into any employment, severance, termination or indemnification agreement with any Compaq employee, except for agreements in the ordinary course of business, consistent with past practice, (1) with respect to employees of Compaq other than directors, officers and key employees and (2) with respect to directors, officers and key employees only if the employment is "at-will" and does not contain severance or termination payments;

   . subjecting HP or the corporation surviving the merger, or any of their respective subsidiaries, to any non-compete or other material business restriction; and

   . entering into any oral or written agreement with respect to any of the foregoing.

   Compaq also agreed to additional restrictions on the following actions unless HP agrees in writing:

   . entering into any agreement or commitment having the effect of granting to a third party following completion of the merger any actual or potential right to any material intellectual property owned by HP;

   .   making or changing any material tax elections; and

   . entering into any oral or written agreement with respect to any of the foregoing.

   Under the terms of the merger agreement, each of HP and Compaq agreed to consult with the other's chief executive officer, chief financial officer or other designee and agreed to consider in good faith the advice of the other party's representative prior to taking any of the following actions:

   . entering into any agreement relating to any material joint venture, strategic partnership or alliance;

   . entering into, modifying or amending in an adverse manner any material contract, terminating any material contract, other than any modification, amendment or termination in the ordinary course of business, consistent with past practice;

   . waiving, releasing or assigning in an adverse manner any rights or claims under any material contract;

   . granting any exclusive rights with respect to any material intellectual property;

   . incurring any indebtedness (including guarantees, debt securities or rights to acquire debt securities, agreements to maintain any financial statement condition of a third party other than a wholly owned subsidiary and any arrangement having the economic effect of any of the foregoing) other than:

       - up to, in the case of HP, $1.5 billion of additional indebtedness under debt facilities of HP existing or replacing those existing on September 4, 2001, this $1.5 billion being in excess of the amount of indebtedness outstanding under the HP debt facilities on September 4, 2001;

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       -  up to, in the case of Compaq, $1.0 billion of additional indebtedness under debt facilities of Compaq existing or replacing those existing on September 4, 2001, this $1.0 billion being in excess of the amount of indebtedness outstanding under the Compaq debt facilities existing on September 4, 2001;

   . proposing or making any acquisition of a third party otherwise permitted to be completed without the consent of the other party under the terms of the merger agreement for consideration of more than $50 million; and

   . entering into oral or written agreement with respect to any of the foregoing.

   HP and Compaq Prohibited from Soliciting Other Offers

   Under the terms of the merger agreement, subject to certain exceptions described below, each of HP and Compaq have agreed that it will not, and each of its subsidiaries, officers and directors and the officers and directors of its subsidiaries will not, directly or indirectly:

   . solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal by a third party of the type described below;

   . participate or engage in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below;

   . furnish to any person any nonpublic information regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably be expected to lead to, any acquisition proposal of the type described below;

   . approve, endorse or recommend any acquisition proposal of the type described below; or

   . enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal of the type described below or any transaction contemplated by the acquisition proposal.

   In addition, each of HP and Compaq agreed to use all reasonable efforts to cause its and its subsidiaries' employees, agents and representatives (including any retained investment banker, attorney or accountant) not to do any of the foregoing.

   An acquisition proposal is any offer or proposal, including a tender or exchange offer, by a third party or group with respect to HP or Compaq that would result in any of the following:

   . the acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of the party or any of its subsidiaries;

   . any merger, consolidation, business combination or similar transaction involving the party or any of its subsidiaries;

   . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 10% of the assets of the party (including its subsidiaries taken as a whole); or

   .   any liquidation or dissolution of the party.

   Under the merger agreement, each of HP and Compaq agreed to cease, as of September 4, 2001, all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any acquisition proposal.

   Each of HP and Compaq is obligated to promptly notify the other orally and in writing upon receipt of any type of acquisition proposal described above or any request for nonpublic information or inquiry it reasonably

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believes would lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and all related written materials provided in connection with the acquisition proposal, request or inquiry. Following delivery of the initial notice to the other party, the party receiving an acquisition proposal, request or inquiry of the type described above also must provide the other party with all information as is reasonably necessary to keep the other party informed in all material respects of the status and details of the acquisition proposal, request or inquiry. Each of HP and Compaq further agreed to generally provide the other party with 48 hours' notice of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.

   Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if either of HP or Compaq receives an unsolicited bona fide written acquisition proposal that its board of directors concludes in good faith, following the receipt of the advice of its outside legal counsel and its financial advisor, satisfies, or is reasonably likely to result in an acquisition proposal that satisfies, each of following criteria that constitute a superior offer:

   . the acquisition proposal is an unsolicited bona fide written offer to the board of directors made by a third party to acquire all or substantially all of the company's assets or a majority of its total outstanding voting securities, as a result of which the shareowners of the company immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof);

   . the proposed acquisition is on terms that the recipient board of directors has in good faith concluded (following receipt of advice of its outside legal counsel and its financial advisor) after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person or group making the offer (1) to be more favorable, from a financial point of view, to its shareowners than the terms of the merger and (2) is reasonably capable of being completed;

then the party receiving the superior offer may furnish nonpublic information to, and engage in negotiations with, the third party making the acquisition proposal, if its board of directors concludes in good faith, following the receipt of advice of its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law.

   In the event that either of HP or Compaq furnishes nonpublic information to a third party making an acquisition proposal, it is required to give the other party advance notice of such action and a copy of the information furnished concurrently with its delivery of such information to the potential third party acquirer. It also must enter into a confidentiality agreement with the third party on terms which are at least as restrictive as the terms contained in the confidentiality agreement entered into between HP and Compaq. In addition, in the event that a party enters into negotiations with a third party making an acquisition proposal, it is required to give the other party written notice of its intention to enter into negotiations with the third party.

   Obligations of the HP Board of Directors and Compaq Board of Directors with Respect to its Recommendation and Holding a Meeting of its Shareowners

   The HP board of directors agreed to call, hold and convene a meeting of its shareowners promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. The HP board of directors also agreed to recommend the approval of the issuance of shares of HP common stock in connection with the merger to its shareowners and to use all reasonable efforts to obtain the required shareowner approval. The Compaq board of directors agreed to call, hold and convene a meeting of its shareowners promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. The Compaq board of directors also agreed to recommend the approval and adoption of the merger agreement and approval of the merger to its shareowners and to use all reasonable efforts to obtain the required shareowner

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adoption and approvals. Notwithstanding each of the HP board of directors' and the Compaq board of directors' obligations described in this paragraph, in response to a third party acquisition proposal deemed by the board of directors to be a superior offer, the board of directors of HP or Compaq, as the case may be, may withhold, withdraw, amend or modify its recommendation to its shareowners as described in this paragraph and, in the case of a superior offer that is a tender or exchange offer made directly to its shareowners, may recommend that its shareowners accept the tender or exchange offer if the following conditions are met:

   .   a superior offer has been made and has not been withdrawn;

   .   its shareowners' meeting has not occurred;

   . it has provided the other party with written notice of its receipt of a superior offer and has disclosed in the notice the material terms and conditions of the superior offer, the identity of the third party or group making the offer, and its intent to change its recommendation to its shareowners and the manner in which it intends to do so;

   . it has provided to the other party a copy of all written materials delivered to the third party or parties making the superior offer in connection with the offer, and it has made available to the other party all materials and information it has made available to the third party or parties making the superior offer in connection with the offer;

   . its board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that in light of a superior offer, the failure of the board of directors to change its recommendation is reasonably likely to result in a breach of its fiduciary obligations to its shareowners under applicable law; and


   . it has not breached in any material respect the handling of third party acquisition proposals as described in the section entitled "HP and Compaq Prohibited from Soliciting Other Offers" beginning on page 85 of this joint proxy statement/prospectus or its obligations to call, hold and convene a meeting of its shareowners, and to make the recommendations to its shareowners required under to the merger agreement, as described in this section.


   Regardless of whether the board of directors of either of HP or Compaq has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its shareowners, in the case of HP, to vote "for" for the proposal to approve the issuance of shares of HP common stock in connection with the merger, or, in the case of Compaq, to vote "for" the proposal to approve and adopt the merger agreement and approve the merger, each of HP and Compaq is obligated under the terms of the merger agreement to call, give notice of, convene and hold a special meeting of its shareowners to consider and vote upon its respective proposal. Neither HP nor Compaq is permitted under the merger agreement to submit to the vote of its respective shareowners any acquisition proposal, or propose to do so.

   Treatment of Compaq Stock Options and SARs


   When the merger is completed, HP will assume outstanding options to purchase shares of Compaq common stock and convert them into options to purchase shares of HP common stock. HP will convert each assumed Compaq option into an option to purchase that number of shares of HP common stock equal to the number of shares of Compaq common stock purchasable pursuant to the Compaq option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of HP common stock. The exercise price per share will be equal to the exercise price per share of Compaq common stock divided by the exchange ratio, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Compaq option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of , 2002, options for approximately shares of Compaq common stock were outstanding in the aggregate under various Compaq stock option plans.


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   HP also will assume outstanding Compaq SARs and convert them into SARs relating to HP common stock. The number of shares to which each SAR relates and the base price of each SAR will be adjusted in the same manner as described
above with respect to options to purchase Compaq common stock. As of      , 200
, Compaq SARs relating to an aggregate of approximately    shares of Compaq
common stock were outstanding under various Compaq equity-based plans.

   HP will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available, for the shares of HP common stock issuable with respect to Compaq options and Compaq SARs assumed by HP in connection with the merger.

   Treatment of Rights under the Compaq Employee Stock Purchase Plan

   Compaq's employee stock purchase plan permits eligible Compaq employees to purchase Compaq common stock at a discount pursuant to such employees' participation in the Compaq employee stock purchase plan. Prior to the effective time of the merger, the Compaq employee stock purchase plan will be terminated. Any offering period then underway under the Compaq employee stock purchase plan will be shortened, if necessary, and pro rata adjustments to the rights of employees in the Compaq employee stock purchase plan will be made to reflect the shortened offering period. Each shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the Compaq employee stock purchase plan.

   Compensation of Compaq Employees

   In the merger agreement, HP has stated its intent that, for a 12-month period after the merger, HP would use all reasonable efforts to provide generally to those Compaq employees prior to the merger who become employees of the combined company after the merger a total compensation (including benefits) package that, in the aggregate, is generally comparable to the total compensation (including benefits) package provided to those employees prior to the date of the merger agreement. HP also agreed to use all reasonable efforts to give continuing Compaq employees full credit for prior service with Compaq or its subsidiaries for purposes of (1) eligibility and vesting under any HP employee benefit plan, (2) benefits levels under any HP vacation or severance plan and (3) determination of retiree status under any HP equity compensation plan, for which the employee is otherwise eligible and in which the employee is offered participation. However, full service credit will not be given where such crediting would result in a duplication of benefits or otherwise cause HP or its subsidiaries or any HP plan or related trust to accrue or pay for benefits that relate to any time prior to the Compaq employee's participation in the HP plan.

   Under the merger agreement, the statements in the preceding paragraph regarding employee compensation are statements of intent only, and no Compaq employee or other person or entity, including Compaq, has any rights of enforcement relating to those statements and no Compaq employee or other person or entity, including Compaq, is intended to be a contractual beneficiary of the statements.

   Board of Directors and Management of HP Following the Merger

   The HP board of directors agreed to take all actions necessary such that, immediately following completion of the merger, the HP board of directors will include five Compaq directors who are reasonably acceptable to HP, one of whom is expected to be Mr. Capellas. The HP board of directors agreed to take all further actions necessary such that immediately following completion of the merger the HP board of directors will contain no more than two directors who are employees of HP following the merger.

   In the merger agreement, HP has stated its intent that, immediately following the merger, each committee of the HP board of directors will include at least one Compaq designee and a Compaq designee will be chairman of at least one of the audit, compensation, finance and investment or nominating and governance committees of the HP board of directors.

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   In the merger agreement, HP has stated its intent to negotiate in good faith with certain persons who are currently senior executives of HP and Compaq who are expected to become (or continue to be) senior executives of HP following the merger for such persons to accept the positions and terms of employment previously discussed between HP and Compaq.

   Under the merger agreement, the statements in the two preceding paragraphs regarding the composition of the committees of HP board of directors and senior executives of HP following the merger employee are statements of intent only, and no Compaq employee or other person, including Compaq, has any rights of enforcement relating to those statements and no Compaq employee or other person or entity, including Compaq, is intended to be a contractual beneficiary of the statements.

   Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

   Each of HP, Heloise Merger Corporation and Compaq agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. HP and Compaq also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

   . those filings or submissions required under the Hart-Scott-Rodino Act, the European Community merger regulation and the Competition Act (Canada), as well as any other comparable merger notification or control laws of any applicable jurisdiction, as agreed by the parties;

   . the filing of this joint proxy statement/prospectus and registration statement filed by HP with the Securities and Exchange Commission of which this joint proxy statement/prospectus forms a part;

   . the filing of a certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities from other states in which it is qualified to do business; and

   . any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

   Except as prohibited or restricted by applicable law, each of HP, Heloise Merger Corporation and Compaq generally agreed to do the following:

   . consult with the other with respect to the filings or submissions described above, and provide the other party an opportunity to review and comment on the filings or submissions and coordinate with the other with respect to the filing or submissions;

   . promptly notify the other upon the receipt of any comments or requests for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

   . provide the other copies of any filing or submission made with any governmental entity.


   Subject to the provisions described in the sections entitled "HP and Compaq Prohibited from Soliciting Other Offers" beginning on page 85 of this joint proxy statement/prospectus, "Obligations of the HP Board of Directors and Compaq Board of Directors with Respect to its Recommendation and Holding a Meeting of its Shareowners" beginning on page 86 of this joint proxy statement/prospectus and "Limitation on Reasonable Efforts to Obtain Regulatory Approvals" immediately following this paragraph, each of HP and Compaq agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.


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   Limitation on Reasonable Efforts to Obtain Regulatory Approvals

   Neither HP nor Compaq nor any of their respective subsidiaries or affiliates is required to take any of the following actions if these actions would be reasonably likely to materially adversely impact the benefits expected to be derived by HP and its subsidiaries on a combined basis with Compaq and its subsidiaries following the merger:

   . make proposals, execute or carry out agreements or submit to any applicable laws, regulations and any other requirements of any governmental entity providing for:

       - the license, sale or other disposition or holding separate of any assets or categories of assets that are material to HP, Compaq or any of their respective subsidiaries;

       -  the holding separate of Compaq's capital stock;

       - the imposition or proposed imposition of any limitation on the ability of any of HP, Compaq or their respective subsidiaries to conduct its businesses; or

       - the imposition or proposed imposition of any limitation on the ability of any of HP, Compaq or their respective subsidiaries to own assets or to acquire, hold or exercise full rights of ownership of Compaq's business;

   . or otherwise take any step to avoid or eliminate any impediment which may be asserted under any applicable laws, regulations and any other requirements of any governmental entity governing competition, monopolies or restrictive trade practices.

   Conditions to Completion of the Merger

   The respective obligations of HP and Heloise Merger Corporation, on the one hand, and Compaq, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

   . the issuance of shares of HP common stock to holders of Compaq common stock in connection with the merger has been approved by the vote of holders of the requisite number of shares of HP common stock;

   . the merger agreement has been adopted and approved and the merger has been approved by the vote of holders of the requisite number of shares of Compaq common stock;

   . no law, regulation or order has been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger (which illegality or prohibition would have material impact on HP and its subsidiaries on a combined basis with Compaq and its subsidiaries, if the merger were completed notwithstanding such statute, rule, regulation or order);

   . the Securities and Exchange Commission has declared HP's registration statement effective, no stop order suspending its effectiveness has been issued and no proceedings for suspension of the registration statement's effectiveness, or a similar proceeding in respect of this joint proxy statement/prospectus, has been initiated or threatened in writing by the Securities and Exchange Commission;

   . all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early;

   . any approval of the merger by the European Commission has been obtained pursuant to the European Community merger regulation;

   . all other material foreign antitrust approvals required to be obtained prior to the merger in connection with the transactions contemplated by the merger agreement have been obtained;

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   .   there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement, the effect of which would be an order making the merger illegal or otherwise prohibiting completion of the merger (which illegality or prohibition would have a material impact on HP and its subsidiaries on a combined basis with Compaq and its subsidiaries, if the merger were completed notwithstanding such order);


   . there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority seeking to require HP or Compaq or any of their respective subsidiaries or affiliates to effect any of the actions described in the section entitled "Limitation on Reasonable Efforts to Obtain Regulatory Approvals" beginning on page 90 of this joint proxy statement/prospectus if such actions of divestiture would be reasonably likely to materially adversely impact the benefits expected to be derived by HP and its subsidiaries on a combined basis with Compaq and its subsidiaries following the merger;


   . HP and Compaq have each received from its respective tax counsel an opinion to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and such opinions have not been withdrawn; and

   . the shares of HP common stock to be issued in connection with the merger have been authorized for listing on each of the New York Stock Exchange and the Pacific Exchange.

   In addition, individually, the respective obligations of HP and Heloise Merger Corporation on the one hand, and Compaq on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

   . the representations and warranties of the other party will have been true and correct on September 4, 2001 and are true and correct as of the date the merger is to be completed as if made at and as of that time, except:

       - to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct as of that date; and

       - if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect, as defined below, on the other party, then this condition will be deemed satisfied;

   . the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

   . no material adverse effect, as defined below, on the other party has occurred since September 4, 2001 and is continuing.

   Definition of Material Adverse Effect


   Under the terms of the merger agreement, a material adverse effect on either HP or Compaq is defined to mean any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the company taken as a whole with its subsidiaries or (b) materially impede the authority of the company, or, in any case, HP, to complete the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, with respect to clause (a), none of the following, individually or in combination, will be deemed to constitute, and none of the following will be taken into account in determining, whether there has been or will be, a material adverse effect on HP or Compaq, as the case may be:


   . any change, event, violation, inaccuracy, circumstance or effect resulting from compliance with the terms and conditions of the merger agreement;

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   .   any change, event, violation, inaccuracy, circumstance or effect resulting from the announcement or pendency of the merger, provided that this exception does not apply to the use of the term material adverse effect as used in:

       - the condition to the obligation of Compaq to complete the merger that HP's representations and warranties with respect to (1) authority,
          (2) the absence of conflicts with applicable legal requirements, organizational documents and material contracts, (3) governmental approvals, and (4) material contracts, be true and correct as of September 4, 2001 and as of the date the merger is completed except as would not constitute a material adverse effect; and

       - the condition to the obligations of HP and Heloise Merger Corporation to complete the merger that Compaq's representations and warranties with respect to (1) authority, (2) the absence of conflicts with applicable legal requirements, organizational documents and material contracts, (3) governmental approvals, (4) material contracts and (5) impairment of the business or material intellectual property of HP or its subsidiaries by virtue of the merger, be true and correct as of September 4, 2001 and as of the date the merger is completed except as would not constitute a material adverse effect;

   . any change in the stock price or trading volume, in and of itself, of HP or Compaq, as the case may be;

   . any failure by HP or Compaq, as the case may be, to meet published revenue or earnings projections, in and of itself;

   . any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect HP or Compaq, as the case may be, in any material respect); or

   . any shareowner class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.


   As a result, any of the foregoing, alone or in combination, may occur with respect to HP or Compaq without:



   . giving the other party the right to prevent the completion of the merger based on the failure to satisfy the condition to closing that no material adverse effect has occurred on it since September 4, 2001 and be continuing, as described above; or



   . giving the other party the right to terminate the agreement based on a material adverse effect on it since September 4, 2001, as described below;



unless any of the foregoing, alone, in combination or in combination with other events, is or is reasonably likely to impede materially the authority of it, or in any case HP, to complete the transactions contemplated in combinations by the merger agreement.


   Termination of the Merger Agreement

   The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Compaq shareowners or the approval of the issuance of shares of HP common stock to Compaq shareowners by HP shareowners in connection with the merger:

   .   by mutual written consent of HP and Compaq;

   . by HP or Compaq if the merger is not completed by May 31, 2002 (which will be extended to August 30, 2002 if the merger has not been completed as a result of a failure to obtain required antitrust approvals or existence of governmental regulation or order making the completion of the merger illegal or otherwise prohibited), except that this right to terminate the merger agreement is not available to any

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       party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date, and the action or failure to act constitutes a breach of the merger agreement;

   . by HP or Compaq, if there is any order of a court or other action or inaction of any governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

   . by HP or Compaq if the issuance of shares of HP common stock to Compaq shareowners in connection with the merger fails to receive the requisite affirmative vote by the shareowners of HP at a meeting of HP shareowners or at any adjournment of that meeting, except that the right to terminate the merger agreement is not available to HP where the failure to obtain HP shareowner approval was caused by HP's action or failure to act and the action or failure to act constitutes a breach by HP of the merger agreement;

   . by HP or Compaq if the merger agreement and the merger fails to receive the requisite affirmative vote for adoption and approval at a meeting of Compaq shareowners or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to Compaq where the failure to obtain Compaq shareowner approval was caused by Compaq's action or failure to act and the action or failure to act constitutes a breach by Compaq of the merger agreement;

   . by HP, at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of Compaq shareowners, if any of the following triggering events occur with respect to Compaq:


       - its board of directors withdraws, amends or modifies, in a manner adverse to the other party, the recommendation of its board of directors described in the section entitled "Obligations of the HP Board of Directors and Compaq Board of Directors with Respect to its Recommendation and Holding a Meeting of its Shareowners" beginning on page 86 of this joint proxy statement/prospectus;


       - it fails to include in this joint proxy statement/prospectus the recommendation of its board of directors;

       - its board of directors fails to reaffirm (publicly, if the other party requests) its recommendation within ten calendar days after being requested by the other party to reaffirm such recommendation;


       - its board of directors approves or recommends any acquisition proposal of the type described in the section entitled "HP and Compaq Prohibited from Soliciting Other Offers" beginning on page 85 of this joint proxy statement/prospectus; or


       - a tender or exchange offer relating to its securities is initiated by a third party and it does not send to its securityholders, pursuant to Rule 14e-2 promulgated under the Securities and Exchange Act of 1934 within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

   . by Compaq, at any time prior to the approval of the issuance of shares of HP common stock to Compaq shareowners in connection with the merger by the required vote of HP shareowners, if any of the triggering events described above with respect to Compaq occurs with respect to HP;

   . by Compaq upon a breach of any representation, warranty, covenant or agreement on the part of HP in the merger agreement or if any representation or warranty of HP has become untrue so that the condition to completion of the merger regarding HP's representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by HP through the exercise of reasonable efforts, then Compaq may not terminate the merger agreement for 60 days after delivery of

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       written notice from Compaq to HP of the breach. If the breach is cured during those 60 days, or if Compaq is otherwise in material breach of the merger agreement, Compaq may not exercise this termination right;

   . by HP upon a breach of any representation, warranty, covenant or agreement on the part of Compaq in the merger agreement or if any representation or warranty of Compaq has become untrue so that the condition to completion of the merger regarding Compaq's representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Compaq through the exercise of reasonable efforts, then HP may not terminate the merger agreement for 60 days after delivery of written notice from HP to Compaq of the breach. If the breach is cured during those 60 days, or if HP is otherwise in material breach of the merger agreement, HP may not exercise this termination right;

   . by HP, if there is a material adverse effect on Compaq since September 4, 2001; or

   . by Compaq, if there is a material adverse effect on HP since September 4, 2001.

   Payment of Termination Fee


   Under the terms of the merger agreement, each of HP and Compaq have agreed to pay to the other a termination fee of $675 million within two business days of the termination of the merger agreement if the merger agreement is terminated by the other party because of the occurrence of a triggering event in relation to it as described in the section entitled "Termination of the Merger Agreement" beginning on page 92 of this joint proxy statement/prospectus.


   Under the terms of the merger agreement, HP must pay a termination fee of $675 million to Compaq if all of the following conditions are met:


   . between September 4, 2001 and the termination of the merger agreement there has been public disclosure of an acquisition proposal by a third party with respect to HP of the type described in the section entitled "HP and Compaq Prohibited from Soliciting Other Offers" beginning on page 85 of this joint proxy statement/prospectus; and


   . the merger agreement has been terminated on either of the following bases:

       - the merger has not been completed by May 31, 2002 (or August 30, 2002 if the merger is not completed as a result of a failure to obtain required antitrust approvals or the existence of a governmental regulation or order having the effect of making the completion of the merger illegal or otherwise prohibited); or

       - HP shareowners failed to approve the issuance of shares of HP common stock in connection with the merger at a meeting of HP shareowners or an adjournment of that meeting; and

   .   either of the following has occurred:

       - within 12 months following termination of the merger agreement, HP is the subject of an acquisition of the type described below; or

       - within 12 months following termination of the merger agreement, HP enters into an agreement contemplating the acquisition of it in any of the manners described below and, within 24 months following the termination of the merger agreement, an acquisition of the type described below is completed.

   The termination fee must be paid within two days following the acquisition of HP.

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   In addition, Compaq must pay a termination fee of $675 million to HP if all of the following conditions are met:


   . between September 4, 2001 and the termination of the merger agreement there has been public disclosure of an acquisition proposal by a third party with respect to Compaq of the type described in the section entitled "HP and Compaq Prohibited from Soliciting Other Offers" beginning on page 85 of this joint proxy statement/prospectus; and


   . the merger agreement has been terminated on either of the following bases:

       - the merger has not been completed by May 31, 2002 (or August 30, 2002 if the merger is not completed as a result of a failure to obtain required antitrust approvals or the existence of a governmental regulation or order having the effect of making the completion of the merger illegal or otherwise prohibited); or

       - Compaq shareowners failed to adopt and approve the merger agreement and to approve the merger at a meeting of Compaq shareowners or an adjournment of that meeting; and

   .   either of the following has occurred:

       - within 12 months following termination of the merger agreement, Compaq is the subject of an acquisition of the type described below; or

       - within 12 months following termination of the merger agreement Compaq enters into an agreement contemplating the acquisition of it in any of the manners described below and, within 24 months following the termination of the merger agreement, an acquisition of the type described below is completed.

   The termination fee must be paid within two days following the acquisition of Compaq.

   Under the terms of the merger agreement, an acquisition of either HP or Compaq, as applicable, for the purposes of these termination provisions, is any of the following:

   . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, pursuant to which its shareowners immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity, or direct parent, of such transaction;

   . a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of its business, immediately prior to such sale; or

   . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by it, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of its capital stock.

   Payment of the termination fee is not in lieu of damages incurred in the event of breach of the merger agreement. If the party entitled to payment of the termination fee has to make a claim against the other party and such claim results in a judgment against the other party, the party required to pay the termination fee will also have to pay the other party's reasonable costs and expenses in connection with the suit together with interest on the unpaid termination fee.

   Extension, Waiver and Amendment of the Merger Agreement

   HP and Compaq may amend the merger agreement before completion of the merger by mutual written consent.

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   Either HP or Compaq may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

United States Federal Income Tax Consequences of the Merger


   The following summary discusses certain United States federal income tax consequences of the merger to Compaq shareowners and, to the extent that the following statements constitute matters of law or legal conclusions, they are the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to HP, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Compaq. The following discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.


   We do not discuss all United States federal income tax considerations that may be relevant to a particular shareowner in light of his or her personal circumstances or to shareowners subject to special treatment under the federal income tax laws, including:

    .  dealers in securities or foreign currencies;

    . shareowners who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    .  tax-exempt organizations;

    .  non-United States persons or entities;

    .  financial institutions or insurance companies;

    . shareowners who acquired Compaq common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

    . shareowners who hold Compaq common stock as part of an integrated investment, including a "straddle," comprised of shares of Compaq common stock and one or more other positions.

   In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax law. This discussion assumes that Compaq shareowners hold their shares of Compaq common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held as an investment).

   Accordingly, we urge you to consult your tax advisors as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

   The completion of the merger is conditioned upon the delivery by each of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to HP, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Compaq, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion, the merger will constitute a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. As a result of the merger qualifying as a "reorganization":

    . Compaq shareowners will not recognize any gain or loss upon the receipt of HP common stock in exchange for Compaq common stock in connection with the merger, except for cash received instead of a fractional share of HP common stock;

   . the aggregate tax basis of the HP common stock received by a Compaq shareowner in connection with the merger, including any fractional share of HP common stock not actually received, will be equal to the aggregate tax basis of the Compaq common stock surrendered in exchange for HP common stock;

   . the holding period of the HP common stock received by a Compaq shareowner in connection with the merger will include the holding period of the Compaq common stock surrendered in connection with the merger;

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   .   cash payments received by a Compaq shareowner for a fractional share of
       HP common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by HP, and Compaq shareowners will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

   . HP, Heloise Merger Corporation and Compaq will not recognize gain or loss as a result of the merger.

   Neither HP nor Compaq will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Compaq shareowners. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

Accounting Treatment of the Merger

   In accordance with United States generally accepted accounting principles, HP will account for the merger using the purchase method of accounting. Under this method of accounting, HP will record the market value (based on an average of the closing prices of HP common stock for a range of trading days from two days before and after September 3, 2001, the announcement date) of its common stock issued in connection with the merger, the fair value of the options to purchase shares of Compaq common stock assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Compaq. HP will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology and patents, customer contracts and lists, and distribution agreements), intangible assets with indefinite lives and in-process research and development, based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

   Amortizable intangible assets, currently estimated at $4.1 billion, will generally be amortized over useful lives ranging from two to ten years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $600 million on an annual basis. In-process research and development, which is currently estimated at $1 billion, will be expensed during the fiscal quarter in which the merger is completed. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," intangible assets with indefinite lives, and goodwill resulting from a business combination completed subsequent to June 30, 2001, will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill and intangible assets with indefinite lives is estimated to be approximately $10.7 billion.

   In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. In addition, in the event that the management of the combined company determines that the useful life of any intangible assets with indefinite lives has become definite, the intangible asset will be amortized over its remaining useful life, and the combined company will incur an accounting charge related to such amortization during each fiscal quarter of the intangible asset's remaining useful life. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

Directors and Executive Officers of HP Following the Merger

   HP currently intends to make the following changes to the HP board of directors following the completion of the merger:

    . the HP board of directors will include five directors from Compaq who are reasonably acceptable to HP, including Mr. Capellas; and

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    .  the HP board of directors will contain no more than two directors who are employees of HP.

   In addition, following the completion of the merger, HP intends to review the composition of the HP board of directors and its committees. Specifically, HP expects that:

    . each committee of the HP board of directors will include at least one Compaq designee;

    . Ms. Fiorina will step down from the nominating and governance committee to allow for an additional outside director to join that committee; and

    . a Compaq designee will become the chairman of at least one of the audit, compensation, finance and investment or nominating and governance committees of the HP board of directors.


   In addition, HP plans to negotiate promptly following completion of the merger with certain persons who are current senior executives of HP and Compaq and who are expected to become, or continue to be, senior executives of HP following the merger.



Effect of the Merger on Compaq Equity Incentive Plans

   Under Compaq's various equity plans for its employees, stock options and stock appreciation rights (SARs) granted prior to September 1, 2001 will become fully vested upon Compaq shareowner approval of the merger in accordance with the amended terms of Compaq's equity-based plans. Stock options and SARs granted under the equity-based plans on or after September 1, 2001 will become fully vested upon any "qualifying termination" (as defined in Compaq's equity-based plans) of employment within one year following the completion of the merger, in accordance with the amended terms of Compaq's equity-based plans. Certain restrictions on grants of restricted stock issued under the equity-based plans will lapse upon completion of the merger.

   Generally under Compaq's equity-based plans as amended, upon a qualifying termination within one year of the merger, the participant will have the right to exercise his or her stock option or SAR until the earlier of:

   . the third anniversary of the participant's qualifying termination of employment (in the case of awards granted prior to September 1, 2001), or the first anniversary of the participant's termination of employment (in the case of awards granted on or after September 1, 2001); and

   .   the expiration of the term of the stock option or SAR.

Regulatory Filings and Approvals Required to Complete the Merger


   The merger is subject to review by the United States Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, by the European Commission under Council Regulation No. 4064/89 of the European Community, and by the Canadian Competition Bureau under the Competition Act (Canada). Under each of these statutes, HP and Compaq are required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting periods or obtain clearance prior to completing the merger. By September 25, 2001, each of HP and Compaq had completed its initial Hart-Scott-Rodino filing. On October 25, 2001, each of HP and Compaq received a request for additional information and other documentary material from the Federal Trade Commission under the Hart-Scott-Rodino Act in connection with the merger. This request effectively extends the waiting period for the merger under the Hart-Scott-Rodino Act until 30 days after both parties substantially comply with the request for additional information. In practice, complying with a request for additional information or material under the Hart-Scott-Rodino Act can take a significant amount of time. HP and Compaq have been responding expeditiously to the request for additional information and cooperating with the FTC in its investigation of the transaction. In addition, HP formally notified the European Commission of the merger by Form CO on December 20, 2001 although the parties had previously been engaged in informal discussions with the European Commission regarding its review of the transaction for several months. Pursuant to European Community regulations, the European Commission has one month from the day following the date of notification, which may be extended to six weeks after such date under certain


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circumstances and is also extended by Commision holidays, in which to consider whether the merger creates or strengthens a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area (as defined by European Community regulations) or in a substantial part of it. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties' undertakings, or opening an in-depth "second stage" investigation. A second stage investigation may last a maximum of a further four months. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. On December 20, 2001, the Canadian Competition Bureau completed its review of the proposed merger and found no issues of competitive concern. Other than the Canadian Competition Bureau, HP and Compaq have not yet obtained any of the governmental or regulatory approvals required to complete the merger.



   There can be no assurance that the governmental reviewing authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, neither HP nor Compaq is required to comply with any restriction or condition that would be reasonably likely to materially adversely impact the benefits expected to be derived by HP and its subsidiaries, on a combined basis with Compaq and its subsidiaries, as a result of the merger or would be reasonably likely to materially adversely affect HP and its subsidiaries, on a combined basis with Compaq and its subsidiaries. Either HP or Compaq may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional shareowner approval is expected to be required for any decision by HP or Compaq, after the special meeting of HP's shareowners and the special meeting of Compaq's shareowners, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.



   In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, the European Commission or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. HP and Compaq cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, HP and Compaq will prevail.



Legal Proceedings Regarding the Merger



   On or about December 11, 2001, a putative class action lawsuit was filed in the Superior Court of the State of California, County of Santa Clara, against various officers and directors of HP alleging that the defendants breached their fiduciary duties to HP shareowners by, among other things, failing to conduct reasonable due diligence into the propriety of the merger and by filing with the Securities and Exchange Commission a false and misleading registration statement on Form S-4 and preliminary joint proxy statement/prospectus forming a part thereof in connection with the merger. The case, which is encaptioned Carl S. Bickel, On Behalf of Himself and All Others Similarly Situated v. Carleton S. Fiorina, et al., Case No. CV-01-4983-CW, seeks declaratory, injunctive and other relief permitted by law and equity. Defendants removed the case to the United States District Court for the Northern District of California on or about December 19, 2001. HP believes that the lawsuit is without merit and intends to vigorously defend the case.




Listing of Shares of HP Common Stock Issued in the Merger on the New York Stock Exchange and the Pacific Exchange

   HP will use all reasonable efforts to cause the shares of HP common stock issued in connection with the merger to be authorized for listing on the New York Stock Exchange and the Pacific Exchange before the completion of the merger, subject to official notice of issuance.

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Delisting and Deregistration of Compaq Common Stock After the Merger

   When the merger is completed, Compaq common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Restrictions on Sales of Shares of HP Common Stock Received in the Merger

   The shares of HP common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of HP common stock issued to any person who is deemed to be an "affiliate" of Compaq prior to the merger. Persons who may be deemed to be "affiliates" of Compaq prior to the merger include individuals or entities that control, are controlled by, or are under common control of Compaq prior to the merger, and may include officers and directors, as well as principal shareowners of Compaq prior to the merger. Affiliates of Compaq will be notified separately of their affiliate status.

   Persons who may be deemed to be affiliates of Compaq prior to the merger may not sell any of the shares of HP common stock received by them in connection with the merger except pursuant to:

   . an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

   . an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

   .   any other applicable exemption under the Securities Act of 1933.

   HP's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of HP common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Compaq prior to the merger.

No Appraisal Rights

   Neither HP shareowners nor Compaq shareowners are entitled to dissenters' rights of appraisal for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

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                       BUSINESS OF THE COMBINED COMPANY

Overview of Business Structure


   Following completion of the merger, the combined company will operate in over 160 countries and expects to have approximately 145,000 employees after expected headcount reductions through attrition and targeted job reductions. As of July 31, 2001, unaudited pro forma combined consolidated total assets of HP and Compaq were approximately $68.9 billion. In addition, for the nine months ended July 31, 2001, unaudited pro forma combined consolidated total net revenue for HP and Compaq was $62.6 billion and earnings from operations were $963 million. For the year ended October 31, 2000, unaudited pro forma combined consolidated total net revenue for HP and Compaq was $89.9 billion and earnings from operations were $5.4 billion. These amounts are not intended to represent or be indicative of the amounts that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of HP. See the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" beginning on page 103 of this joint proxy statement/prospectus.


   As soon as practicable following the merger, HP intends to merge Compaq into HP. The combined company will retain its headquarters in Palo Alto, California and will retain a significant presence in Houston, Texas, which will be a key strategic center of engineering excellence and product development for the combined company.

   HP and Compaq plan to integrate their businesses and product lines and organize the combined company's business into four major groups:

    .  Enterprise Systems;

    .  Services;

    .  Imaging and Printing Systems; and

    .  Personal Systems.


   In addition to these primary business groups, the combined company will include several corporate level organizations. Among these will be HP Labs, which will include part of Compaq's research and development function, an organization focused on corporate philanthropy and community responsibility and a corporate operations organization focused on areas of cross-company opportunity, including procurement. We currently intend that the combined company will use the HP brand for existing HP branded products and new products that will be introduced after the completion of the merger, while retaining the Compaq brand and Compaq sub-brands for selected enterprise, commercial and consumer product lines.


   Enterprise Systems

   The Enterprise Systems group will be led by Mr. Blackmore, currently Compaq's Executive Vice President, Worldwide Sales and Services, and will include servers, storage and software. It will provide a full line of computing systems from high-volume industry standard servers to high-end, fault-tolerant systems; a wide range of storage solutions from midrange and high-end array systems, to storage area networks and storage area management software; and industry leading offerings in management software, integrated services management and next generation operating environments.

   Services

   The Services group will be led by Ms. Livermore, currently President of HP Services, and will provide consulting, outsourcing and support to help design, build, and manage and support the Enterprise Systems group. The combined services organization is expected to include 65,000 professionals around the world. The business offerings of the Services group will include consulting, education, design and installation services, ongoing support and maintenance, in addition to proactive services like mission-critical support, comprehensive outsourcing and next-generation utility-computing capabilities.

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   Imaging and Printing Systems


   The Imaging and Printing group will be led by Mr. Joshi, currently HP's President of Imaging and Printing Systems. The business offerings of the Imaging and Printing group will continue to include the HP LaserJet and DeskJet printer families (both monochrome and color), scanners, mopiers, fax machines, digital senders, large- and wide-format printers, imaging and printing supplies, PC and digital photography products and all-in-one products that combine multiple functions like scanning, copying and printing in one device. HP's investment in, and pending acquisition of, Indigo, N.V., a leading provider of high performance digital printing systems used in the production of on-demand, short-run color digitally-printed products, is designed to enhance HP's strategy in the evolving commercial printing market. Indigo is expected to add a third high-speed color print technology to HP's highly successful Inkjet and Laserjet technologies.




   Personal Systems


   The Personal Systems group will be led by Mr. Zitzner, currently HP's President of Computing Systems, and will include business and consumer desktop and mobile personal computers, workstations, handhelds, and new types of Internet-access devices, personal storage devices, and digital music and entertainment devices. The Personal Systems group will focus on serving customers through multiple channels including strong distributor, reseller, and retail channel efforts, in addition to directly serving customers through the Internet and by telephone.


Integration Office


   HP recognizes the challenge inherent in integrating enterprises of the size and complexity of HP and Compaq. HP also recognizes that a swift and successful integration of the two companies is crucial to capturing the potential value of the merger. Accordingly, HP has established an integration office that will report directly to Ms. Fiorina. This office will be run jointly by Mr. McKinney and Mr. Clarke, each a key executive officer at HP and Compaq, respectively. Mr. McKinney currently serves as the President of HP's Business Customer Organization and provides a proven record as a line manager and deep expertise in the HP organization. Mr. Clarke currently serves as Compaq's Senior Vice President, Finance and Administration, and Chief Financial Officer and provides his depth of knowledge of the IT industry and of Compaq. Mr. Clarke also brings significant expertise in finance and general corporate matters. The integration office now consists of more than 450 dedicated employees, supported by advisors and divided into teams with specifically defined functions.



   By the time of completion of the merger, the integration office plans to have established:



   . an operating model and organization design to facilitate a smooth integration and provide internal clarity regarding asset and resource allocation and priorities, go-to-market strategy and customer account responsibilities;



   . management structure, roles and responsibilities multiple layers into the organization, as well as compensation and human resource policies, which we believe will encourage our employees to focus on business performance and avoid the distraction of personal and organizational uncertainty;



   . clear product roadmaps and investment protection programs, which we believe will give our customers a high degree of confidence in our ability to meet or exceed their business requirements without disrupting their existing relationship with us or their installed technology platform; and



   . standard policies, practices and procedures to govern our relationships with our partners and facilitate a smooth transition of our respective commercial arrangements to the combined company.



   We are pleased with the progress made by our combined integration office, and with the focus that our employees have maintained on our day-to-day businesses.


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   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined consolidated balance sheet as of July 31, 2001 and the unaudited pro forma condensed combined consolidated statements of earnings for the nine months ended July 31, 2001 and for the year ended October 31, 2000 are based on the historical financial statements of HP and Compaq after giving effect to the merger as a purchase of Compaq by HP using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

   The unaudited pro forma condensed combined consolidated balance sheet as of July 31, 2001 is presented to give effect to the proposed merger as if it occurred on July 31, 2001 and, due to different fiscal period ends, combines the historical balance sheet for HP at July 31, 2001 and the historical balance sheet of Compaq at June 30, 2001. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the nine months ended July 31, 2001 is presented as if the combination had taken place on November 1, 2000 and, due to different fiscal period ends, combines the historical results of HP for the nine months ended July 31, 2001 and the historical results of Compaq for the nine months ended June 30, 2001. The unaudited pro forma condensed combined consolidated statement of earnings of HP and Compaq for the year ended October 31, 2000 is presented as if the combination had taken place on November 1, 1999 and, due to different fiscal year ends, combines the historical results of HP for the year ended October 31, 2000 with the historical results of Compaq for the twelve months ended September 30, 2000.

   Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Compaq acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of HP in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management's consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Compaq that exist as of the date of completion of the merger.


   Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of HP and Compaq are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, or other costs associated with exiting activities of Compaq that would affect amounts in the pro forma financial statements. In addition, HP may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, or other costs associated with exiting activities of HP.



   These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or be eliminated and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Compaq's net tangible and intangible assets which occur prior to completion of the merger could cause material differences in the information presented.

   The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of HP and Compaq incorporated by reference into this joint proxy statement/prospectus and the summary selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of HP that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of HP.

       Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
                               of HP and Compaq

                                 July 31, 2001
                                 (In millions)



                                                         Historical
                                                       ---------------    Pro Forma     Pro Forma
                                                         HP    Compaq  Adjustments/(1)/ Combined
                                                       ------- ------- ---------------  ---------
Assets
Current assets:
   Cash and cash equivalents.......................... $ 2,727 $ 3,829     $    --       $ 6,556
   Short-term investments.............................     513      --          --           513
   Accounts receivable, net...........................   4,900   5,104          --        10,004
   Financing receivables, net.........................   2,153   1,067          --         3,220
   Inventory..........................................   5,489   1,731          50 (a)     7,270
   Other current assets...............................   5,180   3,191          --         8,371
                                                       ------- -------     -------       -------
       Total current assets...........................  20,962  14,922          50        35,934
Property, plant and equipment, net....................   4,613   3,300       1,100 (b)     9,013
Long-term investments and other assets................   6,347   4,300      (1,989)(c)     8,658
Amortizable intangible assets, net....................      36   1,492       2,608 (d)     4,136
Goodwill and intangible assets with indefinite lives..     416     227      10,522 (e)    11,165
                                                       ------- -------     -------       -------
       Total assets................................... $32,374 $24,241     $12,291       $68,906
                                                       ======= =======     =======       =======
Liabilities and stockholders' equity
Current liabilities:
   Notes payable and short-term borrowings............ $ 2,012 $ 1,209     $    --       $ 3,221
   Accounts payable...................................   3,238   3,434          --         6,672
   Deferred revenue...................................   1,879   1,249        (249)(f)     2,879
   Other accrued liabilities..........................   6,821   4,546         150 (g)    11,517
                                                       ------- -------     -------       -------
       Total current liabilities......................  13,950  10,438         (99)       24,289
Long-term debt........................................   3,511     875          --         4,386
Other liabilities.....................................   1,044   1,186       1,282 (h)     3,512
Total stockholders' equity............................  13,869  11,742      11,108 (i)    36,719
                                                       ------- -------     -------       -------
       Total liabilities and stockholders' equity..... $32,374 $24,241     $12,291       $68,906
                                                       ======= =======     =======       =======

--------

(1) The letters refer to a description of the adjustments in Note 2.


 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

   Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings
                               of HP and Compaq

                        Nine Months ended July 31, 2001
                    (In millions, except per share amounts)



                                                                  Historical
                                                               ----------------     Pro Forma     Pro Forma
                                                                 HP     Compaq   Adjustments/(1)/ Combined
                                                               -------  -------  ---------------  ---------
Net revenue:
   Products................................................... $27,856  $23,999       $  --        $51,855
   Services...................................................   5,846    4,937          --         10,783
                                                               -------  -------       -----        -------
       Total net revenue......................................  33,702   28,936          --         62,638
Cost and expenses:
   Cost of products sold/(2)/.................................  21,086   18,704          95 (j)     39,885
   Cost of services...........................................   3,804    3,670          --          7,474
   Research and development...................................   2,020    1,093          --          3,113
   Selling, general and administrative/(2)/...................   5,460    4,396          15 (b)      9,871
   Restructuring and related charges..........................     102      656          --            758
   Amortization of intangible assets..........................      12      224         226 (d)        462
   Amortization of goodwill...................................     112       22         (22)(e)        112
                                                               -------  -------       -----        -------
       Total cost and expenses................................  32,596   28,765         314         61,675
                                                               -------  -------       -----        -------
Earnings from operations......................................   1,106      171        (314)           963
Interest and other, net.......................................    (604)  (1,446)         --         (2,050)
                                                               -------  -------       -----        -------
Earnings (loss) from continuing operations before taxes.......     502   (1,275)       (314)        (1,087)
Provision (benefit) for taxes.................................      39     (402)       (110)(k)       (473)
                                                               -------  -------       -----        -------
Net earnings (loss) from continuing operations/(3)/........... $   463  $  (873)      $(204)       $  (614)
                                                               =======  =======       =====        =======
Net earnings (loss) per share from continuing operations/(3)/:
   Basic...................................................... $  0.24  $ (0.52)                   $ (0.20)
                                                               =======  =======                    =======
   Diluted.................................................... $  0.24  $ (0.52)                   $ (0.20)
                                                               =======  =======                    =======
Average number of shares and share equivalents:
   Basic......................................................   1,935    1,690                      3,004
   Diluted....................................................   1,976    1,690                      3,004

--------

(1) The letters refer to a description of the adjustments in Note 2.


(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.


(3) Net earnings (loss) and net earnings (loss) per share from continuing operations for HP are presented before extraordinary items.



 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

   Unaudited Pro Forma Condensed Combined Consolidated Statement of Earnings
                               of HP and Compaq

                          Year ended October 31, 2000
                    (In millions, except per share amounts)




                                                          Historical                       Pro
                                                        ---------------    Pro Forma      Forma
                                                          HP    Compaq  Adjustments/(1)/ Combined
                                                        ------- ------- ---------------  --------
Net revenue:
   Products............................................ $41,446 $34,599      $  --       $76,045
   Services............................................   7,336   6,485         --        13,821
                                                        ------- -------      -----       -------
       Total net revenue...............................  48,782  41,084         --        89,866
Cost and expenses:
   Cost of products sold/(2)/..........................  29,727  26,819        110 (j)    56,656
   Cost of services....................................   5,137   4,720         --         9,857
   Research and development............................   2,646   1,481         --         4,127
   Selling, general and administrative/(2)/............   7,297   5,799         20 (b)    13,116
   Amortization of intangible assets...................       7     281        319 (d)       607
   Amortization of goodwill............................      79      19        (19)(e)        79
                                                        ------- -------      -----       -------
       Total cost and expenses.........................  44,893  39,119        430        84,442
                                                        ------- -------      -----       -------
Earnings from operations...............................   3,889   1,965       (430)        5,424
Interest and other, net................................     736     333         --         1,069
                                                        ------- -------      -----       -------
Earnings from continuing operations before taxes.......   4,625   2,298       (430)        6,493
Provision for taxes....................................   1,064     699       (151)(k)     1,612
                                                        ------- -------      -----       -------
Net earnings from continuing operations/(3)/........... $ 3,561 $ 1,599      $(279)      $ 4,881
                                                        ======= =======      =====       =======
Net earnings per share from continuing operations/(3)/:
   Basic............................................... $  1.80 $  0.94                  $  1.60
                                                        ======= =======                  =======
   Diluted............................................. $  1.73 $  0.92                  $  1.54
                                                        ======= =======                  =======
Average number of shares and share equivalents:
   Basic...............................................   1,979   1,698                    3,053
   Diluted.............................................   2,077   1,738                    3,176

--------

(1) The letters refer to a description of the adjustments in Note 2.


(2) Historical amounts for amortization of intangibles and goodwill have been reclassified to separate line items.


(3) Net earnings and net earnings per share from continuing operations for Compaq are presented before cumulative effect of accounting change.



 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements

1. Basis of Pro Forma Presentation

   On September 4, 2001, HP and Compaq entered into a merger agreement which will result in Compaq becoming a wholly-owned subsidiary of HP in a transaction to be accounted for using the purchase method. The total estimated purchase price of approximately $24.0 billion includes HP common stock valued at $22.5 billion, assumed stock options with a fair value of $1.4 billion and estimated direct transaction costs of $150 million.


   The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 1.1 billion shares of HP common stock, based upon an exchange ratio of 0.6325 of a share of HP common stock for each outstanding share of Compaq common stock as of June 30, 2001. The actual number of shares of HP common stock to be issued will be determined based on the actual number of shares of Compaq common stock outstanding at the completion of the merger. The average market price per share of HP common stock of $20.92 is based on an average of the closing prices for a range of trading days (August 30, August 31, September 4 and September 5, 2001) around the announcement date (September 3, 2001) of the proposed merger. Based on the total number of Compaq options outstanding at June 30, 2001, HP would assume options to purchase approximately 178.5 million shares of HP common stock at a weighted average exercise price of $37.04. The actual number of options to be assumed will be determined based on the actual number of Compaq options outstanding at the completion of the merger. The fair value of the outstanding options was determined using a Black-Scholes valuation model. In accordance with the terms of Compaq's equity-based plans, all of Compaq's outstanding options as of June 30, 2001 will vest upon Compaq shareowner approval of the merger.


   The estimated total purchase price of the Compaq merger is as follows (in millions):

      Value of HP common stock issued............................ $22,450
      Assumption of Compaq options...............................   1,400
                                                                  -------
         Total value of HP securities............................  23,850
      Estimated direct transaction costs.........................     150
                                                                  -------
      Total estimated purchase price............................. $24,000
                                                                  =======


   Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Compaq's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Based on the preliminary independent valuation, and subject to material changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements on page 103 of this joint proxy statement/prospectus, the preliminary estimated purchase price is allocated as follows (in millions):


   Preliminary estimated purchase price allocation:
      Net tangible assets........................................... $10,275
      Amortizable intangible assets:
          Customer contracts and lists, distribution agreements.....   2,400
          Developed and core technology, patents....................   1,500
          Other.....................................................     200
      Goodwill and intangible assets with indefinite lives..........  10,749
      Net deferred tax liability....................................  (2,124)
      In-process research and development...........................   1,000
                                                                     -------
   Total preliminary estimated purchase price allocation............ $24,000
                                                                     =======

   Of the total estimated purchase price, a preliminary estimate of $10.3 billion has been allocated to net tangible assets acquired and approximately $4.1 billion has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of earnings.

   Developed technology, which comprises products that have reached technological feasibility, includes products in most of Compaq's product lines, principally the Compaq Himalaya, Proliant, Enterprise Storage Array, and AlphaServer products. Core technology and patents represent a combination of Compaq processes, patents and trade secrets developed through years of experience in design and development: clustering, fault tolerant systems, proprietary Alpha processor architecture, and storage area networks. Compaq's technology and products are designed for hardware, software, solutions and services, including enterprise storage and computing solutions, fault tolerant business critical solutions, communication products, and desktop and portable personal computers. This proprietary know-how can be leveraged by Compaq to develop new technology and improved products and manufacturing processes. HP expects to amortize the developed and core technology and patents on a straight-line basis over an average estimated life of 6 years.

   Customer contracts represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Compaq Global Services, including contractual Customer Services relationships, contractual Managed Services client relationships and contractual Systems Integration consulting client relationships. Customer lists and distribution agreements represent Compaq's relationships with its Enterprise and Personal Systems installed base, and agreements with Enterprise value-added resellers. HP expects to amortize the fair value of these assets, on a straight-line basis over an average estimated life of 9 years.

   Of the total estimated purchase price, approximately $10.7 billion has been allocated to goodwill and intangible assets with indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to the Compaq trade name. The Compaq trade name will not be amortized as it is estimated to have an indefinite remaining useful life based on many factors and considerations, including the length of time that the Compaq name has been in use, the Compaq brand awareness and market position, and the assumption of continued use of the Compaq brand within HP's overall product portfolio.

   In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

   Of the total estimated purchase price, a preliminary estimate of $1.0 billion has been allocated to in-process research and development and will be charged to expense in the period during which the merger is completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined consolidated statements of earnings.

   Compaq is currently developing new products that qualify as in-process research and development in multiple product areas. Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

   Compaq is currently involved in numerous research and development projects, which are focused on developing new products, integrating new technologies, improving product performance and broadening features and functionalities. The principal research and development efforts of Compaq are directed within the Enterprise and Personal System businesses. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

   The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Compaq and its competitors.

   The rates utilized to discount the net cash flows to their present value are based on Compaq's weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 25%-42% were deemed appropriate for valuing the in-process research and development.

   The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. In addition, some projects which are currently in process may not be in process at completion of the merger and new projects may be started prior to completion of the merger which may be in process at the completion of the merger. Accordingly, actual results may vary from the projected results.

2. Pro Forma Adjustments

   Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Compaq's net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

   Intercompany balances or transactions between HP and Compaq were not significant. No pro forma adjustments were required to conform Compaq's accounting policies to HP's accounting policies. Certain reclassifications have been made to conform Compaq's historical amounts to HP's presentation.

   The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had HP and Compaq filed consolidated income tax returns during the periods presented.


   The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of HP and Compaq are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Compaq employees, costs of vacating some facilities (leased or owned) of Compaq, or other costs associated with exiting activities of Compaq that would affect amounts in the pro forma financial statements. In addition, HP may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to HP employees, costs of vacating some facilities (leased or owned) of HP, and other costs associated with exiting activities of HP.



   HP has not identified any preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.


   The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:


   (a) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's inventory.



   (b) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's property, plant and equipment and the resulting adjustment to depreciation expense. Of the total adjustment of $1.1 billion, approximately $110 million relates to land. The useful lives of the Compaq property, plant and equipment to be acquired as a part of the transaction are 23 years for buildings and 2-10 years for machinery and equipment.


   (c) Adjustments to reflect certain other long-term assets of Compaq at a preliminary estimate of their fair values:

Pension assets......................................................... $  (343)
Valuation allowance related to deferred tax assets.....................    (710)
Reclassification to offset the deferred tax assets against deferred tax
  liabilities..........................................................    (936)
                                                                        -------
                                                                        $(1,989)
                                                                        =======

       The adjustment to the valuation allowance related to Compaq's net deferred tax assets is based on a preliminary estimate of the tax assets which can be utilized by the combined company. Upon the finalization of the combined company's legal entity structure and the restructuring plans, the valuation allowance may be adjusted further to reflect the combined company's ability to utilize certain foreign net operating loss carryforwards and certain other tax losses and credits.

   (d) Adjustments to amortizable intangible assets and the resulting adjustments to amortization expense:

                                                                                 Amortization Effect
                                                                                 ------------------
                                                                                              Nine
                                                                                  Annual     Months
                                                                                 ------     ------
To reflect Compaq's intangible assets at a preliminary estimate of fair
  value and related amortization expense............................... $ 4,100  $ 600      $ 450
To eliminate Compaq's historical intangible assets and related
  amortization expense.................................................  (1,492)  (281)      (224)
                                                                        -------  -----      -----
                                                                        $ 2,608  $ 319      $ 226
                                                                        =======  =====      =====

   (e) Adjustments to goodwill and intangible assets with indefinite lives:


                                                                                          Amortization Effect
                                                                                          ------------------
                                                                                                       Nine
                                                                                          Annual      Months
                                                                                          ------      ------
   To reflect intangible assets with indefinite lives at a preliminary estimate of fair value and goodwill................................................. $10,749
   To eliminate Compaq's historical goodwill and related
     amortization expense.......................................................    (227)  $(19)       $(22)
                                                                                 -------
                                                                                 $10,522
                                                                                 =======

(f) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Compaq's deferred revenue.

(g) Adjustment to reflect the estimated direct transaction costs.

(h) Adjustments to deferred income taxes and other liabilities:

   To reflect the deferred tax liability primarily resulting from the pro forma adjustments related to intangible assets........................ $  2,124
   Reclassification to offset the deferred tax assets against deferred tax
     liabilities...........................................................     (936)
   To reflect pension liabilities at a preliminary estimate of their fair
     values................................................................       94
                                                                            --------
                                                                            $  1,282
                                                                            ========
(i) Adjustments to stockholders' equity:

   To record the value of HP shares to be issued and Compaq options to be assumed in the transaction............................................ $ 23,850
   To record the preliminary estimate of the fair value of in-process
     research and development..............................................   (1,000)
   To eliminate Compaq's historical stockholders' equity...................  (11,742)
                                                                            --------
                                                                            $ 11,108
                                                                            ========

                                                                                      Year        Nine Months
                                                                                     Ended           Ended
                                                                                October 31, 2000 July 31, 2001
                                                                                ---------------- -------------
(j) Adjustments to cost of products sold and services:

   To record the related costs of products sold resulting from the increase in
     inventory to its estimated fair value.....................................       $ 50            $50
   To record the related depreciation expense resulting from the fair value
     adjustment to property, plant and equipment as noted in (b) above.........         60             45
                                                                                      ----            ---
                                                                                      $110            $95
                                                                                      ====            ===

    (k) Adjustment to record the income tax effect of the pro forma adjustments.

3. Pro Forma Earnings Per Share

   The pro forma basic and diluted earnings per share are based on the weighted average number of shares of HP common stock outstanding during each period and weighted average number of Compaq common stock outstanding during each period multiplied by the exchange ratio. All HP historical and pro forma per-share amounts reflect the retroactive effects of all HP stock splits including the two-for-one stock split in the form of a stock dividend effective October 27, 2000.

                      COMPARISON OF RIGHTS OF HOLDERS OF
                    HP COMMON STOCK AND COMPAQ COMMON STOCK

   Upon completion of the merger, the shareowners of Compaq will become shareowners of HP, and the HP certificate of incorporation and the HP bylaws will govern the rights of former Compaq shareowners. Both HP and Compaq are incorporated under Delaware law and are subject to the Delaware General Corporation Law. The following is a summary of material differences between the rights of holders of HP common stock and the rights of holders of Compaq common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you.

Comparison of the Certificates of Incorporation and Bylaws of HP and Compaq


   The following is a summary of the material differences between the provisions of the certificate of incorporation and bylaws of each of HP and Compaq. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of HP and Compaq and it is qualified in its entirety by reference to the applicable Delaware General Corporation Law as well as by reference to the respective certificates of incorporation and bylaws of HP and Compaq. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a shareowner of HP and being a shareowner of Compaq. HP and Compaq have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and will send copies of these documents to you upon your request. See the section entitled "Where You Can Find More Information" beginning on page 125 of this joint proxy statement/prospectus.


   Authorized Capital Stock

   HP's certificate of incorporation authorizes the issuance of 9,900,000,000 shares of capital stock, consisting of:

   .   9,600,000,000 shares of common stock, par value $0.01 per share; and

   .   300,000,000 shares of preferred stock, par value $0.01 per share.

   Compaq's certificate of incorporation authorizes the issuance of 3,010,000,000 shares of capital stock, consisting of:

   .   3,000,000,000 shares of common stock, par value $0.01 per share; and

   .   10,000,000 shares of preferred stock, par value $0.01 per share.

   Size of the Board of Directors

   HP's certificate of incorporation provides that the number of directors comprising the HP board of directors shall be no fewer than eight and no more than 17. HP's certificate of incorporation further provides that the exact number of directors comprising the HP board of directors shall be fixed, and may be changed from time to time, within the foregoing limits, by an amendment to HP's bylaws that has been duly adopted by the HP board of directors or HP shareowners. HP's bylaws provide that within the range of eight to 17 directors set forth in HP's certificate of incorporation, the exact number of directors comprising the HP board of directors may be as fixed from time to time by the HP board of directors. The HP board of directors currently has nine members. Upon completion of the merger, the HP board of directors will have 13 members.

   Compaq's bylaws provide that the number of directors comprising the Compaq board of directors may be no fewer than seven and no more than 12. The exact number of directors comprising the Compaq board of directors may be changed at any time by resolution of the Compaq board of directors. The Compaq board of directors currently has eight members.

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    Cumulative Voting

   HP's certificate of incorporation provides that HP shareowners are entitled to cumulate votes in connection with the election of directors.

   Compaq shareowners are not entitled to cumulate votes in connection with the election of directors.

    Removal of Directors

   HP's bylaws provide that any director, or the entire HP board of directors, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. However, if and so long as shareowners are entitled to cumulative voting in connection with the election of directors, if less than the entire HP board of directors is to be removed, no individual director may be removed from the HP board of directors without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted in an election of the entire HP board of directors.

   Compaq's certificate of incorporation and bylaws do not provide procedures for the removal of Compaq directors. Under Delaware General Corporation Law, any director, or the entire board of directors, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of a corporation entitled to vote in the election of directors.

    Filling Vacancies on the Board of Directors

   HP's bylaws provide that vacancies on the HP board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. However, a vacancy created by the removal of a director by the vote of the shareowners or by court order may be filled only by the affirmative vote of a majority of the voting power of shares represented and voting at a duly held shareowner meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum).

   HP's bylaws further provide that vacancies on the HP board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the HP shareowners having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. However, whenever the holders of any class or classes of stock, or any series of any class of stock, are entitled to elect one or more directors by the provisions of HP's certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected.

   HP's bylaws also provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole HP board of directors (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any shareowner(s) holding at least 10% of the total number of the then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, and such election shall be governed by the provisions of Section 211 of the Delaware General Corporation Law as far as applicable.

   Compaq's bylaws provide that any vacancy on the Compaq board of directors, caused by death, resignation or removal from office of any director or otherwise, or an increase in the authorized number of directors, may be filled by a majority of the remaining directors or the sole remaining director.

   Ability to Call Special Meetings of the Board of Directors

   HP's bylaws provide that special meetings of the HP board of directors for any purpose(s) may be called at any time by the chairman of the board of directors, the vice chairman of the board of directors, the president, the

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chairman of the executive committee, any vice president, the secretary or a majority of the directors then in office.

   Compaq's bylaws provide that special meetings of the Compaq board of directors may be called by the chairman of the board of directors or the president, or the secretary on the written request of any two directors.

   Ability to Call Special Meetings of Shareowners

   HP's bylaws provide that a special meeting of HP shareowners may be called at any time by the HP board of directors, the chairman of the board of directors, the vice chairman of the board of directors, the chairman of the executive committee or the president, and special meetings of HP shareowners may not be called by any other person(s).

   Compaq's bylaws provide that a special meeting of the Compaq shareowners may be called at any time by the Compaq board of directors.

   Limitations on Business Transacted at Special Meetings of Shareowners

   HP's bylaws provide only such business shall be considered at a special meeting of HP shareowners as shall have been stated in the notice for such meeting.

   Compaq's bylaws do not limit shareowners to transacting only that business specified in the notice of the meeting. Compaq's shareowners may propose business at a special shareowners meeting if the proposal is brought before the special shareowners meeting in accordance with Compaq's shareowners advance notice procedures.

   Shareowner Nominations and Proposals at Shareowner Meetings

   HP's bylaws allow shareowners to nominate candidates for election to the HP board of directors at any annual meeting of HP shareowners. In addition, HP's bylaws allow shareowners to propose business to be conducted at any annual meeting of HP shareowners. However, nominations of candidates for election to the HP board of directors and proposals for business to be conducted at an annual meeting may only be made by a shareowner who has given timely written notice to the corporate secretary of HP before the annual meeting.

   Shareowner nominations of candidates for election to the HP board of directors and proposals for business to be conducted at an annual meeting cannot be brought before any annual meeting of HP shareowners unless the nomination or proposal was brought before the annual meeting in accordance with HP's shareowner advance notice procedures, as described in "Delivery and Notice Requirements for Shareowner Nominations and Proposals" below.

   Compaq's bylaws allow shareowners to nominate candidates for election to the Compaq board of directors at any annual or any special shareowner meeting at which the Compaq board of directors has determined that directors will be elected. In addition, Compaq's bylaws allow shareowners to propose business before any annual or special shareowner meeting. However, nominations and proposals may only be made by a shareowner who has given timely written notice to the corporate secretary of Compaq before the annual or special shareowner meeting.

   Shareowner nominations and proposals cannot be brought before any Compaq shareowner meeting unless the nomination or proposal was brought before the shareowner meeting in accordance with Compaq's shareowner advance notice procedures, as described in "Delivery and Notice Requirements for Shareowner Nominations and Proposals" below.

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   Delivery and Notice Requirements for Shareowner Nominations and Proposals

   HP's bylaws provide that for business to be properly brought before an annual meeting of HP shareowners by an HP shareowner, or for a nomination of candidates for election to the HP board of directors to be properly made by an HP shareowner, such shareowner must have given timely notice of the proposal for business to be conducted or of such nomination of candidates for election to the HP board of directors in writing to the secretary of HP. To be timely, notice of a proposal for business to be conducted at an annual meeting of HP shareowners or of a nomination of candidates for election to the HP board of directors must be delivered to, or mailed and received at, the principal executive offices of HP during the earlier period to occur of (1) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's meeting, or (2) not less than the later of the close of business on the 45th day nor earlier than the close of business on the 75th day prior to the first anniversary of the date on which HP first sent or gave its proxy statement to shareowners for the preceding year's annual meeting. However, if HP did not have an annual meeting of HP shareowners in the previous year or if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting, to be timely, notice of a proposal for business to be conducted at an annual meeting of HP shareowners or of a nomination of candidates for election to the HP board of directors must be received not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of (A) the 90th day prior to such meeting and (B) the 10th day following the day HP publicly announces the date of the annual meeting for the current year. In addition, for a proposal for business to be conducted at an annual meeting, an HP shareowner must have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of HP common stock to approve the proposal.

   Under Compaq's bylaws, notice of shareowner nominations or proposals to be made at a shareowner meeting, to be timely, must be delivered to, or mailed and received at, the principal executive offices of Compaq no less than 90 days before the first anniversary of the immediately preceding year's annual meeting of shareowners or, if the date of the meeting is more than 30 days before or after the anniversary date, no less than 90 days before the date of the meeting. However, if Compaq publicly announces the date of the shareowner meeting less than 100 days before the date of the meeting, notice by the shareowner must be received no later than the close of business on the tenth day after Compaq publicly announces the date of the shareowner meeting.

   Shareowner Action by Written Consent in Lieu of a Shareowner Meeting

   HP's certificate of incorporation provides that no action may be taken by HP shareowners except at an annual or special meeting of the shareowners called in accordance with HP's bylaws, and that HP shareowners may not take action by written consent.

   Compaq's bylaws provide that Compaq shareowners may take action at an annual meeting or a special meeting of shareowners. In addition, Compaq shareowners may take action without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take action at a meeting at which all shares entitled to vote were present and voted.

   Amendment to Bylaws

   The HP board of directors is expressly authorized to make, alter, amend or repeal HP's bylaws. HP's shareowners entitled to vote may also adopt, amend or repeal HP's bylaws. However, HP's bylaws provide that the affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote is required to amend or delete the provisions of HP's bylaws relating to:

   .   meetings of shareowners;

   .   the number, election and term of directors;

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   .   resignation and vacancies of directors;

   .   indemnification of officers and directors; and

   .   amendments to HP's bylaws.

   The Compaq board of directors is expressly authorized to adopt, amend, and repeal Compaq's bylaws. Compaq's shareowners entitled to vote at any annual or special meeting may also adopt, amend or repeal Compaq's bylaws in accordance with Delaware General Corporation Law.

   Payment of Expenses Incurred by Directors and Officers in Connection with Legal Proceedings

   HP's bylaws provide that HP shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of HP, prior to the final disposition of the proceeding, all expenses incurred by such person in connection with such proceeding. However, such payment will be made only if HP receives an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by HP as authorized by HP's bylaws or otherwise.

   HP's bylaws also provide that HP shall not be required to advance expenses to any director or officer in connection with any proceeding initiated by such officer or director unless the proceeding was authorized in advance by the HP board of directors.

   In addition, subject to some exceptions, HP will not advance expenses to an officer of HP (unless such officer is also a director of HP) in any action, suit or proceeding (whether civil, criminal, administrative or investigative), if a determination is reasonably and promptly made by the HP board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding (or if such quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion), that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of HP.

   Compaq's bylaws provide that Compaq may pay the expenses (including attorneys' fees) incurred by any Compaq director, nominee or officer in defending a civil, criminal or investigative action, suit or proceeding, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Compaq receives an undertaking by or on behalf of the director, nominee or officer to repay all amounts advanced if it is ultimately determined that the director, nominee or officer is not entitled to be indemnified by Compaq as authorized by Compaq's bylaws.

   No advance authorization by the Compaq board of directors is required prior to the advance of expenses incurred by any Compaq director, nominee or officer in connection with any proceeding initiated by such director, nominee or officer.

Indemnification of Directors and Officers

   Each of HP and Compaq's certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareowners for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its shareowners for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The bylaws of HP generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted by applicable law unless the proceedings were initiated by the director or officer and not

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authorized by the board of directors. The bylaws of Compaq generally provide for the mandatory indemnification of, and payment of expenses incurred by, directors and officers to the fullest extent permitted by applicable law. Each of HP and Compaq also have obtained directors' and officers' liability insurance, which insures against liabilities that its directors and officers may incur in such capacities. HP and Compaq have also entered into indemnification agreements with their respective directors and officers. The indemnification agreements provide indemnification to these directors and officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

   In addition, in accordance with the terms of the merger agreement and upon completion of the merger, HP has agreed to cause the surviving corporation to honor in all respects the obligations of Compaq under indemnification agreements that existed between Compaq and Compaq's directors and officers prior to completion of the merger. Furthermore, HP has agreed that the certificate of incorporation and bylaws of the surviving corporation will contain provisions indemnifying the directors and officers of Compaq at least as favorable to the directors and officers of Compaq as those contained in Compaq's certificate of incorporation and bylaws and that, for a period of six years following completion of the merger, such provisions will not be modified to adversely affect the rights of the directors, officers, employees or agents of Compaq, unless required by law. HP also has agreed to cause the surviving corporation to use all reasonable efforts to cause directors' and officers' liability insurance policies covering the directors and officers of Compaq to be maintained for a period of six years following completion of the merger on terms comparable to the terms of the directors' and officers' liability insurance policies maintained by Compaq as of the date of the merger agreement.

   Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HP or Compaq pursuant to the foregoing provisions, HP has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Shareowner Rights Plans

   Under Delaware General Corporation Law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation and issuance of such rights.

   Each of HP and Compaq have entered into a shareowner rights agreement. The terms of the rights agreements are complex and not easily summarized, particularly as they relate to the acquisition of common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read the HP rights agreement and the Compaq rights agreement, both of which are incorporated by reference into this joint proxy statement/prospectus in their entirety.

   HP Shareowner Rights Plan

   On August 31, 2001, the HP board of directors declared a dividend distribution of one right for each outstanding share of HP common stock to HP shareowners of record at the close of business on September 17, 2001. Each right is subject to the terms of HP's rights agreement.

   HP's rights agreement provides that each share of HP's outstanding common stock will have the right to purchase one one-thousandth of a share of HP's Series A Participating Preferred Stock at an exercise price of

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$180.00, subject to adjustment. Each share of HP common stock issued in connection with the merger will have one right attached.

   The rights under HP's rights agreement currently are attached to and trade only together with outstanding certificates representing HP common stock. The rights will separate from HP common stock and be represented by separate and distinct certificates approximately ten days after someone acquires or commences a tender offer for 15% or more of the outstanding HP stock.

   After the rights separate from HP's common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

   All shares of HP common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 17, 2011 unless earlier redeemed or exchanged by HP.

   If an acquiror (which could be a person or group) obtains, or commences a tender or exchange offer to obtain, 15% or more of HP common stock, then each right will entitle the holder to purchase a number of shares of HP common stock having a then current market value equal to two times the exercise price.

   Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then current market value of twice the purchase price if an acquiror obtains 15% or more of HP common stock and any of the following occurs:

    .  HP merges into another entity;

    .  an acquiring entity merges into HP; or

    .  HP sells more than 50% of its assets or earning power.

   Under HP's rights agreement, any rights that are or were owned by an acquiror or its affiliates of more than 15% of HP's outstanding common stock will be null and void.

   HP's rights agreement provides that after an acquiror obtains 15% or more of HP's outstanding common stock, but less than 50% of HP's outstanding common stock, the HP board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror or its affiliates) for HP common stock. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

   At its option, the HP board of directors may redeem all of the outstanding rights under the HP rights agreement at any time on or prior to the close of business on the earlier of (1) the fifth day following the time that an acquiror obtains 15% or more of HP's outstanding common stock or such later date as may be determined by a majority of the board and publicly announced by HP, or (2) September 17, 2011. The redemption price under HP's rights agreement is $0.001 per right. The right to exercise the rights will terminate upon the action of the HP board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

   Holders of rights will have no rights as shareowners of HP, including without limitation the right to vote or receive dividends, simply by virtue of holding the rights.

   The provisions of HP's rights agreement may be amended by the board of directors prior to the date ten days after any person acquires 15% or more of HP's common stock without approval of the holders of the rights. However, after the date any person acquires 15% or more of HP's common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding any interests of the acquiror.

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   The rights issued under HP's rights agreement are designed to protect and maximize the value of the outstanding equity interests in HP in the event of an unsolicited attempt by an acquiror to take over HP in a manner or on terms that are not approved by the HP board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 15% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all HP shareowners equally.

   Subject to the restrictions described above, the rights may be redeemed by HP at $0.001 per right at any time prior to the time when rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by the HP board of directors. The rights are not intended to prevent a takeover of HP. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of HP deemed undesirable by the HP board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire HP on terms or in a manner not approved by the HP board of directors, except pursuant to an offer conditioned upon redemption of the rights.

   Compaq Shareowner Rights Plan

   On September 3, 2001, the Compaq board of directors declared a dividend distribution of one right for each outstanding share of Compaq common stock to shareowners of record at the close of business on September 17, 2001, the record date for the rights plan. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from Compaq a unit consisting of one one-thousandth of a share of Compaq's Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $70 per unit, subject to adjustment.

   The rights currently are attached to and trade together with outstanding certificates representing Compaq common stock. The rights will separate from Compaq common stock and be represented by separate and distinct certificates approximately ten business days after a person or group:

    . acquires (other than pursuant to the merger agreement) 10% or more of the outstanding shares Compaq common stock;

    . commences a tender or exchange offer for 10% or more of the outstanding shares Compaq common stock; or

    . enters into an agreement (other than the merger agreement) with Compaq providing for an acquisition transaction (as defined in Compaq's rights agreement).

   For purposes of describing the rights plan, the date that the rights separate from the common stock certificates is known as the distribution date.

   Until the distribution date:

    . the rights will be evidenced by the Compaq common stock certificates and will be transferred only with such Compaq common stock certificates;

    . new Compaq common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference; and

    . the surrender for transfer of any certificates for Compaq common stock outstanding will also constitute the transfer of the rights associated with the Compaq common stock represented by the certificate.

   The rights are not exercisable until the distribution date and will expire at 5:00 p.m. (Texas time) on September 3, 2011, unless the date is extended or the rights are earlier redeemed or exchanged by Compaq as described below.

   As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the Compaq common stock as of the close of business on the distribution date and, thereafter, the separate rights

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certificates alone will represent the rights. Except as otherwise determined by the Compaq board of directors, only shares of Compaq common stock issued prior to the distribution date will be issued with rights.

   If a person or group acquires or has the right to acquire 10% or more of the outstanding shares of Compaq common stock, other than as a result of repurchases of stock by Compaq or inadvertent actions by institutional or other shareowners, and except pursuant to an offer for all outstanding shares of Compaq common stock which the independent directors of Compaq determine to be fair and in the best interests of Compaq and its shareowners, and other than pursuant to the merger agreement, then each right will entitle the holder (other than the acquiror or its affiliates) to purchase a number of shares of Compaq common stock having a market value equal to two times the exercise price of the right.

   If, at any time following the date that a person or group acquires or has the right to acquire 10% or more of the outstanding shares of Compaq common stock (other than pursuant to the merger agreement):

    . Compaq engages in a merger or other business combination transaction in which Compaq is not the surviving corporation;

    . Compaq engages in a merger or other business combination transaction in which Compaq is the surviving corporation and the Compaq common stock is changed or exchanged; or

    .  Compaq sells more than 50% of its assets or earning power;

then, each holder of a right (other than the acquiror or its affiliates) shall thereafter have the right to receive, upon exercise, capital stock of the acquiring company having a market value equal to two times the exercise price of the right.

   Under Compaq's rights agreement, any rights that are or were owned by a person or group that acquired or has the right to acquire 10% or more of Compaq's outstanding common stock will be null and void.

   Compaq's rights agreement contains exchange provisions which provide that after a person or group acquires or has the right to acquire 10% or more of Compaq's outstanding common stock (other than pursuant to the merger agreement) but less than 50% of Compaq's outstanding common stock, the Compaq board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror or its affiliates) at an exchange ratio of one share of Compaq common stock or one one-thousandth of a share of Compaq Series A Junior Participating Preferred Stock (or of a share of a class or series of Compaq's preferred stock having equivalent rights) per right, subject to adjustment.

   At any time until ten business days following the public announcement that a person or group acquired or has the right to acquire 10% or more of Compaq common stock (other than pursuant to the merger agreement), Compaq may redeem the rights in whole, but not in part, at a price of $0.001 per right (payable in cash, Compaq common stock or other consideration deemed appropriate by the Compaq board of directors). Immediately upon the action of the Compaq board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders will be to receive the $0.001 redemption price.

   The Compaq rights agreement includes a provision that, if a majority of the Compaq board of directors is replaced within 180 days after a third party publicly announces that it intends to engage in a transaction with Compaq that would result in the third party acquiring or obtaining the right to acquire 10% or more of Compaq common stock (other than pursuant to the merger agreement), then, for 180 days after its election (this period is known as the special period) the succeeding Compaq board of directors may redeem the rights only if it undertakes value-enhancing procedures. In some circumstances, the value-enhancing procedures could include the receipt of an opinion of a disinterested financial advisor that the redemption of the rights would be in the best interest of Compaq and its shareowners.

   Prior to the distribution date, the Compaq board of directors may amend the provisions of the Compaq rights agreement without the approval of the holders of the rights. After the distribution date, the Compaq board of directors may amend the provisions of the rights agreement in order to:

    .  cure any ambiguity;

    . make changes which do not adversely affect the interests of holders of rights (other than the interests of an acquiror); or

    .  shorten or lengthen any time period under the rights agreement.

   No amendment may be made to the rights agreement during the special period or at a time when the rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provision therein.

   Until a right is exercised, the holder thereof, as such, will have no rights as a shareowner of Compaq, including, without limitation, the right to vote or to receive dividends.

   The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Compaq in a manner which causes the rights to become discount rights unless the offer is conditional upon a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Compaq board of directors to negotiate with an acquiror on behalf of all the shareowners.

   Pursuant to Compaq's bylaws, the rights plan will terminate if the rights plan is not approved by the affirmative vote of the holders of a majority of the shares of Compaq's common stock voting on the matter at Compaq's next annual meeting of shareowners.

                        FUTURE HP SHAREOWNER PROPOSALS


   The time for HP shareowners to submit proposals for inclusion in HP's proxy statement for HP's 2002 annual meeting of shareowners in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and HP's bylaws has passed. Accordingly, no new shareowner proposals may be submitted to HP for inclusion in HP's proxy statement for HP's 2002 annual meeting of shareowners. However, if the date of HP's 2002 shareowner meeting is moved more than 30 days before or after the anniversary date of the prior year's meeting, the deadline for inclusion of proposals in HP's proxy statement is a reasonable time before HP begins to print and mail its proxy materials. The time to submit notice of shareowner proposals or nominations to be raised from the floor of HP's 2002 annual meeting of shareowners has also passed. However, if the date of HP's 2002 shareowner meeting is moved more than 30 days before or 60 days after the anniversary date of the prior year's meeting, then, in order to raise a proposal or nomination from the floor, notice must be received by the corporate secretary of HP no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:




   .   90 days prior to the meeting; and

   .   10 days after public announcement of the meeting date.


   In addition, in order to raise a proposal from the floor, the shareowner must comply with HP's bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of HP common stock to approve the proposal and to provide specified information. In addition, HP's bylaws provide that a nomination for director must include a statement by the nominee acknowledging that he or she will owe a fiduciary obligation exclusively to the corporation and its shareowners. You may contact the HP corporate secretary at HP's principal executive offices for a copy of the relevant provisions of HP's bylaws regarding the requirements for making shareowner proposals and nominations for directors.


                      FUTURE COMPAQ SHAREOWNER PROPOSALS

   If the merger is not completed, Compaq will hold its 2002 annual meeting of shareowners. The time for Compaq shareowners to submit proposals for inclusion in Compaq's proxy statement for Compaq's 2002 annual meeting in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 has passed. Accordingly, no new shareowner proposals may be submitted to Compaq for inclusion in Compaq's proxy statement for its 2002 meeting of shareowners.

   In the event the merger is not completed and the Compaq 2002 annual meeting is held, if a shareowner intends to present a proposal for consideration or make a nomination for director at the 2002 annual meeting outside the processes of Securities and Exchange Commission Rule 14a-8, the shareowner must meet the requirements of Compaq's bylaws which require, in general, that notice must be received by the corporate secretary of Compaq no earlier than 90 days in advance of the anniversary date of the prior year's annual meeting (or if the date of the meeting is more than 30 days before the anniversary date of the prior year's annual meeting, the shareowner's notice must be received by the corporate secretary of Compaq no earlier than 90 days in advance of the meeting date). In the event that public disclosure of the date of the meeting is made less than 100 days in advance of the date of the meeting, notice of the shareowner must be received by the corporate secretary of Compaq not later than the close of business on the tenth day following public disclosure of the meeting date. A copy of the relevant bylaws provision may be obtained by written request to Compaq Computer Corporation, P.O. Box 69200, Houston, Texas 77269-2000, Attention: Corporate Secretary.

                                 LEGAL MATTERS

   Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the shares of HP common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger for HP.

   Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain federal income tax consequences of the merger for Compaq.

                                    EXPERTS

   The consolidated financial statements and schedule of Hewlett-Packard Company at October 31, 2000 and for the year then ended, appearing in Hewlett-Packard Company's Annual Report on Form 10-K for the year ended October 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of Hewlett-Packard Company as of October 31, 1999 and for each of the two years ended October 31, 1999 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements and schedule of Compaq Computer Corporation at December 31, 2000 and for the year then ended, appearing in Compaq Computer Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of Compaq Computer Corporation as of December 31, 1999 and for each of the two years ended December 31, 1999 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. You should rely only on the information contained in this joint proxy statement/prospectus and in the documents that we have incorporated by reference into this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this joint proxy statement/prospectus.

   The following documents, which were filed by HP with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

    . HP's annual report on Form 10-K for the fiscal year ended October 31, 2000, filed with the Securities and Exchange Commission on January 25, 2001;

    . HP's quarterly report on Form 10-Q for the period ended January 31, 2001, filed with the Securities and Exchange Commission on March 16, 2001;

    . HP's quarterly report on Form 10-Q for the period ended April 30, 2001, filed with the Securities and Exchange Commission on June 13, 2001;

    . HP's quarterly report on Form 10-Q for the period ended July 31, 2001, filed with the Securities and Exchange Commission on September 14, 2001;

    . HP's current report on Form 8-K, dated November 13, 2000, filed with the Securities and Exchange Commission on November 13, 2000;

    . HP's current report on Form 8-K, dated December 6, 2000, filed with the Securities and Exchange Commission on December 6, 2000;

    . HP's current report on Form 8-K, dated January 11, 2001, filed with the Securities and Exchange Commission on January 11, 2001;

    . HP's current report on Form 8-K, dated February 2, 2001, filed with the Securities and Exchange Commission on February 8, 2001;

    . HP's current report on Form 8-K, dated February 15, 2001, filed with the Securities and Exchange Commission on February 15, 2001;

    . HP's current report on Form 8-K, dated April 18, 2001, filed with the Securities and Exchange Commission on April 18, 2001;

    . HP's current report on Form 8-K, dated May 16, 2001, filed with the Securities and Exchange Commission on May 16, 2001;

    . HP's current report on Form 8-K, dated May 24, 2001, filed with the Securities and Exchange Commission on May 24, 2001;

    . HP's current report on Form 8-K, dated June 4, 2001, filed with the Securities and Exchange Commission on June 4, 2001;

    . HP's current report on Form 8-K, dated June 4, 2001, filed with the Securities and Exchange Commission on June 5, 2001;

    . HP's current report on Form 8-K, dated June 6, 2001, filed with the Securities and Exchange Commission on June 6, 2001;

    . HP's current report on Form 8-K, dated July 5, 2001, filed with the Securities and Exchange Commission on July 5, 2001;

    . HP's two current reports on Form 8-K, dated July 26, 2001, filed with the Securities and Exchange Commission on July 26, 2001;

    . HP's current report on Form 8-K, dated August 16, 2001, filed with the Securities and Exchange Commission on August 16, 2001;

    . HP's current report on Form 8-K, dated August 31, 2001, filed with the Securities and Exchange Commission on September 4, 2001 (as amended by HP's Form 8-K/A filed with the Securities and Exchange Commission on September 13, 2001);

    . HP's current report on Form 8-K, dated September 6, 2001, filed with the Securities and Exchange Commission on September 7, 2001 (as amended by HP's Form 8-K/A filed with the Securities and Exchange Commission on September 19, 2001);

    . HP's current report on Form 8-K, dated September 17, 2001, filed with the Securities and Exchange Commission on September 18, 2001;

    . HP's current report on Form 8-K, dated November 5, 2001, filed with the Securities and Exchange Commission on November 6, 2001;

    . HP's current report on Form 8-K, dated November 14, 2001, filed with the Securities and Exchange Commission on November 14, 2001;


    . HP's current report on Form 8-K, dated November 15, 2001, filed with the Securities and Exchange Commission on November 16, 2001;



    . HP's current report on Form 8-K, dated November 29, 2001, filed with the Securities and Exchange Commission on November 30, 2001;



    . HP's current report on Form 8-K, dated December 7, 2001, filed with the Securities and Exchange Commission on December 7, 2001;


    . The description of HP's common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about November 6, 1957 and any amendment or report filed with the Securities and Exchange Commission for the purposes of updating such description; and

    . The description of HP's preferred share purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on September 4, 2001 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

   The following documents, which were filed by Compaq with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

    . Compaq's annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on February 9, 2001;

    . Compaq's quarterly report on Form 10-Q for the period ended March 31, 2001, filed with the Securities and Exchange Commission on April 25, 2001;

    . Compaq's quarterly report on Form 10-Q for the period ended June 30, 2001, filed with the Securities and Exchange Commission on July 26, 2001;

    . Compaq's quarterly report on Form 10-Q for the period ended September 30, 2001, filed with the Securities and Exchange Commission on October 23, 2001;

    . Compaq's two current reports on Form 8-K, dated January 23, 2001, filed with the Securities and Exchange Commission on January 24, 2001;

    . Compaq's current report on Form 8-K, dated January 26, 2001, filed with the Securities and Exchange Commission on January 26, 2001;

    . Compaq's current report on Form 8-K, dated February 14, 2001, filed with the Securities and Exchange Commission on February 16, 2001;

    . Compaq's current report on Form 8-K, dated March 15, 2001, filed with the Securities and Exchange Commission on March 16, 2001;

    . Compaq's current report on Form 8-K, dated April 23, 2001, filed with the Securities and Exchange Commission on April 24, 2001;

    . Compaq's current report on Form 8-K, dated March 31, 2001, filed with the Securities and Exchange Commission on May 7, 2001;

    . Compaq's current report on Form 8-K, dated June 25, 2001, filed with the Securities and Exchange Commission on June 25, 2001;

    . Compaq's current report on Form 8-K, dated July 10, 2001, filed with the Securities and Exchange Commission on July 11, 2001 (as amended by Compaq's Form 8-K/A filed with the Securities and Exchange Commission on July 11, 2001);

    . Compaq's current report on Form 8-K, dated July 25, 2001, filed with the Securities and Exchange Commission on July 26, 2001;

    . Compaq's current report on Form 8-K, dated September 3, 2001, filed with the Securities and Exchange Commission on September 4, 2001 (as amended by Compaq's Form 8-K/A filed with the Securities and Exchange Commission on September 12, 2001);

    . Compaq's current report on Form 8-K, dated September 4, 2001, filed with the Securities and Exchange Commission on September 5, 2001;

    . Compaq's current report on Form 8-K, dated September 17, 2001, filed with the Securities and Exchange Commission on September 17, 2001;

    . Compaq's current report on Form 8-K, dated October 1, 2001, filed with the Securities and Exchange Commission on October 2, 2001;

    . Compaq's current report on Form 8-K, dated October 23, 2001, filed with the Securities and Exchange Commission on October 24, 2001;


    . Compaq's current report on Form 8-K, dated January 7, 2002, filed with the Securities and Exchange Commission on January 7, 2002;


    . The description of Compaq's common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on or about April 30, 1984 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description; and

    . The description of Compaq's preferred stock purchase rights contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on September 7, 2001 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

   In addition, all documents filed by HP and Compaq pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the date of the HP and Compaq special meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

   Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

   HP has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about HP, and Compaq has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Compaq.


   The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written
or oral request. Any request for documents should be made by      , 2002  to
ensure timely delivery of the documents.


   HP and Compaq shareowners may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of HP and Compaq at:

    For information relating to HP:           For information relating to Compaq:

        Hewlett-Packard Company                   Compaq Computer Corporation
          3000 Hanover Street                           P.O. Box 692000
      Palo Alto, California 94304                  Houston, Texas 77269-2000
     Attention: Investor Relations      Attention: Compaq Investor Relations, MS 110605
            (650) 857-1501                              (800) 433-2391

   In addition, you may obtain copies of HP's information by making a request through HP's investor relations website, http://www.hp.com/hpinfo/investor, or sending an e-mail to investor_relations@hp.com.

   You may obtain copies of Compaq's information by making a request through Compaq's investor relations website, http://www.shareholder.com/cpq/document_request.cfm, or by sending an e-mail to investor.relations@compaq.com.

   HP and Compaq file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by HP and Compaq with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:



                            450 Fifth Street, N.W.


                            Washington, D.C. 20549

   Reports, proxy and information statements and other information concerning HP and Compaq may be inspected at:

                            New York Stock Exchange
                                20 Broad Street
                           New York, New York 10005

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

   HP has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to HP's common stock to be issued to Compaq shareowners in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of HP filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.


   HP shareowners should contact Georgeson Shareholder or Innisfree M&A Incorporated at the addresses or telephone numbers listed below with any questions about the merger:



             Georgeson Shareholder            Innisfree M&A Incorporated
               111 Commerce Road            501 Madison Avenue, 20th Floor
          Carlstadt, New Jersey 07072          New York, New York 10022
                                               shareowners: (   )    -
                   (   )   -                international calls: (   )   -
         international calls: (   )   -     banks and brokers: (   )    -



   Any HP shareowner who needs additional copies of this joint proxy statement/prospectus or voting materials should contact Georgeson Shareholder or Innisfree M&A Incorporated as described above or send e-mail to @georgesonshareholder.com or info@innisfreema.com.



   Compaq shareowners should contact Georgeson Shareholder at the address or telephone number listed below with any questions about the merger:



                             Georgeson Shareholder
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                                   (   )   -
                        international calls: (   )   -



   Any Compaq shareowner who needs additional copies of this joint proxy statement/prospectus or voting materials should contact Georgeson Shareholder
as described above or send e-mail to      @georgesonshareholder.com.


   This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus.


   UNIX(R) is a registered trademark of The Open Group. Compaq, Alpha, AlphaServer, Compaq Insight Manager, Himalaya, Non Stop and Proliant are trademarks of Compaq Information Technologies Group, L.P. in the United States and other countries.

                                                                        ANNEX A



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                           HEWLETT-PACKARD COMPANY,

                          HELOISE MERGER CORPORATION

                                      AND

                          COMPAQ COMPUTER CORPORATION

                         Dated as of September 4, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I THE MERGER.....................................................   1
    1.1 The Merger........................................................   2
    1.2 Effective Time; Closing...........................................   2
    1.3 Effect of the Merger..............................................   2
    1.4 Certificate of Incorporation and Bylaws...........................   2
    1.5 Directors and Officers............................................   2
    1.6 Effect on Capital Stock...........................................   2
    1.7 Surrender of Certificates.........................................   3
    1.8 No Further Ownership Rights in Compaq Common Stock................   5
    1.9 Lost, Stolen or Destroyed Certificates............................   5
    1.10 Tax Consequences.................................................   5
    1.11 Further Action...................................................   5

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPAQ......................   6
    2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.   6
    2.2 Capital Structure.................................................   6
    2.3 Authority; Non-Contravention; Necessary Consents..................   8
    2.4 SEC Filings; Financial Statements.................................   9
    2.5 Absence of Certain Changes or Events..............................  10
    2.6 Taxes.............................................................  10
    2.7 Intellectual Property.............................................  10
    2.8 Compliance; Permits...............................................  11
    2.9 Litigation........................................................  11
    2.10 Brokers' and Finders' Fees.......................................  11
    2.11 Transactions with Affiliates.....................................  11
    2.12 Employee Benefit Plans...........................................  12
    2.13 Environmental Matters............................................  14
    2.14 Contracts........................................................  14
    2.15 Disclosure.......................................................  15
    2.16 Board Approval...................................................  15
    2.17 Fairness Opinion.................................................  15
    2.18 Rights Plan......................................................  16
    2.19 Takeover Statutes................................................  16

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF HP AND MERGER SUB..........  16
    3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.  16
    3.2 Capital Structure.................................................  17
    3.3 Authority; Non-Contravention; Necessary Consents..................  18
    3.4 SEC Filings; Financial Statements.................................  19
    3.5 Absence of Certain Changes or Events..............................  19
    3.6 Taxes.............................................................  19
    3.7 Intellectual Property.............................................  20
    3.8 Compliance; Permits...............................................  20
    3.9 Litigation........................................................  20
    3.10 Brokers' and Finders' Fees.......................................  20
    3.11 Employee Benefit Plans...........................................  21
    3.12 Environmental Matters............................................  22
    3.13 Contracts........................................................  22
    3.14 Disclosure.......................................................  22

                                                                                                 Page
                                                                                                 ----
   3.15 Board Approval..........................................................................  23
   3.16 Fairness Opinion........................................................................  23
   3.17 Rights Plan.............................................................................  23

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................  23
   4.1 Conduct of Business......................................................................  23

ARTICLE V ADDITIONAL AGREEMENTS.................................................................  28
   5.1 Prospectus/Proxy Statement; Registration Statement.......................................  28
   5.2 Meetings of Stockholders; Board Recommendation...........................................  29
   5.3 Acquisition Proposals....................................................................  29
   5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or
          Covenants.............................................................................  31
   5.5 Public Disclosure........................................................................  32
   5.6 Regulatory Filings; Reasonable Efforts...................................................  32
   5.7 Notification of Certain Matters..........................................................  34
   5.8 Third-Party Consents.....................................................................  34
   5.9 Equity Awards and Employee Benefits......................................................  34
   5.10 Form S-8................................................................................  36
   5.11 Indemnification.........................................................................  36
   5.12 Board of Directors and Executive Officers of HP.........................................  36
   5.13 NYSE and PCX Listings...................................................................  37
   5.14 Compaq Affiliates; Restrictive Legend...................................................  37
   5.15 Treatment as Reorganization.............................................................  37
   5.16 Rights Plans............................................................................  37
   5.17 Section 16 Matters......................................................................  38
   5.18 Merger Sub Compliance...................................................................  38
   5.19 Conveyance Taxes........................................................................  38

ARTICLE VI CONDITIONS TO THE MERGER.............................................................  38
   6.1 Conditions to the Obligations of Each Party to Effect the Merger.........................  38
   6.2 Additional Conditions to the Obligations of Compaq.......................................  39
   6.3 Additional Conditions to the Obligations of HP...........................................  39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................................................  40
   7.1 Termination..............................................................................  40
   7.2 Notice of Termination; Effect of Termination.............................................  41
   7.3 Fees and Expenses........................................................................  41
   7.4 Amendment................................................................................  43
   7.5 Extension; Waiver........................................................................  43

ARTICLE VIII GENERAL PROVISIONS.................................................................  43
   8.1 Non-Survival of Representations and Warranties...........................................  43
   8.2 Notices..................................................................................  43
   8.3 Interpretation; Knowledge................................................................  45
   8.4 Counterparts.............................................................................  46
   8.5 Entire Agreement; Third-Party Beneficiaries..............................................  46
   8.6 Severability.............................................................................  46
   8.7 Other Remedies; Specific Performance.....................................................  46
   8.8 Governing Law............................................................................  46
   8.9 Rules of Construction....................................................................  46
   8.10 Assignment..............................................................................  47
   8.11 Waiver of Jury Trial....................................................................  47

                     AGREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 4, 2001, by and among Hewlett-Packard Company, a Delaware corporation ("HP"), Heloise Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of HP ("Merger Sub"), and Compaq Computer Corporation, a Delaware corporation ("Compaq").

                                   RECITALS

   A. The respective Boards of Directors of HP, Merger Sub and Compaq have deemed it advisable and in the best interests of their respective corporations and stockholders that HP and Compaq consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

   B. The respective Boards of Directors of HP, Merger Sub and Compaq have approved, in accordance with applicable provisions of the laws of the state of Delaware ("Delaware Law"), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

   C. The Board of Directors of HP has resolved to recommend to its stockholders approval of the issuance of shares of HP Common Stock (as defined in Section 1.6(a)) in connection with the Merger (the "Stock Issuance").

   D. The Board of Directors of Compaq has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

   E. HP, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

   F. HP, Merger Sub and Compaq desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   G. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Compaq (the "Merger"), the separate corporate existence of Merger Sub shall cease and Compaq shall continue as the surviving corporation. Compaq, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Compaq and HP and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

   1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Compaq shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Compaq Computer Corporation." At the Effective Time, the Bylaws of Compaq shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of HP, Merger Sub, Compaq or the holders of any shares of capital stock of Compaq, the following shall occur:

      (a) Compaq Common Stock. Each share of the Common Stock, par value $0.01 per share, of Compaq (together with the associated Compaq Right (as defined in Section 2.2(a)) under the Compaq Rights Agreement (as defined in Section 2.2(a)) ("Compaq Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Compaq Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive 0.6325 of a validly issued, fully paid and nonassessable share (the "Exchange Ratio") of the Common Stock, par value $0.01 per share, of HP (together with any associated HP Right (as defined in Section 3.2(a)) under the HP Rights Agreement (as defined in Section 3.2(a)) ("HP Common Stock") upon surrender of the certificate representing such share of Compaq Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

      (b) Repurchase Rights. If any shares of Compaq Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Compaq, then the shares of HP Common Stock issued in exchange for such shares of Compaq Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of HP Common Stock may accordingly be marked with appropriate legends. Compaq shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (c) Cancellation of Treasury and HP Owned Stock. Each share of Compaq Common Stock held by Compaq or HP or any direct or indirect wholly-owned Subsidiary of Compaq or of HP immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding prior immediately to the Effective Time shall be converted into one validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

      (e) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Compaq Options (as defined in Section 2.2(b)) outstanding under each Compaq Stock Option Plan (as defined in Section 2.12(a) hereof) shall be assumed by HP in accordance with Section 5.9. Rights outstanding under Compaq's Employee Stock Purchase Plan and any other employee stock purchase plan of Compaq (collectively, the "Compaq Purchase Plans") shall be treated as set forth in Section 5.9(c).

      (f) Fractional Shares. No fraction of a share of HP Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Compaq Common Stock who would otherwise be entitled to a fraction of a share of HP Common Stock (after aggregating all fractional shares of HP Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from HP an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of HP Common Stock for the ten (10) most recent trading days that HP Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape.

      (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP Common Stock or Compaq Common Stock), reorganization, recapitalization, reclassification or other like change with respect to HP Common Stock or Compaq Common Stock having a record date on or after the date hereof and prior to the Effective Time.

   1.7 Surrender of Certificates.

   (a) Exchange Agent. HP shall select Computershare Investor Services LLC or another institution reasonably satisfactory to Compaq to act as the exchange agent (the "Exchange Agent") in the Merger.

   (b) HP to Provide Common Stock. Promptly after the Effective Time, HP shall enter into an agreement with the Exchange Agent, reasonably satisfactory to Compaq, which shall provide that HP shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of HP Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Compaq Common Stock. In addition, HP shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Compaq Common Stock may be entitled pursuant to Section 1.7(d). Any cash and HP Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

   (c) Exchange Procedures. Promptly after the Effective Time, HP shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Compaq Common Stock whose shares were converted into the right to receive shares of HP Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of HP Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HP, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of HP Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of HP Common Stock into which such shares of Compaq Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to HP Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of HP Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of HP Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of HP Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of HP Common Stock.

   (e) Transfers of Ownership. If shares of HP Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such exchange will have paid to HP or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of HP Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of HP or any agent designated by it that such Tax has been paid or is not payable.

   (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Compaq Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

   (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of HP Common Stock or Compaq Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HP on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Compaq stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Compaq stockholders pursuant to this Article I shall promptly be paid to HP.

   (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of HP Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Compaq Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Compaq Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of HP free and clear of any claims or interest of any Person previously entitled thereto.

   1.8 No Further Ownership Rights in Compaq Common Stock. All shares of HP Common Stock issued upon the surrender for exchange of shares of Compaq Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Compaq Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Compaq Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of HP Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that HP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HP, Compaq or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

   1.11 Further Action. At and after the Effective Time, the officers and directors of HP and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Compaq and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Compaq and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPAQ

   Compaq represents and warrants to HP and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Compaq to HP dated as of the date hereof and certified by a duly authorized officer of Compaq (the "Compaq Disclosure Letter"), as follows:

   2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

   (a) Organization; Standing and Power. Compaq and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on Compaq, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Compaq. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   (b) Charter Documents. Compaq has delivered or made available to HP: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Compaq, each as amended to date (collectively, the "Compaq Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")), and each such instrument is in full force and effect. Compaq is not in violation of any of the provisions of the Compaq Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on Compaq.

   (c) Subsidiaries. Exhibit 21 to Compaq's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 includes all the Subsidiaries of Compaq which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Compaq, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

   2.2 Capital Structure.

   (a) Capital Stock. The authorized capital stock of Compaq consists of: (i) 3,000,000,000 shares of Compaq Common Stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Compaq Preferred Stock"), 3,000,000 of which shares have been designated as Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "Compaq Rights") issuable pursuant to the rights agreement approved by the Board of Directors of Compaq in connection with its approval of this Agreement substantially in the form previously provided to HP (the "Compaq Rights Agreement"). At the close of business on June 30, 2001: (i) 1,753,000,000 shares of Compaq Common Stock were issued and outstanding, (ii) 59,000,000 shares of Compaq Common Stock were issued and held by Compaq in its treasury, and (iii) no shares of Compaq Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Compaq are, and all shares of capital stock of Compaq which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Upon consummation of the Merger, (A) the shares of HP Common Stock issued in exchange for any shares of Compaq Common Stock that are subject to a Contract (as defined below) pursuant to which Compaq has the right to repurchase, redeem or otherwise reacquire any shares of Compaq Common Stock will, without any further act of HP, Merger Sub, Compaq or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract and (B) HP will automatically succeed to and become entitled to exercise Compaq's rights and remedies under any such Contract. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

   (b) Stock Options. As of the close of business on August 14, 2001: (i) 279,538,000 shares of Compaq Common Stock are subject to issuance pursuant to outstanding options to purchase Compaq Common Stock under the Compaq Stock Option Plans that are Compaq Broad Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Compaq Stock Option Plans (whether Compaq Broad Plans (as defined in Section 2.12(a)) or otherwise) are referred to in this Agreement as "Compaq Options"),
(ii) as of the date hereof, 17,400,000 shares of Compaq Common Stock are reserved for future issuance under the Compaq Purchase Plans, and (iii) 600,000 shares of Compaq Common Stock are subject to issuance pursuant to outstanding options to purchase Compaq Common Stock (A) which are issued other than pursuant Compaq Broad Plans and (B) other than shares reserved for issuance under the Compaq Purchase Plans. Section 2.2(b) of the Compaq Disclosure Letter sets forth a list of each outstanding Compaq Stock Option (excluding Compaq Rights) issued other than pursuant to (1) Compaq Broad Plans and (2) the Compaq Purchase Plans, and (a) the name and location of the holder of the such Compaq Option, (b) the number of shares of Compaq Common Stock subject to such Compaq Option, (c) the exercise price of such Compaq Option, (4) the date on which such Compaq Option was granted, (d) the applicable vesting schedule, and the extent to which such Compaq Option is vested and exercisable as of June 30, 2001, and (e) the date on which such Compaq Option expires. All shares of Compaq Common Stock subject to issuance under the Compaq Stock Option Plans and the Compaq Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Compaq is bound obligating Compaq to accelerate the vesting of any Compaq Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth on Section 2.2(b) of the Compaq Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Compaq.

   (c) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Compaq is issued or outstanding as of the date hereof.

   (d) Other Securities. Except as otherwise set forth in this Section 2.2, as of June 30, 2001, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Compaq or any of its Subsidiaries is a party or by which any of them is bound obligating Compaq or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Compaq or any of its Subsidiaries, or obligating Compaq or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Compaq Common Stock, all outstanding Compaq Options, and all outstanding shares of capital stock of each Subsidiary of Compaq have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

   (e) No Changes. Since June 30, 2001 and through the date hereof, other than
(i) pursuant to the exercise of Compaq Options outstanding as of June 30, 2001 issued pursuant to the Compaq Stock Option Plans, (ii) under the Compaq Purchase Plan, (iii) pursuant to repurchases from Employees (as defined in Section 2.12(a)) following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or (iv) pursuant to end of month stock option grants in July 2001 and August 2001 in the ordinary course of business consistent with past practice under Stock Options Plans of Compaq that are Compaq Broad Plans, there has been no change in (A) the outstanding capital stock of Compaq, (B) the number of Compaq Options outstanding, or (C) the number of other options, warrants or other rights to purchase Compaq capital stock.

   2.3 Authority; Non-Contravention; Necessary Consents.

   (a) Authority. Compaq has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Compaq and no other corporate proceedings on the part of Compaq are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by Compaq's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Compaq Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Compaq capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Compaq and, assuming due execution and delivery by HP and Merger Sub, constitutes the valid and binding obligation of Compaq, enforceable against Compaq in accordance with its terms.

   (b) Non-Contravention. The execution and delivery of this Agreement by Compaq does not, and performance of this Agreement by Compaq will not: (i) conflict with or violate the Compaq Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Compaq, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Compaq's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to Compaq or any of its Subsidiaries or by which Compaq or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Compaq's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Compaq or any of its Subsidiaries pursuant to, any Compaq Material Contract (as defined in Section 2.14). Section 2.3(b) of the Compaq Disclosure Letter lists all consents, waivers and approvals under any of Compaq's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Compaq or the Surviving Corporation.

   (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by Compaq in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Compaq and/or HP are qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.15), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), (iv) the consents listed on
Section 2.3(c) of the Compaq Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Compaq or HP or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "Necessary Consents."

   2.4 SEC Filings; Financial Statements.

   (a) SEC Filings. Compaq has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 1998. Compaq has made available to HP all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Compaq may file subsequent to the date hereof), as amended, are referred to herein as the "Compaq SEC Reports." As of their respective dates, the Compaq SEC Reports
(i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Compaq SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Compaq SEC Report. None of Compaq's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Compaq SEC Reports (the "Compaq Financials"), including each Compaq SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange
Act), and (iii) fairly presented in all material respects the consolidated financial position of Compaq and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Compaq's operations and cash flows for the periods indicated. The balance sheet of Compaq contained in the Compaq SEC Reports as of December 31, 2000 is hereinafter referred to as the "Compaq Balance Sheet." Except as disclosed in the Compaq Financials, since the date of the Compaq Balance Sheet and through the date hereof, neither Compaq nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet

(absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Compaq, except for liabilities incurred since the date of the Compaq Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

   2.5 Absence of Certain Changes or Events. Since the date of the Compaq Balance Sheet and through the date hereof there has not been: (i) any Material Adverse Effect on Compaq, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Compaq's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Compaq or any of its Subsidiaries of any of Compaq's capital stock or any other securities of Compaq or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for (A) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (B) the Compaq Rights Dividend, or (iii) any split, combination or reclassification of any of Compaq's or any of its Subsidiaries' capital stock.

   2.6 Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. Compaq and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Tax Returns") required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Compaq SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Compaq and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge (as defined in Section 8.3(b)) of Compaq, proposed, against Compaq or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of Compaq or any of its Subsidiaries is presently in progress, nor has Compaq or any of its Subsidiaries been notified of any request for such an audit or other examination. Neither Compaq nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.7 Intellectual Property.

   (a) No Infringement. To the Knowledge as of the date hereof of Compaq, the products, services and operations of Compaq do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Compaq or otherwise have a Material Adverse Effect on Compaq. "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

   (b) No Impairment. The Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in: (i) HP or any Subsidiary of HP (other than Compaq and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of HP or its Subsidiaries, (ii) HP or any Subsidiary of HP (other than Compaq and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of HP or any Subsidiary of HP to any third party (including a covenant not to sue with respect to any material Intellectual Property of HP or any Subsidiary of HP), or (iii) the termination or breach of any Contract to which Compaq is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Surviving Corporation or HP or otherwise have a Material Adverse Effect on either of them.

   2.8 Compliance; Permits.

   (a) Compliance. Neither Compaq nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to Compaq or any of its Subsidiaries or by which Compaq or any of its Subsidiaries or any of their respective businesses or properties is, or Compaq believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Compaq. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of Compaq, has been threatened in a writing delivered to Compaq or any of its Subsidiaries, against Compaq or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Compaq or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Compaq or any of its Subsidiaries, any acquisition of material property by Compaq or any of its Subsidiaries or the conduct of business by Compaq and its Subsidiaries as currently conducted.

   (b) Permits. Compaq and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("Permits") that are required for the operation of the business of Compaq, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on Compaq (collectively, "Compaq Permits"). As of the date hereof, no suspension or cancellation of any of the Compaq Permits is pending or, to the Knowledge of Compaq, threatened. Compaq and its Subsidiaries are in compliance in all material respects with the terms of the Compaq Permits.

   2.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Compaq, overtly threatened against Compaq or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Compaq.

   2.10 Brokers' and Finders' Fees. Except for fees payable to Salomon Smith Barney pursuant to an engagement letter dated July 19, 2001, a copy of which has been provided to HP, Compaq has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.11 Transactions with Affiliates. Except as set forth in the Compaq SEC Reports, since the date of the Compaq's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by Compaq pursuant to Item 404 of Regulation S-K promulgated by the SEC (substituting, for the purposes of this representation and warranty, each appearance of $60,000 in Item 404 with $500,000). Section
2.11 of the Compaq Disclosure Letter identifies each Person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities
Act) of Compaq as of the date hereof.

   2.12 Employee Benefit Plans.

   (a) Documents. Section 2.12(a) of the Compaq Disclosure Letter sets forth a list of the following: (i) all severance and employment agreements of Compaq with directors or executive officers, (ii) all material severance programs and policies of each of Compaq or its Subsidiaries, (iii) all plans or agreement of Compaq or its Subsidiaries relating to any of its current or former employees, consultants or directors (each, an "Employee") pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case by virtue of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), (iv) each document embodying each Retirement Plan (as defined in Section 2.12(c)) of Compaq (a "Compaq Retirement Plan"), (v) each Compaq Purchase Plan, and (vi) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of Compaq or right to payment based on the value of Compaq capital stock has been granted or otherwise issued, but, in any case excluding the Compaq Purchase Plans (collectively, "Compaq Stock Option Plans"). Compaq has delivered or made available to HP for review each of the items listed on Section 2.12(a) of the Compaq Disclosure Letter and a current actuarial valuation and/or audited statement of assets and liabilities for each Compaq Retirement Plan. Section 2.12(a) of the Compaq Disclosure Letter also identifies whether each Compaq Stock Option Plan (A) is a "broadly-based" plan, as defined in Section 312.04(h) of the NYSE Listed Company Manual or (B) has been approved by Compaq's stockholders (plans which are either "broadly-based" plans or approved by Compaq's stockholders (as identified on Section 2.12(a) of the Compaq Disclosure Letter) are referred to herein as "Compaq Broad Plans").

   (b) Benefit Plan Compliance.

   (i) With respect to each material collective bargaining agreement, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, arrangement or understanding providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of Compaq or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any Employee (collectively, "Benefit Plans") of Compaq or any of its Subsidiaries ("Compaq Benefit Plans"), no material event has occurred and there exists no material condition or set of circumstances, in connection with which Compaq or any of its Subsidiaries would be subject to any material liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable Legal Requirement.

   (ii) Each Compaq Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each Compaq Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an "Approval") has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval.

   (iii) To the Knowledge of Compaq, no material oral or written representation or commitment with respect to any material aspect of any Compaq Benefit Plan has been made to an Employee of Compaq or any of its Subsidiaries by an authorized Compaq Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Compaq Benefit Plans. To the Knowledge of Compaq, neither Compaq nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

   (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any Compaq Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

   (c) Retirement Plan Funding. The latest actuarial valuation of each Funded Retirement Plan (as defined below) of Compaq or its Subsidiaries discloses that, as of the effective date of the valuation, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and applicable Legal Requirements and GAAP. In respect of each Retirement Plan of Compaq or its Subsidiaries that is not a Funded Retirement Plan, Compaq or its Subsidiaries have made adequate provision for accrued liabilities in accordance with applicable Legal Requirements. For purposes of this Agreement, "Retirement Plan" shall mean a material arrangement for the provision of Retirement Benefit Rights (as defined below) to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, "Retirement Benefit Rights" shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee's relationship as a service provider to an entity or its Subsidiaries. Material post-retirement health benefits and any other self-insured health benefit arrangements are deemed to be "Retirement Benefit Rights." Material deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be "Retirement Benefit Rights." "Funded Retirement Plan" means, with respect to party, a Retirement Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party or its Subsidiaries and are not subject to the creditors of such party or its Subsidiaries.

   (d) Multiple Employer and Multiemployer Plans. At no time has Compaq or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a "Controlled Group Affiliate") with Compaq participated in and/or been obligated to contribute to any Compaq Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of Compaq and/or their Employees, have participated. No Compaq Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

   (e) Continuation Coverage. No Compaq Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

   (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compaq Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which Compaq or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

   (g) Labor. No collective bargaining agreement is being negotiated or renegotiated in any material respect by Compaq or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against Compaq or any of its Subsidiaries pending or, to the Knowledge of Compaq, threatened which may materially interfere with the respective business activities of Compaq or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of Compaq, none of Compaq, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Compaq or any of its Subsidiaries, and there is no material charge or complaint against Compaq or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

   2.13 Environmental Matters.

   (a) Hazardous Material. Except as would not result in a Material Adverse Effect on Compaq, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Compaq or any of its Subsidiaries or any affiliate of Compaq, or, to the Knowledge of Compaq, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Compaq or any of its Subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect on Compaq: (i) neither Compaq nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Compaq nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   2.14 Contracts.

   (a) Material Contracts. For purposes of this Agreement, "Compaq Material Contract" shall mean:

      (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Compaq and its Subsidiaries;

      (ii) any Contract containing any covenant: (A) limiting the right of Compaq or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive distribution or supply rights, or (C) otherwise having an adverse effect on the right of Compaq and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies;

      (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Compaq or otherwise have a Material Adverse Effect on Compaq; and

      (iv) (A) all Contracts with the top two (2) providers (as measured by fees paid under such Contracts) pursuant to which Compaq licenses operating system software for use in its end-user products, (B) all Contracts with the top two (2) providers (as measured by fees paid under such Contracts) pursuant to which Compaq purchases microprocessors, (C) all Contracts with the top five (5) distributors of Compaq's end-user products (as measured by revenues received under such Contracts) pursuant to which Compaq distributes its end-user products, and (D) all Contracts with the top five (5) third-party manufacturers (as measured by fees paid under such Contracts) pursuant to which such Compaq products (or subassemblies thereof) are manufactured.

   (b) Schedule. Section 2.14(b) of the Compaq Disclosure Letter sets forth a list of all Compaq Material Contracts to which is a party or is bound by as of the date hereof which are described in Sections 2.14(a)(i) and 2.14(a)(iv) hereof.

   (c) No Breach. All Compaq Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Compaq. Neither Compaq nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Compaq Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to Compaq.

   2.15 Disclosure. None of the information supplied or to be supplied by or on behalf of Compaq for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by HP in connection with the issuance of HP Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Compaq for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Compaq or HP, at the time of the HP Stockholders' Meeting or Compaq Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Compaq with respect to statements made or incorporated by reference therein about HP supplied by HP for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   2.16 Board Approval. The Board of Directors of Compaq has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "Compaq Board Approval") has duly (i) determined that the Merger is fair to, and in the best interests of, Compaq and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of Compaq approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Compaq's stockholders at the Compaq Stockholders' Meeting.

   2.17 Fairness Opinion. Compaq's Board of Directors has received a written opinion from Salomon Smith Barney, dated as of September 3, 2001, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Compaq stockholders and has delivered to HP a copy of such opinion.

   2.18 Rights Plan. The Board of Directors of Compaq has approved the Compaq Rights Agreement and has declared a dividend of one Compaq Right per share of Compaq Common Stock to each holder of Compaq Common Stock (the "Compaq Rights Dividend"). Compaq has (a) delivered to HP an accurate copy of the Compaq Rights Agreement approved by the Board of Directors of Compaq and proposed to be entered into with the Rights Agents named thereunder, (b) declared the Compaq Rights Dividend, and (c) fixed the record date for the Compaq Rights Dividend as September 17, 2001 and the payment date for the Compaq Rights Dividend no later than September 27, 2001. Compaq has taken all action so that
(i) HP shall not be an "Acquiring Person" thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Compaq Rights Agreement or enable or require the Compaq Rights to be exercised, distributed or triggered.

   2.19 Takeover Statutes. The Board of Directors of Compaq has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to HP during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF HP
                                AND MERGER SUB

   HP and Merger Sub represent and warrant to Compaq, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by HP and Merger Sub to Compaq dated as of the date hereof and certified by a duly authorized officer of each of HP and Merger Sub (the "HP Disclosure Letter"), as follows:

   3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

   (a) Organization; Standing and Power. HP and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on HP, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HP.

   (b) Charter Documents. HP has delivered or made available to Compaq (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of HP, each as amended to date (collectively, the "HP Charter Documents") and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries, and each such instrument is in full force and effect. HP is not in violation of any of the provisions of the HP Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on HP.

   (c) Subsidiaries. Exhibit 21 to HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 includes all the Subsidiaries of HP which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by HP, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on HP or a material adverse effect on such Subsidiary.

   3.2 Capital Structure.

   (a) Capital Stock. The authorized capital stock of HP consists of: (i) 9,600,000,000 shares of HP Common Stock, par value $0.01 per share and (ii) 300,000,000 shares of preferred stock, par value $0.01 per share the "HP Preferred Stock"), of which 4,500,000 shares have been designated as Series A Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "HP Rights") issuable pursuant to the rights agreement approved by the Board of Directors of HP in connection with its approval of this Agreement substantially in the form previously provided to Compaq (the "HP Rights Agreement"). At the close of business of July 31, 2001: (i) 1,939,159,231 shares of HP Common Stock were issued and outstanding, (ii) no shares of HP Common Stock were issued and held by HP in its treasury, and (iii) no shares of HP Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of HP are, and all shares of capital stock of HP which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

   (b) Stock Options. As of the close of business on July 31, 2001: (i) 212,000,000 shares of HP Common Stock are subject to issuance pursuant to outstanding options to purchase HP Common Stock under the stock option, stock award, stock appreciation or phantom stock plans of HP (the "HP Stock Option Plans") (stock options, stock awards, stock appreciation rights, phantom stock awards, stock-related awards and performance awards granted by HP pursuant to the HP Stock Option Plans are referred to in this Agreement as "HP Options"),
(ii) ) 98,700,000 shares of HP Common Stock are reserved for future issuance under the employee stock purchase plans of HP, and (iii) 80,000 shares of HP Common Stock are subject to issuance pursuant to outstanding options, rights or warrants to purchase HP Common Stock issued other than pursuant to the HP Stock Option Plans and the HP employee stock purchase plans. All shares of HP Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to HP.

   (c) Voting Debt. No Voting Debt of HP is issued or outstanding as of the date hereof.

   (d) Other Securities. Except as otherwise set forth in this Section 3.2, as of July 31, 2001, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which HP or any of its Subsidiaries is a party or by which any of them is bound obligating HP or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of HP or any of its Subsidiaries, or obligating HP or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of HP Common Stock, all outstanding HP Options, and all outstanding shares of capital stock of each Subsidiary of HP have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and
(ii) all requirements set forth in applicable material Contracts.

   (e) No Changes. Since July 31, 2001 and through the date hereof, other than
(i) pursuant to the exercise of HP Options outstanding as of July 31, 2001 issued pursuant to the HP Option Plans, (ii) under the HP employee stock purchase plans, (iii) repurchases of securities pursuant to HP's publicly announced repurchase programs existing as of July 31, 2001, or (iv) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, there has been no change in
(A) the outstanding capital stock of HP, (B) the number of HP Options outstanding, or (C) the number of other options, warrants or other rights to purchase HP capital stock, which, individually or in the aggregate, would constitute a material change in the capitalization of HP.

   (f) Merger Sub Capital Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares issued and outstanding. HP is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to HP at the direction of HP on August 30, 2001, solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

   3.3 Authority; Non-Contravention; Necessary Consents.

   (a) Authority. Each of HP and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of HP and Merger Sub and no other corporate proceedings on the part of HP or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Stock Issuance by HP's stockholders, the approval and adoption of this Agreement and the approval of the Merger by HP as Merger Sub's sole stockholder and the and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of HP Common Stock present in person or by proxy in favor of the Stock Issuance at a meeting duly called and held for approval of the Stock Issuance is the only vote of the holders of any class or series of HP capital stock necessary to approve the Stock Issuance, and no other vote of the holders of any class or series of HP Capital Stock is necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by HP and Merger Sub and, assuming due execution and delivery by Compaq, constitutes the valid and binding obligation of HP, enforceable against HP and Merger Sub in accordance with its terms.

   (b) Non-Contravention. The execution and delivery of this Agreement by HP and Merger Sub does not, and performance of this Agreement by HP will not: (i) conflict with or violate the HP Charter Documents, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of HP, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Stock Issuance by HP's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 3.3(c), conflict with or violate any material Legal Requirement applicable to HP, Merger Sub or any of HP's other Subsidiaries or by which HP, Merger Sub or any of HP's other Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair HP's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of HP or any of its Subsidiaries pursuant to, any HP Material Contract (as defined in Section 3.13). Section 3.3(b) of the HP Disclosure Letter lists all consents, waivers and approvals under any of HP's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on HP or the Surviving Corporation.

   (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by HP in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to HP, Merger Sub or Compaq or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

   3.4 SEC Filings; Financial Statements.

   (a) SEC Filings. HP has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 1998. HP has made available to Compaq all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that HP may file subsequent to the date hereof), as amended, are referred to herein as the "HP SEC Reports." As of their respective dates, the HP SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HP SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed HP SEC Report. None of HP's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the HP SEC Reports (the "HP Financials"), including each HP SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of HP and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of HP's operations and cash flows for the periods indicated. The balance sheet of HP contained in the HP SEC Reports as of October 31, 2000 is hereinafter referred to as the "HP Balance Sheet." Except as disclosed in the HP Financials, since the date of the HP Balance Sheet and through the date hereof, neither HP nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on HP, except for liabilities incurred since the date of the HP Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

   3.5 Absence of Certain Changes or Events. Since the date of the HP Balance Sheet and through the date hereof there has not been: (i) any Material Adverse Effect on HP, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of HP's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by HP or any of its Subsidiaries of any of HP's capital stock or any other securities of HP or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for (A) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or (B) repurchases pursuant to HP's public stock repurchase programs existing as of July 31, 2001, or (C) the HP Rights Dividend, or (iii) any split, combination or reclassification of any of HP's or any of its Subsidiaries' capital stock.

   3.6 Taxes. HP and each of its Subsidiaries have filed all material Tax Returns required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the HP SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by HP and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of HP, proposed, against HP or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). Neither the HP nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

   3.7 Intellectual Property.

   (a) No Infringement. To the Knowledge as of the date hereof of HP, the products, services and operations of HP do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

   (b) No Impairment. The Merger will not result in the termination or breach of any Contract to which HP is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

   3.8 Compliance; Permits.

   (a) Compliance. Neither HP nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to HP or any of its Subsidiaries or by which HP or any of its Subsidiaries or any of their respective businesses or properties is, or HP believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on HP. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of HP, has been threatened in a writing delivered to HP or any of its Subsidiaries, against HP or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon HP or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of HP or any of its Subsidiaries, any acquisition of material property by HP or any of its Subsidiaries or the conduct of business by HP and its Subsidiaries as currently conducted.

   (b) Permits. HP and its Subsidiaries hold, to the extent legally required, all Permits that required for the operation of the business of HP, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on HP (collectively, "HP Permits"). As of the date hereof, no suspension or cancellation of any of the HP Permits is pending or, to the Knowledge of HP, threatened. HP and its Subsidiaries are in compliance in all material respects with the terms of the HP Permits.

   3.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of HP, overtly threatened against HP or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to HP.

   3.10 Brokers' and Finders' Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated July 25, 2001, a copy of which has been provided to Compaq, HP has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.11 Employee Benefit Plans.

   (a) Benefit Plan Compliance.

      (i) With respect to the Benefit Plan of HP or any of its Subsidiaries ("HP Benefit Plan"), no material event has occurred and there exists no material condition or set of circumstances, in connection with which HP or any of its Subsidiaries would be subject to any material liability under the ERISA, the Code or any other applicable Legal Requirement.

      (ii) Each HP Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each HP Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval.

      (iii) To the Knowledge of HP, no material oral or written representation or commitment with respect to any material aspect of any HP Benefit Plan has been made to an Employee of HP or any of its Subsidiaries by an authorized HP Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such HP Benefit Plans. To the Knowledge of HP, neither HP nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

      (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any HP Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

   (b) Retirement Plan Funding. The latest actuarial valuation of each Funded Retirement Plan of HP or its Subsidiaries discloses that, as of the effective date of the valuation, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and applicable Legal Requirements and GAAP. In respect of each Retirement Plan of HP or its Subsidiaries that is not a Funded Retirement Plan, HP or its Subsidiaries have made adequate provision for accrued liabilities in accordance with applicable Legal Requirements.

   (c) Multiple Employer and Multiemployer Plans. At no time has HP or Controlled Group Affiliate with HP participated in and/or been obligated to contribute to any HP Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of HP and/or their Employees, have participated. No HP Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

   (d) Continuation Coverage. No HP Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

   (e) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any HP Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which HP or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

   (f) Labor. No collective bargaining agreement is being negotiated or renegotiated in any material respect by HP or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against HP or any of its Subsidiaries pending or, to the Knowledge of HP, threatened which may materially interfere with the respective business activities of HP or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of HP, none of HP, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HP or any of its Subsidiaries, and there is no material charge or complaint against HP or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

   3.12 Environmental Matters.

   (a) Hazardous Material. Except as would not result in a Material Adverse Effect on HP, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of HP or any of its Subsidiaries or any affiliate of HP, or, to the Knowledge of HP, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that HP or any of its Subsidiaries has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect on HP (i) neither HP nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither HP nor any of its Subsidiaries has engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   3.13 Contracts. All HP Material Contracts (as defined below) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to HP. Neither HP nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any HP Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to HP. For purposes of this Agreement, "HP Material Contract" shall mean any Contract, or group of Contracts, with a Person (or group of affiliated Persons) the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

   3.14 Disclosure. None of the information supplied or to be supplied by or on behalf of HP or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of HP and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of HP or Compaq, at the time of the HP Stockholders' Meeting or Compaq Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Notwithstanding the foregoing, no representation or warranty is made by HP with respect to statements made or incorporated by reference therein about Compaq supplied by Compaq for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   3.15 Board Approval. The Board of Directors of HP has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "HP Board Approval") has duly (i) determined that the Merger is fair to, and in the best interests of, HP and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of HP approve the Stock Issuance and directed that such matter be submitted to HP's stockholders at the HP Stockholders' Meeting.

   3.16 Fairness Opinion. HP's Board of Directors has received a written opinion from Goldman, Sachs & Co., dated as of September 3, 2001, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to HP and has delivered to Compaq a copy of such opinion.

   3.17 Rights Plan. The Board of Directors of HP has approved the HP Rights Agreement and has declared a dividend of one HP Right per share of HP Common Stock to each holder of HP Common Stock (the "HP Rights Dividend"). HP has (a) delivered to Compaq an accurate copy of the HP Rights Agreement approved by the Board of Directors of HP and proposed to be entered into with the Rights Agents named thereunder, (b) declared the HP Rights Dividend, and (c) fixed the record date for the HP Rights Dividend as September 17, 2001 and the payment date for the HP Rights Dividend no later than September 27, 2001. HP has taken all action so that (i) Compaq shall not be an "Acquiring Person" thereunder and
(ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the HP Rights Agreement or enable or require the HP Rights to be exercised, distributed or triggered.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business.

   (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of HP and Compaq, and each of its respective Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that the other party hereto shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present executive officers and key Employees, and
(iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

   (b) Required Consent. In addition, without limiting the generality of
Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Article IV of the Compaq Disclosure Letter or Article IV of the HP Disclosure Letter (as the case may be), without the prior written consent of the other party hereto, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of HP and Compaq shall not do any of the following, and shall not permit their respective Subsidiaries to do any of the following:

      (i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

      (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than (A) declaration and payment of regular quarterly cash dividends on its Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date hereof with the usual record and payment dates for such dividends in accordance with its past practice, (B) any such transaction by a Subsidiary of it that remains a Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice, and (C) in the case of Compaq, the Compaq Rights Dividend and other securities pursuant to the Compaq Rights Plan and in the case of HP, the HP Rights Dividend and other securities pursuant to the HP Rights Plan, in each case as contemplated hereby and thereby;

      (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except
   (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof and (B) repurchases by HP pursuant to HP's publicly announced repurchase programs existing as of July 31, 2001, and (C) as set forth in
   Section 4.1(b)(iii) of the HP Disclosure Letter or Section 4.1(b)(iii) of the Compaq Disclosure Letter (as the case may be);

      (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of HP Common Stock or Compaq Common Stock upon the exercise of HP Options or Compaq Options, respectively, existing on the date hereof in accordance with their present terms (including cashless exercises) or granted pursuant to clause (F) hereof, (B) issuance of shares of Compaq Common Stock to participants in the Compaq Purchase Plan pursuant to the terms thereof and issuance of shares of HP Common Stock to participants in the HP employee stock purchase plans pursuant to the terms thereof, (C) issuances of HP Common Stock or Compaq Common Stock upon the exercise of other options, warrants or other rights of HP or Compaq, respectively, in each case outstanding on the date hereof in accordance with their present terms (including cashless exercises), (D) in the case of Compaq, the Compaq Rights Dividend and other securities pursuant to the Compaq Rights Plan and in the case of HP, the HP Rights Dividend and other securities pursuant to the HP Rights Plan, in each case as contemplated hereby and thereby, (E) issuances of shares of Compaq Common Stock in connection with Compaq Permitted Acquisitions (as defined below) and issuance of shares of HP Common Stock in connection with HP Permitted Acquisitions (as defined below), (F) grants of stock options or other stock based awards of or to acquire, in the case of Compaq, Compaq Common Stock granted under the Compaq Stock Option Plans that are Compaq Broad Plans outstanding on the date hereof, and in the case of HP, HP Common Stock granted under the HP Stock Option Plans outstanding on the date hereof, in each case in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than three years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger (other than, following the Merger, upon retirement, death or total and permanent disability or in connection with a reduction in force in accordance with HP's policies relating to formal reductions in force or similar workforce management programs in effect from time to time following the Merger or as otherwise set forth in Section 4.1(b)(xiii) of the Compaq Disclosure Schedule with respect to Compaq's Chief Executive Officer and Tiers I, II and III employees), but in no event shall the period for exercisability under such option following termination of employment be extended beyond one year following a termination of employment for any reason other than retirement, death or total and permanent disability, and
   (G) as set forth in Section 4.1(b)(iv) of the HP Disclosure Letter or
   Section 4.1(b)(iv) of the Compaq Disclosure Letter (as the case may be);

      (v) Cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries, except to the extent necessary to implement the HP Rights Plan or Compaq Rights Plan, and, in the case of HP, to the extent necessary to comply with its obligations under Section 5.12;

      (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than: (A) in the case of Compaq, Compaq Permitted Acquisitions (it being agreed that prior to entering into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any Compaq Permitted Acquisition, Compaq shall first consult with HP's Chief Executive Officer or Chief Financial Officer or a designee thereof with respect to any such Compaq Permitted Acquisition with consideration in excess of fifty million dollars ($50,000,000.00) individually and shall in good faith consider the advice of HP with respect to such acquisition) and (B) in the case of HP, HP Permitted Acquisitions (it being agreed that prior to it being agreed that prior to entering into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any HP Permitted Acquisition, HP shall first consult with Compaq's Chief Executive Officer or Chief Financial Officer or a designee thereof with respect to any such HP Permitted Acquisition with consideration in excess of fifty million dollars ($50,000,000.00) individually and shall in good faith consider the advice of Compaq with respect to such acquisition);

      For purposes of this Agreement, "Compaq Permitted Acquisitions" shall mean any of transactions described in this subparagraph (vi) above (1) (a) which are in the existing line of business, or a related line of business, of Compaq and its Subsidiaries, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed one billion dollars ($1,000,000,000.00) in the aggregate, (c) which do not present a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent, and (d) in which one or more of such transactions do not require approval of Compaq stockholders, (2) which are internal reorganizations solely involving existing wholly-owned (except for de minimis local ownership as required under applicable foreign Legal Requirements) Subsidiaries of Compaq, or (3) which are set forth in Section 4.1(b)(vi) of the Compaq Disclosure Letter (it being understood that items set forth on Section 4.1(b)(vi) of the Compaq Disclosure Letter shall not apply against the dollar limitation set forth in clause (b) of this sentence);

      For purposes of this Agreement, "HP Permitted Acquisitions" shall mean any of transactions described in this subparagraph (vi) above (1) (a) which are in the existing line of business, or a related line of business, of HP and its Subsidiaries, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed one billion five hundred million dollars ($1,500,000,000.00) in the aggregate, (c) which do not present a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent, and (d) in which one or more of such transactions do not require approval of HP stockholders, (2) which are internal reorganizations solely involving existing wholly-owned (except for de minimis local ownership as required under applicable foreign Legal Requirements) Subsidiaries of HP, or (3) which are set forth in Section 4.1(b)(vi) of the HP Disclosure Letter (it being understood that items set forth on Section 4.1(b)(vi) of the HP Disclosure Letter shall not apply against the dollar limitation set forth in clause (b) of this sentence);

      (vii) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units if such entry would (A) present a material risk of delaying the Merger or make it more difficult to obtain any Necessary Consent or (B) require a consent of the other party thereto to consummate the Merger;

      (viii) Except as previously disclosed in the HP SEC Reports, in the case of HP, or the Compaq SEC Reports, in the case of Compaq, in each case prior to the date hereof, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

      (ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) to finance, in the case of Compaq, Compaq Permitted Acquisitions or, in the case of HP, HP Permitted Acquisitions (it being understood in each case that any such loans, advances, contributions or investments shall be considered consideration provided in exchange therefor), (B) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, (C) employee loans or advances made in the ordinary course of business or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to it and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (D) presents a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent);

      (x) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of, in the case of Compaq, the Compaq Balance Sheet, and, in the case of HP, the HP Balance Sheet;

      (xi) In the case of Compaq, make or change any material Tax election;

      (xii) Settle any material claim (including any Tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

      (xiii) Except as required by Legal Requirements or Contracts currently binding on Compaq or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any executive officer or director of Compaq or key employee of Compaq or any material Subsidiary, division or business unit of Compaq (collectively, "Compaq Key Employees") or materially increase the foregoing with respect to Employees of Compaq and its Subsidiaries generally, (2) make any increase in or commitment to increase any Compaq Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Compaq Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Compaq Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Compaq Options or restricted stock, or reprice any Compaq Options or authorize cash payments in exchange for any Compaq Options, (4) enter into any employment, severance, termination or indemnification agreement with any Compaq Employee, (5) make any material oral or written representation or commitment with respect to any material aspect of any Compaq Benefit Plan that is not materially in accordance with the existing written terms and provision of such Compaq Benefit Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) (each, a "SAR") to any Person (including any Compaq Employee), or (7) enter into any agreement with any Compaq Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Compaq of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting Compaq from (a) granting Compaq Options (including SARs) under the Compaq Stock Option Plans that are Compaq Broad Plans outstanding on the date hereof (or under any deferred compensation plan existing as of the date hereof) in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions or to new hires (or, in the case of SARs not granted under Compaq Broad Plans, in accordance with the terms of the applicable deferred compensation plans) and which options have a vesting schedule no more favorable than ratable monthly installments that vest over not less than three years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger (other than, following the Merger, upon retirement, death or total and permanent disability or in connection with a reduction in force in accordance with HP's policies relating to formal reductions in force or similar workforce management programs in effect from time to time following the Merger or as otherwise set forth in Section 4.1(b)(xiii) of the Compaq Disclosure Schedule with respect to Compaq's Chief Executive

   Officer and Tiers I, II and III employees), but in no event shall the period for exercisability under such option following termination of employment be extended beyond one year following a termination of employment for any reason other than retirement, death or total and permanent disability, (b) increasing compensation or fringe benefits and payment of bonuses to Employees of Compaq in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions, (c) granting severance or termination pay to any Employee (other than any executive officer or director) of Compaq in the ordinary course of business consistent with past practices in connection with the termination of an Employee's employment in such reasonable amounts as Compaq deems advisable, in its good faith judgment, to avoid a material risk of litigation, or (d) taking any action set forth in Section 4.1(b)(xiii) of the Compaq Disclosure Schedule; or (e) entering into any employment, severance, termination or indemnification agreement with any Compaq Employee in the ordinary course of business consistent with past practice and (i) solely with respect to Employees other than any Compaq Key Employee and (ii) with respect to any Compaq Key Employee, if such employment is "at-will" and does not contain severance or termination payments (it being understood that at the time of, and in connection with, the termination of any Compaq Key Employee's employment, Compaq may enter into severance and/or termination under the circumstances set forth in clause (c) of this Section 4.1(b)(xiii));

      (xiv) Subject HP or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

      (xv) In the case of Compaq, enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material Intellectual Property owned by HP or any of its Subsidiaries; or

      (xvi) Agree in writing or otherwise to take any of the actions described in (i) through (xiv) above.

   (c) Consultation. In addition, without limiting the generality of Section 4.1(a) or Section 4.1(b), prior to taking any of the following actions, the party seeking to do so shall first consult with the other party's Chief Executive Officer or Chief Financial Officer or a designee thereof and shall in good faith consider the advice of such party with respect to such action:

      (i) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

      (ii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Compaq Material Contract, in the case of Compaq, or HP Material Contract, in the case of HP, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to such party, other than any modification, amendment or termination of any such Compaq Material Contract or HP Material Contract, as the case may be, in the ordinary course of business, consistent with past practice;

      (iii) Grant any exclusive rights with respect to any material Intellectual Property of such party; or

      (iv) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Indebtedness") other than, in the case of Compaq, Permitted Compaq Indebtedness, and in the case of HP, Permitted HP Indebtedness (as defined below);

      For purposes of this Agreement, "Permitted Compaq Indebtedness" shall mean the following Indebtedness: up to one billion dollars
   ($1,000,000,000.00) additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of Compaq outstanding as of the date hereof;

      For purposes of this Agreement, "Permitted HP Indebtedness" shall mean the following Indebtedness: up to one billion five hundred million dollars ($1,500,000,000.00) additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of Compaq outstanding as of the date hereof;

      (v) Agree in writing or otherwise to take any of the actions described in
   (i) through (iv) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, HP and Compaq will prepare and file with the SEC the Prospectus/Proxy Statement, and HP will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. HP and Compaq will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of HP and Compaq will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of HP and Compaq will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement, HP or Compaq, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of HP and/or Compaq, such amendment or supplement. Each of HP and Compaq shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of HP and Compaq will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. HP shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of HP Common Stock in the Merger and the conversion of Compaq Options into options to acquire HP Common Stock, and Compaq shall furnish any information concerning Compaq and the holders of Compaq Common Stock and Compaq Options as may be reasonably requested in connection with any such action.

   5.2 Meetings of Stockholders; Board Recommendation.

   (a) Meeting of Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, each of HP and Compaq will take all action necessary in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its respective stockholders to consider, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and approval of the Merger (each, a "Stockholders' Meeting") to be held as promptly as practicable (without limitation, within 60 days, if practicable) after the declaration of effectiveness of the Registration Statement. Each of HP and Compaq will use all reasonable efforts to hold their respective Stockholders' Meetings on the same date. Subject to Section 5.3(d), each of HP and Compaq will use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of NYSE or the Pacific Stock Exchange ("PCX") or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, HP or Compaq, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of HP or Compaq, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of HP and Compaq shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NYSE and PCX and all other applicable Legal Requirements.

   (b) Board Recommendation. Except to the extent expressly permitted by
Section 5.3(d): (i) the Board of Directors of each of HP and Compaq shall recommend that the respective stockholders of HP and Compaq vote in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and approval of the Merger, at their respective Stockholders' Meetings, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of HP has recommended that HP's stockholders vote in favor of the Stock Issuance at the HP Stockholders' Meeting and the Board of Directors of Compaq has recommended that Compaq's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Compaq Stockholders' Meeting, and (iii) neither the Board of Directors of HP or Compaq nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of HP and Compaq vote in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and the Merger.

   5.3 Acquisition Proposals.

   (a) No Solicitation. Each of HP and Compaq agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(g)) with respect to itself,
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. HP and Compaq, as the case may be, and their respective Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

   (b) Notification of Unsolicited Acquisition Proposals.

      (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, HP or Compaq, as the case may be, shall provide the other party hereto with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall provide the other party hereto as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material

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

   respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the other party hereto a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

      (ii) HP or Compaq, as the case may be, shall provide the other party hereto with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

   (c) Superior Offers. Notwithstanding anything to the contrary contained in
Section 5.3(a), in the event that HP or Compaq, as the case may be, receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

      (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives the other party hereto written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished); and

      (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives the other party hereto written notice of the its intention to enter into negotiations with such third party.

   (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of HP or Compaq, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (v) are met:

      (i) A Superior Offer with respect to it has been made and has not been withdrawn;

      (ii) Its Stockholders' Meeting has not occurred;

      (iii) It shall have (A) provided to the other party hereto written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to the other party hereto a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to the other party hereto all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

      (iv) Its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law; and

      (v) It shall not have breached in any material respect any of the provisions set forth in Section 5.2 or this Section 5.3.

   (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of HP or Compaq, as the case may be, to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Neither HP nor Compaq shall submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

   (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither party shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

   (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (i) "Acquisition Proposal," with respect to a party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of such party (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of such party (provided, however, a HP Permitted Acquisition shall not be deemed an Acquisition Proposal with respect to HP and a Compaq Permitted Acquisition shall not be deemed an Acquisition Proposal with respect to Compaq and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

      (ii) "Superior Offer," with respect to party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

   5.4 Confidentiality; Access to Information; No Modification of
Representations, Warranties or Covenants.

   (a) Confidentiality. The parties acknowledge that Compaq and HP have previously executed a Confidentiality Agreement dated June 29, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of HP and Compaq will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

   (b) Access to Information. Each of Compaq, Merger Sub and HP will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request by the other party hereto, each of HP and Merger Sub, on the one hand, and Compaq, on the other hand, shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

   (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

   5.5 Public Disclosure. Without limiting any other provision of this Agreement, HP and Compaq will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the NYSE, PCX or any other applicable national or regional securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Regulatory Filings; Reasonable Efforts.

   (a) Regulatory Filings. Each of HP, Merger Sub and Compaq shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of HP, Merger Sub and Compaq shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act,
(ii) a Form CO with the European Commission as required by the EC Merger Regulation, (iii) any other filing necessary to obtain any Necessary Consent,
(iv) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (v) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of HP and Compaq will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

   (b) Exchange of Information. HP, Merger Sub and Compaq each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Compaq and HP shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in

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

connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of HP and Compaq need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

   (c) Notification. Each of HP, Merger Sub and Compaq will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and
(ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), HP, Merger Sub or Compaq, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

   (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and
Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Compaq and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

   (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require HP or Compaq or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined below) which would be reasonably likely materially adversely impact the benefits expected to be derived by HP and its Subsidiaries (on a combined basis with Compaq and its Subsidiaries) as a result of the transactions contemplated hereby or would be reasonably likely to materially adversely affect HP and its Subsidiaries (on a combined basis with Compaq and its Subsidiaries) following the Merger (a "Restricted Divestiture"). For purposes of this Agreement, an "Action of Divestiture" shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to HP, Compaq or any of their respective Subsidiaries or the holding separate of Compaq capital stock or imposing or seeking to impose any limitation on the ability of HP, Compaq or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of Compaq's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

   5.7 Notification of Certain Matters.

   (a) By Compaq. Compaq shall give prompt notice to HP and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Compaq to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

   (b) By HP. HP and Merger Sub shall give prompt notice to Compaq of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of HP to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

   5.8 Third-Party Consents. As soon as practicable following the date hereof, HP and Compaq will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.9 Equity Awards and Employee Benefits.

   (a) Assumption of Stock Options. At the Effective Time, each then outstanding Compaq Option (including each Compaq SAR), whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, will be assumed by HP. Each Compaq Option so assumed by HP under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Compaq Option (including any applicable stock option agreement or other document evidencing such Compaq Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Compaq Option will be exercisable (or will become exercisable in accordance with its terms) for (or will relate to, in the case of a Compaq SAR)) that number of whole shares of HP Common Stock equal to the product of the number of shares of Compaq Common Stock that were issuable upon exercise of such Compaq Option (or, in the case of Compaq SARs, the number of shares of Compaq Common Stock subject to such Compaq SAR) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of HP Common Stock and (ii) the per share exercise price for the shares of HP Common Stock issuable upon exercise of such assumed Compaq Option (or the base price to which the assumed Compaq SAR relates) will be equal to the quotient determined by dividing the exercise price per share of Compaq Common Stock at which such Compaq Option was exercisable (or the base price subject to the Compaq SAR) immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Compaq Option (including each Compaq SAR) shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Compaq Option (or Compaq SAR) by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, HP will issue to each Person who holds an assumed Compaq Option (including each Compaq SAR) a document evidencing the foregoing assumption of such Compaq Option (including each Compaq SAR) by HP.

   (b) Incentive Stock Options. The conversion of Compaq Options provided for in Section 5.9(a), with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

   (c) Termination of Compaq Employee Stock Purchase Plans. Prior to the Effective Time, each of the Compaq Purchase Plans shall be terminated. The rights of participants in each Compaq Purchase Plan with respect to any offering period then underway under such Compaq Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of Compaq immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Compaq Purchase Plan. Prior to the Effective Time, Compaq shall take all actions (including, if appropriate, amending the terms of such Compaq Purchase Plan that are necessary to give effect to the transactions contemplated by this
Section 5.9(c).

   (d) Employee Compensation. For a twelve (12) month period following the Effective Time, HP will use all reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation who shall have been employees of Compaq immediately prior to the Effective Time ("Continuing Employees"), a total compensation (including benefits) package that, in the aggregate, is generally comparable to the total compensation (including benefits) package provided to those employees prior to the execution of this Agreement.

   (e) Service Credit. Following the Effective Time, HP will use all reasonable efforts to give each Continuing Employee full credit for prior service with Compaq or its Subsidiaries for purposes of (i) eligibility and vesting under any HP Benefit Plan, (ii) determination of benefits levels under any vacation or severance HP Benefit Plan and (iii) determination of "retiree" status under any equity compensation HP Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause HP or its Subsidiaries or any HP Benefit Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the HP Benefit Plan.

   (f) Employee Communications. With respect to matters described in Section 5.9, Compaq will use all reasonable efforts to consult with HP (and consider in good faith the advice of HP) prior to sending any notices or other communication materials to its Employees.

   (g) Plan Documents. Without limiting the generality of Section 5.4(b), as promptly as practicable following the date hereof (if practicable, with thirty
(30) days from the date hereof), Compaq shall provide access to HP to copies of: (i) all documents embodying all Compaq Benefit Plans, (ii) the most recent annual actuarial valuations and/or audited statement of assets and liabilities for each Compaq Retirement Plan, if any, for each Compaq Benefit Plan, (iii) the three (3) most recent annual reports, returns, securities registration statements or other filings, if any, required to be filed with any Governmental Entity under applicable Legal Requirement in connection with each Compaq Benefit Plan, (iv) the most recent Approval for each Compaq Benefit Plan, as applicable, (v) all material correspondence to or from any Governmental Entity relating to any Compaq Benefit Plan, (vi) all material communications to Employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Compaq Benefit Plan or proposed Compaq Benefit Plan, and (vii) a summary with respect to each Compaq Option outstanding as of the date of this Agreement of: (a) the particular Compaq Stock Option Plan (if any) pursuant to which such Compaq Option was granted, (b) the name and location of the holder or receipt of such Compaq Option, (c) the number of shares of Compaq Common Stock subject to such Compaq Option or value covered thereby, (d) the exercise or base price of such Compaq Option, (e) the date on which such Compaq Option was granted, (f) the applicable vesting schedule and the extent to which such Compaq Option is vested and exercisable as of the date of this Agreement, and
(g) the date on which such Compaq Option expires.

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

   5.10 Form S-8. HP agrees to file a registration statement on Form S-8 for the shares of HP Common Stock issuable with respect to assumed Compaq Options to the extent Form S-8 is available as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

   5.11 Indemnification.

   (a) Indemnity. From and after the Effective Time, HP will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Compaq pursuant to any indemnification agreements between Compaq and its directors and officers immediately prior to the Effective Time (the "Indemnified Parties"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Compaq, unless such modification is required by law.

   (b) Insurance. For a period of six years after the Effective Time, HP will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained in directors' and officers' liability insurance maintained by Compaq covering those persons who are covered by Compaq's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Compaq for a period of six
(6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by Compaq for such coverage (and to the extent annual premium would exceed one hundred fifty percent (150%) of the annual premium currently paid by Compaq for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium).

   (c) Third-Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on HP and the Surviving Corporation and its successors and assigns. In the event HP or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of HP or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to HP or the Surviving Corporation, as the case may be, in this Section 5.11.

   5.12 Board of Directors and Executive Officers of HP.

   (a) Compaq Designated Directors. The Board of Directors of HP will take all actions necessary such that effective as of immediately following the Effective Time, five (5) directors of Compaq reasonably acceptable to HP, including Michael D. Capellas, shall become members of the Board of Directors of HP (the "Compaq Designated Directors") and the Board of Directors of HP will have no more than two directors who are employees of HP immediately following the Effective Time (it being understood that in the event that at the Effective Time Michael D. Capellas is unable or unavailable to serve as a director of HP, Compaq shall be entitled to designate an alternative person reasonably acceptable to HP to serve as a member of the HP Board of Directors in lieu of Michael D. Capellas.

   (b) Board Committees. It is the intention of the Board of Directors of HP that (i) there will be at least one Compaq Designated Director on each committee of the Board of Directors of HP and (ii) the chairman of at least

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

one of the following committees of the Board of Directors of HP will be a Compaq Designated Director: (A) Audit, (B) Compensation, (C) Finance and Investment, and (D) Nominating and Governance.

   (c) Executive Officers. HP will negotiate in good faith with certain persons who are current senior executives of HP and Compaq who are expected to become (or continue to be) senior executives of HP following the Merger for such persons to accept the positions and the terms of employment previously discussed between Compaq and HP.

   5.13 NYSE and PCX Listings. Prior to the Effective Time, HP agrees to use all reasonable efforts to authorize for listing on NYSE and PCX the shares of HP Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

   5.14 Compaq Affiliates; Restrictive Legend. Compaq will use all reasonable efforts to deliver or cause to be delivered to HP, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of Compaq for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by HP and reasonably acceptable to Compaq. HP will give stop transfer instructions to its transfer agent with respect to any HP Common Stock received pursuant to the Merger by any stockholder of Compaq who may reasonably be deemed to be an affiliate of Compaq for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such HP Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to HP, in form and substance that such transfer is exempt from registration under the Securities Act.

   5.15 Treatment as Reorganization. None of HP, Merger Sub or Compaq shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of
Section 368(a) of the Code.

   5.16 Rights Plans.

   (a) Compaq Rights Plan. Compaq shall, and shall cause its transfer agent, as rights agent, to, enter into the Compaq Rights Agreement as promptly as practicable after the date hereof (but in no event later than three (3) business days following the date hereof). Compaq shall set the record date for the Compaq Rights Dividend as September 17, 2001 and shall pay the Compaq Rights Dividend not later than September 27, 2001. Compaq shall not redeem the Compaq Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the Compaq Rights Plan prior to the Effective Time unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Offer with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

   (b) HP Rights Plan. HP shall, and shall cause its transfer agent, as rights agent, to, enter into the HP Rights Agreement as promptly as practicable after the date hereof (but in no event later than three (3) business days following the date hereof). HP shall set the record date for the HP Rights Dividend as September 17, 2001 and shall pay the HP Rights Dividend not later than September 27, 2001. HP shall not redeem the HP Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the HP Rights Plan prior to the Effective Time unless, and only to the extent that:
(i) it is required to do so by order of a court of competent jurisdiction or
(ii) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Offer with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

   5.17 Section 16 Matters. Prior to the Effective Time, HP and Compaq shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Compaq Common Stock (including derivative securities with respect to Compaq Common Stock) or acquisitions of HP Common Stock (including derivative securities with respect to HP Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to Compaq to be exempt under Rule 16b-3 promulgated under the Exchange Act.

   5.18 Merger Sub Compliance. HP shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into Compaq pursuant to this Agreement.

   5.19 Conveyance Taxes. HP, Merger Sub and Compaq shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; provided, however, that, as between HP and Compaq, Compaq shall pay on behalf of those Persons holding Compaq Common Stock immediately prior to the Effective Time any real estate transfer or similar Taxes payable by such Person in connection with Merger.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

   6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Compaq and the Stock Issuance shall have been approved by the stockholders of HP.

      (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on HP and its Subsidiaries, on a combined basis with Compaq and its Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

      (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

      (d) HSR Act; EC Merger Regulation. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. Any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation, respectively. All other material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

      (e) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or
   (ii) seeking to require HP or Compaq or any Subsidiary or affiliate to effect a Restricted Divestiture.

      (f) Tax Opinions. HP and Compaq shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Skadden, Arps, Slate, Meagher & Flom, LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn.

      (g) NYSE and PCX Listing. The shares of HP Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on each of the NYSE and PCX, subject to official notice of issuance.

   6.2 Additional Conditions to the Obligations of Compaq. The obligation of Compaq to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Compaq:

      (a) Representations and Warranties. The representations and warranties of HP and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on HP at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the HP Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Compaq shall have received a certificate with respect to the foregoing signed on behalf of HP, with respect to the representations and warranties of HP, by an authorized senior executive officer of HP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

      (b) Agreements and Covenants. HP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Compaq shall have received a certificate with respect to the foregoing signed on behalf of HP, with respect to the covenants of HP, by an authorized senior executive officer of HP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

      (c) Material Adverse Effect. No Material Adverse Effect on HP shall have occurred since the date hereof and be continuing.

   6.3 Additional Conditions to the Obligations of HP. The obligations of HP and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by HP and Merger Sub:

      (a) Representations and Warranties. The representations and warranties of Compaq contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Compaq at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Compaq Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). HP and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of Compaq by an authorized senior executive officer of Compaq.

      (b) Agreements and Covenants. Compaq shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and HP and Merger Sub shall have received a certificate to such effect signed on behalf of Compaq by an authorized senior executive officer of Compaq.

      (c) Material Adverse Effect. No Material Adverse Effect on Compaq shall have occurred since the date hereof and be continuing.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Compaq or HP:

      (a) by mutual written consent duly authorized by the Boards of Directors of HP and Compaq;

      (b) by either Compaq or HP if the Merger shall not have been consummated by May 31, 2002 (which date shall be extended to August 30, 2002, if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or
   Section 6.1(e)) (as appropriate, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

      (c) by either Compaq or HP if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by either Compaq or HP if the required approval of the stockholders of HP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of HP stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to HP where the failure to obtain HP stockholder approval shall have been caused by the action or failure to act of HP and such action or failure to act constitutes a material breach by HP of this Agreement;

      (e) by either Compaq or HP if the required approval of the stockholders of Compaq contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Compaq stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
   Section 7.1(e) shall not be available to Compaq where the failure to obtain Compaq stockholder approval shall have been caused by the action or failure to act of Compaq and such action or failure to act constitutes a material breach by Compaq of this Agreement;

      (f) by HP (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Compaq) if a Triggering Event (as defined below in this Section 7.1) with respect to Compaq shall have occurred;

      (g) by Compaq (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of HP) if a Triggering Event with respect to HP shall have occurred;

      (h) by Compaq, upon a breach of any representation, warranty, covenant or agreement on the part of HP set forth in this Agreement, or if any representation or warranty of HP shall have become untrue, in

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

   either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in HP's representations and warranties or breach by HP is curable by HP prior to the End Date through the exercise of reasonable efforts, then Compaq may not terminate this Agreement under this Section 7.1(h) prior to sixty (60) days following the receipt of written notice from Compaq to HP of such breach, provided that HP continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that Compaq may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by HP is cured within such sixty (60) day period);

      (i) by HP, upon a breach of any representation, warranty, covenant or agreement on the part of Compaq set forth in this Agreement, or if any representation or warranty of Compaq shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Compaq's representations and warranties or breach by Compaq is curable by Compaq prior to the End Date through the exercise of reasonable efforts, then HP may not terminate this Agreement under this Section 7.1(i) prior to the End Date sixty (60) days following the receipt of written notice from HP to Compaq of such breach, provided that Compaq continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that HP may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by Compaq is cured within such sixty (60) day period);

      (j) by HP, if a Material Adverse Effect on Compaq shall have occurred since the date hereof; and

      (k) by Compaq, if a Material Adverse Effect on HP shall have occurred since the date hereof.

   For the purposes of this Agreement, a "Triggering Event," with respect to a party hereto, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party hereto its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) calendar days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether

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

or not the Merger is consummated; provided, however, that HP and Compaq shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, the Form CO filed with the European Commission under the EC Merger Regulation and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

   (b) Payments.

      (i) Payment by Compaq. In the event that this Agreement is terminated by HP or Compaq, as applicable, pursuant to Sections 7.1(b), (e), or (f), Compaq shall promptly, but in no event later than two (2) business days after the date of such termination, pay HP a fee equal to six hundred seventy five million dollars ($675,000,000.00) in immediately available funds (the "Compaq Termination Fee"); provided, that in the case of termination under Section 7.1(b) or 7.1(e): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to Compaq and (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iv)) of Compaq is consummated or (2) within twelve (12) months following the termination of this Agreement Compaq enters into an agreement providing for an Acquisition of Compaq and an Acquisition of Compaq is consummated within twenty-four (24) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of Compaq.

      (ii) Payment by HP. In the event that this Agreement is terminated by HP or Compaq, as applicable, pursuant to Sections 7.1(b), (d), or (g), HP shall promptly, but in no event later than two (2) business days after the date of such termination, pay Compaq a fee equal to six hundred seventy five million dollars ($675,000,000.00) in immediately available funds (the "HP Termination Fee"); provided, that in the case of termination under Section 7.1(b) or 7.1(d): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to HP and (1) within twelve (12) months following the termination of this Agreement an Acquisition of HP is consummated or (2) within twelve (12) months following the termination of this Agreement HP enters into an agreement providing for an Acquisition of HP and an Acquisition of HP is consummated within twenty-four (24) months following the termination of this Agreement; and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of HP.

      (iii) Interest and Costs; Other Remedies. Each of HP and Compaq acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if HP or Compaq, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

      (iv) Certain Definitions. For the purposes of this Section 7.3(b) only, "Acquisition," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of HP and Compaq, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of HP, Merger Sub and Compaq.

   7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Compaq, HP and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      (a) if to HP or Merger Sub, to:

          Hewlett-Packard Company
          3000 Hanover Street
          Palo Alto, California 94304
          Attention: Chief Executive Officer
          Telephone No.: (650) 857-1501
          Telecopy No.: (650) 852-2977

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

          with copies to:

          Hewlett-Packard Company
          3000 Hanover Street
          Palo Alto, California 94304
          Attention: General Counsel
          Telephone No.: (650) 857-1501
          Telecopy No.: (650) 857-4837

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini
          Martin W. Korman
          Bradley L. Finkelstein
          Telephone No.: (650) 493-9300
          Telecopy No.: (650) 493-6811

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          Lancaster Building WestPark
          7927 Jones Branch Drive #400
          McLean, Virgnia 22102-3322
          Attention: Robert D. Sanchez
          Telephone No.: (703) 734-3100
          Telecopy No.: (703) 734-3199

      (b) if to Compaq, to:

          Compaq Computer Corporation
          20555 SH 249
          Houston, Texas 77070
          Attention: Chief Executive Officer
          Telephone No.: (281) 514-8705
          Telecopy No.: (281) 518-6807

      with copies to:

          Compaq Computer Corporation
          20555 SH 249
          Houston, Texas 77070
          Attention: General Counsel
          Telephone No.: (281) 518-4422
          Telecopy No.: (281) 518-6807

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attention: Roger S. Aaron
          Telephone No.: (212) 735-3000
          Telecopy No.: (212) 735-2000

          Skadden, Arps, Slate, Meagher & Flom LLP
          525 University Avenue, Suite 1100
          Palo Alto, California 94301
          Attention: Kenton J. King
                  Celeste E. Greene
          Telephone No.: (650) 470-4500
          Telecopy No.: (650) 470-4570

   8.3 Interpretation; Knowledge.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Compaq Disclosure Letter with regard to a representation of Compaq, or in the HP Disclosure Letter with regard to a representation of HP or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant.

   (b) For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of such party, has actual knowledge of such matter, after inquiry of their respective direct reports.

   (c) For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or, if such entity is Compaq, Compaq taken as a whole with its Subsidiaries or HP taken as a whole with its Subsidiaries) or (ii) materially impede the authority of such entity, or, in any case, HP, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause
(i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (provided that the exception in this clause (B) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Section 2.3,
Section 2.7(b), Section 2.14, Section 3.3 and Section 3.13), (C) any change in such entity's stock price or trading volume, in and of itself, (D) any failure by such entity to meet published revenue or earnings projections, in and of itself, (E) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (F) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), or (G) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

   (d) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Compaq Disclosure Letter and the HP Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Sections 5.9(d), 5.9(e), 5.12(b) and 5.12(c) are statements of intent and no Continuing Employee or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Continuing Employee or other Person is or is intended to be a third-party beneficiary thereof.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance.

   (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

   (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section
8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 Waiver of Jury Trial. EACH OF HP, MERGER SUB AND COMPAQ HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF HP, MERGER SUB OR COMPAQ IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          HEWLETT-PACKARD COMPANY

                                          By: /S/ CARLETON S. FIORINA
                                             __________________________________
                                             Carleton S. Fiorina
                                             Chairman and Chief Executive
                                            Officer

                                          HELOISE MERGER CORPORATION

                                          By: /S/ ROBERT P. WAYMAN
                                             __________________________________
                                             Robert P. Wayman
                                             President

                                          COMPAQ COMPUTER CORPORATION

                                          By: /S/ MICHAEL D. CAPELLAS
                                             __________________________________
                                             Michael D. Capellas
                                             Chairman and Chief Executive
                                            Officer

                   ****AGREEMENT AND PLAN OF REORGANIZATION****

                                                                        ANNEX B

PERSONAL AND CONFIDENTIAL

September 3, 2001

Board of Directors
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Hewlett-Packard Company ("Hewlett-Packard") of the exchange ratio (the "Exchange Ratio") of 0.6325 shares of Common Stock, par value $0.01 per share (the "Hewlett-Packard Shares"), of Hewlett-Packard to be exchanged by Hewlett-Packard for each share of Common Stock, par value $0.01 per share (the "Compaq Shares"), of Compaq Computer Corporation ("Compaq") pursuant to the Agreement and Plan of Reorganization; dated as of September 3, 2001 (the "Agreement"), by and among Hewlett-Packard, Heloise Merger Corporation, a wholly owned subsidiary of Hewlett-Packard, and Compaq.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hewlett-Packard having provided investment banking services to Hewlett-Packard from time to time, including having acted as co-manager on the initial public offering of shares of Common Stock, par value $0.01 per share (the "Agilent Shares"), of Agilent Technologies Inc. ("Agilent"), an affiliate of Hewlett-Packard, in November 1999; having acted as manager of public offerings of debt securities of Hewlett-Packard in June 2000 (aggregate principal amount $1.5 billion), in July 2001 (aggregate principal amount $750 million) and in August 2001 (aggregate principal amount $50 million); and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Compaq from time to time. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hewlett-Packard or Compaq for its own account and for the accounts of customers. As of August 31, 2001, Goldman Sachs accumulated a net long position of 451,315 Hewlett-Packard Shares, a net long position of 160,896 Compaq Shares and a net long position of convertible bonds of Compaq with an aggregate principal amount of $42,400,000.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Hewlett-Packard for the five fiscal

Board of Directors
Hewlett-Packard Company
September 3, 2001
Page Two

years ended October 31, 2000 and Annual Reports to Stockholders on Form 10-K of Compaq for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Hewlett-Packard and Compaq; certain other communications from Hewlett-Packard and Compaq to their respective stockholders; and certain internal financial analyses and forecasts for Hewlett-Packard and Compaq prepared by their respective managements, including certain cost savings and operating synergies projected by the management of Hewlett-Packard to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of Hewlett-Packard and Compaq regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Hewlett-Packard Shares and the Compaq Shares, compared certain financial and stock market information for Hewlett-Packard and for Compaq with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the computer hardware industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of Hewlett-Packard and Compaq, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Hewlett-Packard and Compaq, and that such Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Hewlett-Packard or Compaq or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any meaningful adverse effect on Hewlett-Packard or Compaq or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Hewlett-Packard in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Hewlett-Packard Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to Hewlett-Packard.

Very truly yours,

--------------------------------------

                                                                        ANNEX C

                     [LETTERHEAD OF SALOMON SMITH BARNEY]

September 3, 2001

The Board of Directors
Compaq Computer Corporation
20555 State Highway 249
Houston, TX 77070

Ladies and Gentlemen:

   You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the common stock of Compaq Computer Corporation (the "Company"), par value $0.01 per share ("Company Common Stock"), of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, Hewlett Packard Corporation ("Parent") and Heloise Merger Corporation, a wholly-owned subsidiary of Parent ("Merger Sub").

   As more fully described in the Agreement, Merger Sub will merge with and into the Company (the "Merger") and each outstanding share of Company Common Stock (other than certain shares specified in the Agreement) will be converted into the right to receive 0.6325 (the "Exchange Ratio") of a share of the common stock of Parent, par value $0.01 per share ("Parent Common Stock").

   In connection with rendering our opinion, we have, among other things, reviewed a September 3, 2001 draft of the Agreement in the form provided to us and held discussions with certain senior officers and other representatives and advisors of the Company and Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent and the industries in which they operate, as well as certain financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the Merger, and other information and data regarding the Company and Parent which were provided to or otherwise discussed with us by the management of the Company and Parent. We reviewed the financial terms of the Merger, as set forth in the draft of the Agreement provided to us, in relation to, among other things, current and historical market prices and trading volumes of Company Common Stock and Parent Common Stock; the historical and projected earnings and other operating data of the Company and Parent; and the historical and projected capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain similar transactions recently effected or proposed which we considered relevant in evaluating the Merger and analyzed certain financial, stock market, economic and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or furnished to, discussed with or otherwise reviewed by or for us. With respect to financial forecasts and information relating to certain strategic implications and operational benefits anticipated to result from the Merger provided to us or otherwise reviewed by or discussed with us regarding the Company and Parent, we have been advised by the management of the Company and Parent that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent, as the case may be. We express no view with respect to such forecasts and other information or the assumptions on which they are based. We have

Board of Directors
Compaq Computer Corporation
September 3, 2001
Page 2

assumed that the Merger will be treated as a tax-free reorganization for United States federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we made any physical inspection of the properties or assets of the Company or Parent.

   For purposes of rendering our opinion, we have assumed that the representations and warranties of each party contained in the Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft provided to us. We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Merger contained in the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either the Company or Parent is a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on our analysis.

   Our opinion, as set forth herein, relates to the relative values of the Parent and the Company and does not imply any conclusion as to the likely trading range for Company Common Stock or Parent Common Stock following the announcement or consummation of the Merger, which range may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market, economic and other conditions and circumstances disclosed to us as they exist and can be evaluated as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

   As you are aware, Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will be received in connection with the execution of the Agreement and a significant portion of which is payable only upon the consummation of the Merger. We have in the past and currently are providing investment banking services to the Company unrelated to the Merger, for which we have received and may receive compensation. We have in the past provided investment banking services to Parent unrelated to the Merger, for which we have received compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the debt or equity securities of the Company and Parent and/or their respective affiliates for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with the Company, Parent and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger. Our opinion and any additional materials provided in connection with the opinion may not be published or otherwise used or referred to, nor shall any public reference be made to Salomon Smith Barney Inc. without our prior written consent.

Board of Directors
Compaq Computer Corporation
September 3, 2001
Page 3

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

                                          By __________________________________

5980-8703 ENUC

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

   Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. HP's certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. HP's bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. HP's bylaws also provide (i) that we may expand the scope of the indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

Item 21. Exhibits and Financial Statement Schedules


Exhibit
Number  Exhibit Description
------  -------------------
  2.1   Agreement and Plan of Reorganization, dated as of September 4, 2001, by and among the registrant,
        Heloise Merger Corporation and Compaq Computer Corporation, filed herewith.(1)
  5.1   Form of legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, previously filed.(2)
  8.1   Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, to be filed by amendment.
  8.2   Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, to be filed by amendment.
 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1), to be filed by amendment.
 23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2), to be filed by amendment.
 23.3   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.
 23.4   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.
 23.5   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.
 23.6   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.
 24.1   Power of Attorney, previously filed.
 99.1   Form of Proxy for the registrant, filed herewith.
 99.2   Form of Proxy for Compaq Computer Corporation, filed herewith.
 99.3   Opinion of Goldman, Sachs & Co., financial advisor to the registrant, filed herewith.(3)

Exhibit
Number  Exhibit Description
------  -------------------
 99.4   Opinion of Salomon Smith Barney, Inc., financial advisor to Compaq Computer Corporation, filed herewith.(4)
 99.5   Consent of Goldman, Sachs & Co., financial advisor to the registrant, filed herewith.
 99.6   Consent of Salomon Smith Barney, Inc., financial advisor to Compaq Computer Corporation, filed herewith.
 99.7   Consent of Michael D. Capellas to be named as a director of the registrant upon completion of the merger, to be filed by amendment.
 99.8   Form of admission ticket and driving directions to special meeting of HP shareowners, to be filed by amendment.

--------
(1) Included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.
(2) The executed legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation will be filed by amendment.
(3) Included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement.
(4) Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

      (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (2) insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

      (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

      (4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registrant's registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on January 11, 2002.


                                          HEWLETT-PACKARD COMPANY

                                           By:  /S/ CHARLES N. CHARNAS
                                                ---------------------------
                                          Name: Charles N. Charnas
                                         Title: Assistant Secretary and Senior
                                                Managing Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registrant's registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.



        Signature                          Title                     Date
        ---------                          -----                     ----

            *                Chairman of the Board, President  January 11, 2002
-------------------------      and Chief Executive Officer
   Carleton S. Fiorina         (Principal Executive Officer)


            *                Executive Vice President, Finance January 11, 2002
-------------------------      and Administration, Chief
    Robert P. Wayman           Financial Officer and Director
                               (Principal Financial Officer)


            *                Vice President and Controller     January 11, 2002
-------------------------      (Principal Accounting Officer)
     Jon E. Flaxman


            *                Director                          January 11, 2002
-------------------------
    Philip M. Condit


            *                Director                          January 11, 2002
-------------------------
    Patricia C. Dunn


            *                Director                          January 11, 2002
-------------------------
        Sam Ginn


            *                Director                          January 11, 2002
-------------------------
   Richard A. Hackborn


-------------------------    Director
    Walter B. Hewlett


            *                Director                          January 11, 2002
-------------------------
  George A. Keyworth II


            *                Director                          January 11, 2002
-------------------------
 Robert E. Knowling, Jr.


*By:  /s/ CHARLES N. CHARNAS
     -------------------------
         Charles N. Charnas
         (Attorney-in-fact)

                                 EXHIBIT INDEX


Exhibit
Number  Exhibit Description
------  -------------------
  2.1   Agreement and Plan of Reorganization, dated as of September 4, 2001, by and among the registrant,
        Heloise Merger Corporation and Compaq Computer Corporation, filed herewith.(1)
  5.1   Form of legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, previously filed.(2)
  8.1   Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, to be filed by amendment.
  8.2   Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, to be filed by amendment.
 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1), to be filed by amendment.
 23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2), to be filed by amendment.
 23.3   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.
 23.4   Consent of Ernst & Young LLP, Independent Auditors, filed herewith.
 23.5   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.
 23.6   Consent of PricewaterhouseCoopers LLP, Independent Accountants, filed herewith.
 24.1   Power of Attorney, previously filed.
 99.1   Form of Proxy for the registrant, filed herewith.
 99.2   Form of Proxy for Compaq Computer Corporation, filed herewith.
 99.3   Opinion of Goldman, Sachs & Co., financial advisor to the registrant, filed herewith.(3)
 99.4   Opinion of Salomon Smith Barney, Inc., financial advisor to Compaq Computer Corporation, filed herewith.(4)
 99.5   Consent of Goldman, Sachs & Co., financial advisor to the registrant, filed herewith.
 99.6   Consent of Salomon Smith Barney, Inc., financial advisor to Compaq Computer Corporation, filed herewith.
 99.7   Consent of Michael D. Capellas to be named as a director of the registrant upon completion of the merger, to be filed by amendment.
 99.8   Form of admission ticket and driving directions to special meeting of HP shareowners, to be filed by amendment.

--------
(1) Included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.
(2) The executed legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation will be filed by amendment.
(3) Included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement.
(4) Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.